As filed with the Securities and Exchange Commission on June 18, 2015
Registration No. 333-199557

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SIDOTI & COMPANY, INC.
(Exact name of registrant as specified in its charter)
Delaware	6189	47-2060259
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
122 East 42nd Street
4th Floor
New York, NY 10168
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter T. Sidoti
Sidoti & Company, Inc.
122 East 42nd Street
4th Floor
New York, NY 10168
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Anna T. Pinedo, Esq. James R. Tanenbaum, Esq. Morrison & Foerster LLP 250 West 55th Street New York, NY 10019 Tel: (212) 468-8000 Fax: (212) 468-7900	Mark R. Diamond, Esq. Francis V. Vargas, III Esq. Rimon, P.C. One Embarcadero Center, Suite 400 San Francisco, CA 94111 Tel: (415) 683-5472 Fax: (800) 930-7271

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common stock $0.001 par value per share	$35,000,000.00	$4,067.00

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated June 18, 2015
PROSPECTUS
3,000,000 Shares

Common Stock

This is our initial public offering and no public market exists for our shares.
We are selling a minimum of  $25,500,000 of our common stock and a maximum of  $34,500,000 of our common stock. The underwriters must raise the minimum amount specified or the offering will terminate. It is currently estimated that the initial public offering price per share will be between $8.50 and $11.50. Immediately prior to the reorganization transaction, our Chairman and Chief Executive Officer, Peter Sidoti, and his family members will receive approximately $3.8 million, representing a return of 80% of the capital contributed by them in connection with having established Sidoti Holding Company, LLC, and a distribution in cash of accumulated profits held in such capital members’ capital accounts, as described further in the prospectus. Following the offering, Mr. Sidoti, together with his family, will own 45.9% of our shares.
We have applied to have our common stock listed on the Nasdaq Capital Market (“Nasdaq”), subject to notice of issuance, under the symbol “SDTI.”
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) and, as such, may elect to comply with certain reduced reporting requirements after this offering.
See “Risk Factors” on page 11 to read about factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial Public Offering Price(1)	$	$
Underwriting Discount and Commissions(2)	$	$
Net Proceeds (Before Expenses)	$	$

(1)
Assumes all shares are sold at the initial offering price.

(2)
Includes a structuring fee of  $325,000 payable, upon the consummation of this offering, to CSCA Capital Advisors, LLC. See “Underwriting (Conflicts of Interest).”

The method of distribution being used by the underwriters in this offering differs somewhat from that traditionally employed in underwritten offerings. The underwriters have agreed to use their best efforts to procure potential purchasers for the shares of common stock being offered pursuant to this prospectus. The offering will commence upon the date of this prospectus. All investor funds received from the date of this prospectus and prior to the closing date, which is also the termination date of the offering, will be deposited in an escrow account until closing. If, on the closing date, investor funds are not received in the escrow account in an amount equal to at least the minimum gross proceeds, the offering will terminate and any funds received will be returned promptly. See “Underwriting (Conflicts of Interest).”
The date of this Prospectus is            , 2015.

Sidoti & Company, LLC

Prospectus

Through and including             , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
Neither we nor any of the underwriters have done anything that would permit a public offering of our common stock or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside of the United States.
i

MARKET AND INDUSTRY DATA
The industry, market and competitive position data referenced throughout this prospectus are based on research, industry and general publications, including surveys and studies conducted by third parties. Industry publications, surveys and studies generally state that they have been obtained from sources believed to be reliable. While we are not aware of any misstatements regarding any industry, market or similar data presented herein, such data involve uncertainties and are subject to change based on various factors, including those discussed under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus.
In this prospectus, we use the term “micro-cap” to refer to public companies with market capitalizations less than $500 million and “small-cap” to refer to public companies with market capitalizations between $500 million and $3 billion.
ii

PROSPECTUS SUMMARY
This summary highlights information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including Sidoti Holding Company, LLC’s consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Unless otherwise expressly indicated or the context otherwise requires, we use the terms “Sidoti,” the “Company,” “we,” “us,” “our” or similar references to refer (1) prior to the consummation of the reorganization described under “Our History,” to Sidoti Holding Company, LLC and its consolidated subsidiaries, and (2) after the reorganization described under “Our History,” to Sidoti & Company, Inc. and its consolidated subsidiaries. All amounts in this prospectus are expressed in U.S. dollars and the consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).
Overview
We are a leading provider of institutional-quality equity research focused on small, publicly-traded companies that meet our proprietary criteria. Our current coverage universe comprises nearly 315 companies across a range of industries. These companies typically have market capitalizations of less than $3 billion and a history of profitability and they generally maintain strong balance sheets. These companies also tend to have limited, if any, equity research coverage by other Wall Street firms. We believe our approach affords our institutional investor clients a combination of high-quality research, a small- and micro-cap company focused nationwide sales effort, broad access to corporate management teams and extensive trading support. We do not serve retail clients, and we do not make our research available to retail clients. Our principal services include:
•
Equity Research:   We believe our commitment to unbiased, institutional-quality independent research has been responsible for our success and reputation since our inception in 1999. Our analysts’ recommendations are principally based on their detailed analysis of each company’s business model and cash flows and their assessment of a company’s investment merit. Our research analysts conduct their own due diligence, including meeting with executive officers and operations and financial professionals, and performing channel checks with customers, suppliers and competitors. As an additional service, we provide institutional clients with extensive access to the management teams of companies included in our research coverage universe. As of March 31, 2015, we had arranged 123 non-deal related management roadshows in 2015 for our institutional investor clients.

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Sales and Trading:   Our sales and trading team is made up of highly experienced professionals who have established relationships with many of the leading institutional investors that focus on small-cap and micro-cap companies. Our small- and micro-cap oriented trading desk, which has been in operation since 2004, employs its extensive experience in assisting institutions with prompt order execution and a competitive commission structure.

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Investor Conferences:   We organize small-cap and micro-cap investor conferences where we encourage our covered companies to present to dedicated small-cap and micro-cap institutional investors.

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Investment Banking Services:   We also are included as an underwriter, placement agent or initial purchaser primarily in equity securities offerings undertaken by companies for which we provide research coverage. We also offer these companies assistance with block trades, share repurchase programs and similar transactions.

We had revenues of  $30.3 million, $25.5 million, and $5.3 million and net income of  $0.8 million, $0.7 million and $38,400, for 2013, 2014 and the three months ended March 31, 2015, respectively.

Our Research-Based Focus
We commenced operations in 1999 as an independent research firm. Although we have grown since inception, our approach remains centered on high-quality research in areas that we believe are underserved — namely the small- and micro-cap sectors. We have introduced new services, such as sales and trading and investment banking, all relying on the depth of our knowledge and expertise in the small- and micro-cap sectors. We believe that our distinct focus and expertise will enable us to expand into new businesses, such as asset management.
Our research principally targets small, publicly traded companies with a market capitalization of $3 billion or less, a history of profitability and little to no research coverage by other Wall Street brokerage firms. Our recommendations are based solely on a company’s investment merit and are not conditioned upon our receipt of corporate finance or other fees. We encourage the companies we cover to participate in the conferences and non-deal roadshows that we organize, because we believe that broad access to our coverage companies’ management teams enhances our total research offering, which our clients can use to improve their trading decisions and ultimately their investment returns. Our analysts conduct their own due diligence and generally avoid those companies that limit access to their senior executives.
Our research process begins with the application of several selection methods and proprietary screens to identify potential research candidates. Once an analyst establishes coverage of a company in a particular industry, that analyst may identify other companies that meet our coverage criteria. In addition, we are occasionally approached by institutional investors who may identify potential research opportunities.
Our analysts strive to focus on a company’s financial and operating fundamentals, including, but not limited to, a comprehensive review of cash flows from operations and earnings. As part of their due diligence, our analysts will typically reach out to a company’s customers, suppliers and competitors. They may also visit company facilities, as appropriate. Many of our analysts cover specific sectors including consumer discretionary, consumer staples, energy, financials, healthcare, industrials, information technology, materials, telecommunications services and utilities. Certain of our analysts concentrate on “special situations” where companies do not neatly fall into any particular industry segment.
Our research on a company starts with an eight-page initiation report that details the company’s cash flows and balance sheet, and includes, among other things, quarterly earnings projections at least six quarters beyond the launch date and a price target. Our rating system consists of two ratings. We launch coverage at a “BUY” rating on companies that we project offer at least 25% capital appreciation potential over the 12-month period from the date of the report, and at a “NEUTRAL” where a stock is unlikely to produce as meaningful a gain or may decline in value. We publish notes and special reports, including our cash flow leaders report and our best of BUY-rated ideas. In conjunction with our exclusive investor conferences, we produce supplemental publications covering all of the companies presenting at these client-only events.
We believe that there are approximately 5,000 publicly traded companies that could meet our proprietary coverage criteria, thereby providing us with an opportunity to expand significantly our coverage universe.
Our equity research coverage forms the basis of our relationships with our institutional clients that then direct their trading to us. These clients place trades through our sales and trading desk for those securities that they believe will complement their portfolios and market outlook. Without our equity research coverage, we would not have a sales and trading business.
Asset Management Platform
As discussed under “Growth Strategy” below, we intend to leverage our established research brand to expand into the asset management business. As part of the infrastructure for this business, in June 2014, we created three new entities, including two wholly-owned subsidiaries, Sidoti Capital Management, LLC (the “Adviser”) and Sidoti Micro Cap GP, LLC (the “General Partner”), and an asset management fund, Sidoti Micro Cap Fund, LP (the “Partnership”). The Partnership’s financial statements have been consolidated into the consolidated financial statements of Sidoti Holding Company, LLC because the General Partner has a controlling interest in the Partnership. In October 2014, the Adviser entered into a subadvisory agreement (the “Subadvisory Agreement”) with Liberty Park Capital Management, LLC (the “Subadviser”) to manage the investments and day-to-day operations of the Partnership. The Partnership currently has total assets under management of  $2 million, representing the funds seeded by our founder and Chief Executive Officer, Peter Sidoti, and three of Mr. Sidoti’s family members. The Partnership is not yet soliciting investor contributions, and we expect that it will not do so until after the consummation of this offering.
Market Opportunities
Since the mid-1990s, there have been many acquisitions of U.S. investment banking firms that we would consider our direct peers or competitors. Most of these firms were acquired by larger financial institutions, including U.S. and international depository institutions, insurance companies and investment banking firms. We believe this continued industry consolidation has led to:
•
the tendency of major financial institutions — and firms acquired by them — to focus their investment banking resources (including corporate finance and research) on more mature industry segments, companies with larger market capitalizations and larger investment banking transactions that may offer larger investment banking fees and may be attractive to a greater number of institutional investors;

•
a reduction of equity research coverage, specifically of small- and micro-cap companies, due to a decrease in the number of firms interested in covering small- and micro-cap companies and a shift in the focus of acquired financial institutions toward coverage of companies with larger market capitalizations; and

•
restructurings and downsizings within the remaining boutique investment banks, due to competition from larger investment banking firms and an overall decline in demand for investment banking services, resulting in the further reduction of investment banking and brokerage resources allocated to small- and micro-cap companies and their investors.

We believe that small- and micro-cap companies now receive less consistent attention from consolidated investment banking firms, which pursue larger clients and transactions. Due to our nearly exclusive small- and micro-cap company focus, we believe that our extensive relationships and expertise in covering these companies provide us with a distinct competitive advantage.
As such, we intend to expand third-party distribution arrangements, pursuant to which financial information and analytics aggregators take our research and offer it on a delayed basis to private capital investors. We believe that this represents a potential new market for our research. We may also partner directly with investment banks that can use our small- and micro-cap research and expertise as a value-add to their investment banking deals.
Furthermore, we believe opportunities exist to expand into the asset management business, where we can leverage our small-company research expertise to enter a market where, according to Barron’s, the exchange-traded funds (“ETFs”) model of investing in micro-cap stocks, in particular, has not been nearly as successful as micro-cap mutual funds, both in terms of performance and attracting assets.
Competitive Strengths
We believe our distinctive business model, experience and established institutional investor relationships position us well to benefit from a range of opportunities in the financial services industry. Our competitive strengths include the following:
•
Industry-leading research.   We believe that we have established the Wall Street standard for dedicated, independent small- and micro-cap equity research, and this has allowed us to cultivate, maintain and continue to meet the needs of a robust institutional client base. We do not serve retail clients, and we do not make our research available to retail clients. Our analysts evaluate numerous industries in an effort to provide unbiased, institutional-quality research focused on the investment merits of profitable companies. Our analysts conduct their own due diligence and generally avoid those companies that limit access to their senior executives. The numerous small- and micro-cap companies we cover have been traditionally overlooked by investors, and, we believe they generally represent compelling investment opportunities with favorable valuation metrics, such as attractive multiples of earnings and cash flows and low debt ratios, which is consistent with our core principles for small-cap research coverage. For example, as of March 31, 2015 the price-to-book ratio of the Russell 2000® Index was 2.41 as compared to 2.85 for the S&P 500® Index. Although a lower price-to-book ratio may reflect that a company’s stock price is discounted due to the company’s high risk profile or the fact that the company’s securities have a low trading volume, it may also indicate that a company is undervalued.
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Exclusivity and reach.   Our research is available exclusively to our institutional clients and, to a limited extent to date, through third-party distribution arrangements. We intend to expand these third-party distribution arrangements. Our experienced sales force and trading desk serve nearly 550 institutional clients in the United States, Canada and the United Kingdom, including many leading managers of portfolios with $200 million to $2 billion of assets. We believe that these asset managers are generally underserved by other larger brokerage firms that typically target larger managers. Our investor conferences are for the exclusive benefit of our clients.

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Experienced senior management.   Our experienced and highly skilled management team is led by our CEO and founder, Peter Sidoti, who has worked for over 35 years on Wall Street. As a leading healthcare analyst during the 1990s, Mr. Sidoti was directly involved in nearly 100 transactions in the nursing home, assisted-living and healthcare REIT sectors, including initial public offerings, secondary offerings and mergers. Our president, Marie Conway, who has overseen our research effort since 2000, has decades of experience as an equity analyst and portfolio manager. Our director of trading, Gary Jacobs, who joined us in 2004, has over 33 years of trading and over 18 years of trading desk management experience on Wall Street.

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Aftermarket support.   We believe that we create more opportunities for our covered companies to meet with institutional investors than most other financial services firms do, primarily through our extensive calendar of conferences and non-deal road shows. Our annual New York small-cap investor conference attracts an average of approximately 175 companies from our coverage universe and nearly 500 institutional investor representative attendees. Our annual micro-cap conference is similarly well-attended. As of March 31, 2015, in 2015 we had arranged 123 non-deal road shows for our covered companies, approximately 547 one-on-one meetings for our institutional investors and an additional 1,305 one-on-one meetings for our institutional investors at our small- and micro-cap conferences. We encourage the companies we cover to participate in the conferences and non-deal roadshows that we organize, because we believe that broad access to our coverage companies’ management teams enhances our total research offering, which our clients can use to improve their trading decisions and ultimately their investment returns. Our analysts generally avoid those companies that limit access to their management.

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Broker-dealer.   Sidoti & Company, LLC, our wholly-owned broker-dealer subsidiary, is registered with the Securities and Exchange Commission (the “SEC”) and is a Financial Industry Regulatory Authority, Inc. (“FINRA”) member firm. Through Sidoti & Company, LLC, we provide a broad range of securities-related services. In addition to our high-quality research, we provide sales and trading services that are distinguished by prompt execution, a competitive commission structure and access to smart order routing, through our license with FlexTrade Technologies, LLC (“FlexTrade”), that utilizes all available sources of liquidity. From time to time, we are invited to participate as an underwriter, dealer, placement agent or initial purchaser in securities offerings for issuers for which we provide research coverage. Given our knowledge of the companies we cover, we believe that we are able to contribute to these capital-raising transactions. In addition, we also assist our issuers with stock repurchase programs, block trades and organized (Rule 10b5-1) trading plans. While we place and execute customer orders, we do not settle trades or extend financing to customers. In addition, we limit our activities to riskless principal or agency trades and we do not make markets in securities or maintain securities inventories.

Why We Are Going Public
We expect that our transition to a public company will enhance our ability to execute our growth strategies, including development of an asset management business, and meet our clients’ needs. As a public company, we expect to have greater visibility with clients, increased access to capital, and additional currency to explore strategic opportunities. Operating as a public company should also enhance our ability to attract and retain high-quality professionals by expanding our effort to offer equity-based incentives linked directly to the success of the business.
Growth Strategy
We intend to grow our business by leveraging our competitive strengths. We will maintain our commitment to providing research for small- and micro-cap companies while expanding our presence with new and existing institutional clients. We expect to increase the level of our business with existing investment management clients and to establish new relationships with investment management entities seeking small- and micro-cap research, including international buy-side firms in Canada and Europe. We will seek to continue to develop our research products using our existing capacity and will add new analysts and sectors when appropriate. To meet the demand for our product outside of the institutional money management industry, we intend to expand the number of third-party distribution arrangements. Private capital investors and their advisors and investment banks represent potential new markets for our product. We may also partner directly with investment banks that can use our small- and micro-cap research and expertise as a value-add to their investment banking deals.
In recent periods, we have experienced a net reduction in headcount. This has led to a decrease in the number of companies we cover and it has impacted our revenues. We have seen a reduction in our research, sales and office administration departments, primarily due to voluntary departures and the closure of our micro-cap division. This decrease has been partially offset by new hires, and we continue to actively recruit qualified candidates to fill new analyst positions. Despite the closure of our micro-cap division, we still cover 102 micro-cap stocks.
We intend to leverage our established research brand to expand into the asset management business. We believe a unique opportunity exists to establish an asset management platform focused on the small- and micro-cap segments. We believe these segments are underserved by existing asset managers and that significant capacity exists to create such a platform. As we establish a track record of performance in this business, we intend to expand our reach and seek to attract assets from institutions, high-net-worth individuals and other sources.
Our History
We were founded as an independent research firm in 1999 by Mr. Sidoti, our Chief Executive Officer, to publish high-quality research on small-cap companies for institutional investors. Mr. Sidoti has over 35 years of research industry experience and was a leading healthcare analyst for over 20 years at Wall Street firms, including Value Line, Drexel Burnham Lambert, NatWest Markets and Schroders. Sidoti & Company, LLC received its broker-dealer license from FINRA in May 2000, thereby enabling the firm to receive commissions from institutional clients as consideration for its services. Our trading operations were established in April 2004, and are led by a seasoned head sales trader with more than 33 years of trading experience. Today, we provide research coverage for nearly 315 small- and micro-cap companies and serve nearly 550 institutional clients.
Prior to the date of this prospectus, we operated as a limited liability company organized in the State of Delaware under the name Sidoti Holding Company, LLC. Sidoti Holding Company, LLC is a holding company that has no operations and only conducts business through its wholly-owned subsidiaries, except that it has paid certain expenses in connection with the formation and setup of the nascent asset management business. Prior to the completion of this offering, we will complete a reorganization transaction in order to have Sidoti & Company, Inc., a newly formed entity and the registrant, become the owner of Sidoti & Company LLC, the Adviser and the General Partner. This prospectus assumes the corporate reorganization has taken effect prior to this offering, unless otherwise indicated. The purpose of this reorganization is to allow our company to become a corporation rather than a limited liability company following this offering, and so that our existing investors would own our common stock rather than equity interests in a limited liability company. For further details on this transaction, see “Business — Reorganization Transaction and Corporate Structure” in this prospectus.
In January 2015, we entered into a definitive agreement with Stifel Venture Corp. (“Stifel”), a wholly-owned subsidiary of Stifel Financial Corp., pursuant to which Stifel agreed to purchase, in a private placement, an amount of shares of our common stock equal to 9.9% of the total number of shares sold in this offering at the initial public offering price per share. Based on the assumed initial public offering price of  $10.00 per share, which is the mid-point of the range listed on the cover of this prospectus, the purchase price to be paid by Stifel would be $2,970,000.
Concurrently with the consummation of the private placement, Stifel, Nicolaus & Company, Inc. (“Stifel, Nicolaus”), a broker-dealer affiliated with Stifel Financial Corp., will enter into a referral agreement with us. Pursuant to the referral agreement, we have agreed that we will refer to Stifel, Nicolaus companies that are the subject of research coverage by Sidoti & Company, LLC who contact us about investment banking services. We believe that through this arrangement, we will have an opportunity to offer these companies access to a broader array of services and we will be able to participate in additional investment banking transactions. The term of the referral agreement will be two years, with an option for the parties to renew annually thereafter by mutual agreement. If, after two years, we choose not to renew the referral agreement, Stifel will have the option to sell the shares of common stock purchased in the private placement back to us at the then-current market price per share. This obligation to repurchase the shares expires if we renew the Stifel agreement, or if Stifel sells its shares in the open market. For more information see “Business — Stifel Private Placement.”
Summary of Risk Factors
Investing in our common stock involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 11 before making a decision to invest in our common stock. If any of the events or circumstances described in these risk factors actually occurs, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:
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Difficult market conditions could adversely affect our business in many ways. In particular, pricing and other competitive pressures may affect adversely the revenues and profitability of our sales and trading business, from which we derived 64.3%, 69.6% and 64.1% of our revenues in 2013, 2014 and the three months ended March 31, 2015, respectively. Diminished customer trading or the receipt of reduced commissions may result in reduced revenues;

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We focus principally on small- and micro-cap company stocks, which are inherently speculative, and a decline in the market for securities of these companies could harm our business;

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We generate limited revenues, have not derived significant revenue from investment banking or financial advisory activities and cannot assure you that we will be able to significantly increase our revenues. Many of the companies we compete against, or may compete against in the future, have established investment banking and financial advisory practices that provide them with revenue and capital with which to expand their businesses and compete for customers and clients;

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Our ability to retain our senior professionals and recruit additional professionals is critical to the success of our business, and our failure to do so, the likelihood of which may be higher than for our competitors, may adversely affect our reputation, business, results of operations and financial condition;

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The failure to address adequately, or the perceived failure to address adequately, conflicts of interest could affect our reputation, the willingness of clients to transact business with us or give rise to litigation or regulatory actions;

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As we enter the asset management area, we are becoming subject to risks in a market in which we have limited experience; and

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Extensive and evolving regulation of our business and the business of our clients exposes us to the potential for significant penalties and fines due to compliance failures, increases our costs and may result in limitations on the manner in which our business is conducted.

Emerging Growth Company Status
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the independent auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and stockholder advisory votes on golden parachute compensation.
Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:
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the last day of the fiscal year during which we have total annual gross revenues of  $1 billion or more;

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the last day of the fiscal year following the fifth anniversary of the completion of this offering;

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the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

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the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

The JOBS Act also provides that an “emerging growth company” can utilize the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. However, we are choosing to “opt out” of such extended transition period, and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for companies that are not “emerging growth companies.” Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
Corporate Information
Sidoti & Company, Inc. was incorporated in Delaware on June 18, 2014 in contemplation of this offering. The company is newly formed and will not commence operations until the reorganization is completed in conjuction with the consummation of this offering. Our principal executive offices are located at 122 East 42nd Street, 4th Floor, New York, New York 10168. Our telephone number is (212) 297-0001. Our website address is www.sidoti.com. The reference to our website is an inactive textual reference only, the information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase shares of our common stock.

The Offering
Common stock we are offering
3,000,000 shares of common stock
Common stock to be outstanding after this offering and the Stifel private placement
6,915,333 shares of common stock
Use of proceeds
We intend to use the net proceeds from this offering in order to support our nascent asset management business platform that is focused on investing in small- and micro-cap stocks. We will incur start-up, marketing and other related expenses. Immediately prior to the reorganization transaction, we will return to Peter Sidoti and his family members the capital contributed by them in connection with having established Sidoti Holding Company, LLC, and make a distribution in cash of accumulated profits held in the capital accounts of Sidoti Holding Company, LLC’s members. See “Use of Proceeds.”
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our common stock.
Proposed Nasdaq symbol
SDTI
Conflicts of Interest
Sidoti & Company, Inc. controls Sidoti & Company, LLC, a participating underwriter in this offering. Therefore, Sidoti & Company, LLC is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121(f)(5)(B). In addition, Sidoti & Company, Inc. and other affiliates of Sidoti & Company, LLC will be deemed to receive more than 5% of net offering proceeds and will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii). This offering is being made in compliance with the requirements of FINRA Rule 5121. Since Sidoti & Company, LLC is not primarily responsible for managing this offering, a qualified independent underwriter is not required. Sidoti & Company, LLC will not confirm sales to discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest).”
The 6,915,333 shares of our common stock to be outstanding after this offering is based on 3,618,333 shares of common stock outstanding immediately following the reorganization transaction and an employee equity grant, 3,000,000 shares of common stock sold in this offering and 297,000 shares that will be purchased by Stifel in a private placement, and excludes 700,000 shares of common stock that will be available for future grant under our 2015 Stock Incentive Plan (the “2015 Plan”). The 2015 Plan will become effective on the date of the completion of this offering (see “Executive Compensation — Employee Benefit and Share Plans — 2015 Stock Incentive Plan”). For more information about the contribution and exchange that is part of our reorganization transaction, see “Business — Reorganization Transaction and Corporate Structure.”

Summary Consolidated financial data
The following tables summarize the historical consolidated financial data for Sidoti Holding Company, LLC. Following the reorganization transaction, Sidoti & Company, Inc. will be a holding company whose only assets will be its interest in its wholly-owned subsidiaries, Sidoti & Company, LLC, the Adviser and the General Partner. For further details on this transaction, see “Business — Reorganization Transaction and Corporate Structure” in this prospectus. The Partnership’s financial statements have been consolidated into the consolidated financial statements of Sidoti Holding Company, LLC because the General Partner has a controlling interest in the Partnership. You should read this summary financial data in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sidoti Holding Company, LLC’s consolidated financial statements and related notes, all included elsewhere in this prospectus.
We have derived the consolidated statements of operations data for the fiscal years ended December 31, 2013 and 2014 and Sidoti Holding Company, LLC’s consolidated statements of financial condition data as of December 31, 2013 and 2014 from Sidoti Holding Company, LLC’s audited consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited consolidated statements of operations data for the three months ended March 31, 2014 and March 31, 2015 and the unaudited consolidated statements of financial condition data as of March 31, 2014 and March 31, 2015 are derived from Sidoti Holding Company, LLC’s unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements. Sidoti Holding Company, LLC’s historical results are not necessarily indicative of the results that may be expected in the future. Additionally, Sidoti Holding Company, LLC’s results of operations for the interim period ended March 31, 2015 are not necessarily indicative of the results to be obtained for the full fiscal year.
Consolidated Statements of Operations Data:
	For the Years Ended December 31,		For the Three Months Ended March 31,
	2013	2014	2014	2015
			(unaudited)
Revenues:
Commissions	$19,467,968	$17,763,717	$4,915,810	$3,394,222
Research income	8,070,258	6,233,625	1,997,524	1,674,304
Investment banking income	1,654,058	734,174	268,642	168,901
Seminar and conference fee income	882,960	661,052	355,980	—
Net realized and unrealized gain (Partnership)	—	—	—	19,588
Other income	211,464	131,558	68,932	58,826
Total revenues	30,286,708	25,524,126	7,606,888	5,315,841
Expenses:
Employee compensation and benefits	22,578,681	17,374,814	4,878,219	3,108,470
Floor brokerage, exchange and clearance fees	1,467,156	1,519,830	396,318	365,442
Occupancy	1,455,454	1,673,376	339,533	405,885
Seminar and conferences	1,034,623	1,116,126	947,371	794,213
Travel and entertainment	1,179,410	1,090,423	288,982	161,925
Quotes and research	484,684	500,739	131,375	111,358
Communications and data processing	184,010	162,964	36,437	40,489
Net realized and unrealized loss (Partnership)	—	65,910	—	—
Other expenses	1,017,014	1,274,799	397,748	282,070
Total expenses	29,401,032	24,778,981	7,415,983	5,269,852
Net income before local income taxes	885,676	745,145	190,905	45,989
Local income taxes	59,994	43,401	9,916	11,162
Net income	825,682	701,744	180,989	34,827
Net loss attributable to non-controlling interest	—	(128,479)	—	(2,200)
Net income attributable to controlling interest	$825,682	$830,223	$180,989	$37,027

Consolidated Statements of Financial Condition Data:
	December 31,		March 31,
	2013	2014	2014	2015
			(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$7,367,571	$6,486,016	$5,636,445	$4,225,787
Receivable from clearing brokers	2,015,739	1,805,153	2,389,691	1,546,710
Investment in securities at fair value (Partnership)	—	2,073,942	—	2,208,915
Investment banking fees receivable	418,887	6,000	162,386	70,000
Research fees receivable	398,391	464,882	368,661	274,393
Prepaid expenses and other assets	285,842	384,746	307,130	413,405
Total Current Assets	10,486,430	11,220,739	8,864,313	8,739,210
Non-Current Assets:
Property and equipment, net	121,618	280,844	102,774	267,252
Security deposits	137,365	572,489	137,365	530,241
Total Non-Current Assets	258,983	853,333	240,139	797,493
Total Assets	$10,745,413	$12,074,072	$9,104,452	$9,536,703
Liabilities:
Current Liabilities:
Bonuses payable	$3,150,000	$2,500,000	$550,000	—
Commissions payable	541,336	293,771	453,120	320,310
Payables to clearing brokers (Partnership)	—	140,594	—	256,506
Payables to clearing brokers	1,692	28,760	224,779	485
Accounts payable and accrued expenses	829,449	891,790	1,600,750	1,351,030
Accrued expenses (Partnership)	—	45,506	—	20,894
Total Current Liabilities	4,522,477	3,900,421	2,828,649	1,949,225
Non-Controlling Interest	—	1,871,521	—	1,869,321
Members’ Equity:
Capital members’ interests	5,421,915	5,430,540	5,459,398	4,843,419
Employee members’ interests	801,021	871,590	816,405	874,738
Total Members’ Equity	6,222,936	6,302,130	6,275,803	5,718,157
Total Liabilities, Non-Controlling Interest and Members’ Equity	$10,745,413	$12,074,072	$9,104,452	$9,536,703

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information in this prospectus, before deciding whether to invest in our common stock. The occurrence of any of the events or circumstances described below could harm our business, financial condition, results of operations or growth prospects. In such an event, the trading price of our common stock may decline and you may lose all or part of your investment.
Risks Relating to Our Business and Strategy
Difficult market conditions could adversely affect our business in many ways.
Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Weakness in equity markets and diminished trading volume of securities could adversely impact our sales and trading business, from which we have historically generated a material portion of our revenues. In a downturn, institutional investors may have less interest in small- and micro-cap stocks, which tend to be more volatile. To a potentially lesser extent, industry-wide declines in the size and number of underwriting transactions also would have an adverse effect on our revenues. In addition, in the event of a market or general economic downturn, our planned asset management business would be expected to generate lower revenue because investment advisory fees that we expect to receive typically are, in part, based on the market value of underlying publicly traded securities under management. In addition, to the extent we deploy our own money into our proposed asset management investment funds we will be exposed to direct market risk and may experience principal losses during adverse market conditions.
The financial services industry and the markets in which we operate are subject to systemic risk that could adversely affect our business and results.
Participants in the financial services industry and markets increasingly are closely interrelated as a result of credit, trading, clearing, technology and other relationships among them. A significant adverse development with one participant (such as a bankruptcy or default) may spread to others and lead to significant concentrated or market-wide problems (such as defaults, liquidity problems or losses) for other participants, including us. The control and risk management infrastructure of the markets in which we operate often is outpaced by financial innovation and growth in new types of securities, transactions and markets. Systemic risk is inherently difficult to assess and quantify, and its form and magnitude can remain unknown for significant periods of time.
We focus exclusively on small- and micro-cap company stocks, which are inherently more volatile than large-cap stocks, and a decline in the market for securities of these companies could harm our business.
Our research and sales and trading efforts focus exclusively on small- and micro-cap stocks. Any reduction in trading activity in these securities could significantly and adversely affect our revenues and, consequently, the market value of our common stock.
Small- and micro-cap stocks have traditionally been subject to substantial price volatility when compared to larger capitalization stocks, because, in part, they have lower trading volumes. These stocks are often covered by fewer research analysts, which generally results in fewer investors, limited exposure and less liquidity. As such, the trading of relatively small quantities of shares may disproportionately influence the price of those stocks, without regard to any underlying change in an issuer’s financial performance. For example, the price of a small- or micro-cap stock could decline precipitously if a number of its common shares are sold on the market without commensurate demand.
The combination of these risks historically has limited institutional investor interest in small- and micro-cap stocks. This limited interest could pose a direct challenge to our business model. In addition, if we are unable to generate sufficient institutional investor interest or if micro- or macro-economic events curb institutional investor risk appetite, we would be unable to successfully market our research and sales and trading services and our financial results most likely would suffer. Similarly, we intend to use the proceeds of this offering to help support our nascent small- and micro-cap focused asset management business. The asset management business will be directly affected by the market for and developments related to small- and micro-cap stocks.

We generate limited revenues and we cannot assure you that we will be able to significantly increase our revenues.
Our revenues for 2013, 2014 and the three months ended March 31, 2015 were $30.3 million, $25.5 million and $5.3 million, respectively. We may not be able to generate significant revenues in the future. We conduct an agency focused business and are not as actively engaged as our competitors in the investment banking business, which may yield higher revenues. In addition, we expect to continue to incur substantial operating expenses, including personnel expenses, especially in connection with establishing our asset management business. As a result, we may experience negative cash flows in the foreseeable future. Our limited revenues may also make it more difficult to execute our plan to expand into the asset management business, which will require significant investment. If we are unable to execute our plan, our financial results may suffer.
Historically, we have not derived significant revenue from investment banking or financial advisory activities. Many of the companies we compete against, or may compete against in the future, have established investment banking and financial advisory practices that provide them with revenue and capital with which to expand their businesses and compete for customers and clients.
Historically, our business has focused on providing sales and trading services and research focused on small- and micro-cap companies to our institutional customers. Because of this, we generate less revenue, and are less profitable, than many of our competitors who focus principally on proprietary trading and investment banking. As a result, we may not have the resources to compete as effectively for talent or the resources to invest in our growth.
Our ability to retain our professionals and recruit additional professionals is critical to the success of our business, and our failure to do so, the likelihood of which may be higher than for our competitors, may adversely affect our reputation, business, results of operations and financial condition.
We consider our people to be our most valuable resource. Our ability to retain customers, deliver high-quality research and successfully execute transactions depends upon the reputation, judgment and capabilities of our senior professionals. The reputations and relationships of our professionals with our clients are critical to our reputation. Turnover in the brokerage and investment banking industries is high and we encounter intense competition for qualified employees from other companies in the brokerage and investment banking industries as well as from businesses outside those industries. We have experienced a net headcount reduction of 1.4%, 29.5% and 5.8% during 2013, 2014 and the three months ended March 31, 2015, respectively. Since we have fewer resources than our competitors with which to recruit and retain key employees, we may not be able to attract and keep the best talent. However, after the consummation of this offering, we will be able to offer equity-based incentives under our 2015 Plan.
If we were to lose the services of any of our senior equity research, sales and trading professionals, or executive officers to a new or existing competitor or otherwise, or fail to attract additional talented professionals, we may not be able to retain valuable relationships and some of our clients could choose to use the services of a competitor instead of our services.
Our plan to enter the asset management business may require us to attract additional professionals with expertise in that area. If we fail to attract qualified individuals for this effort, we may not be successful in launching this new business, and our financial results will suffer as a result.
We face strong competition, including from entities with significantly more financial and other resources.
The brokerage and investment banking industries are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including our small- and micro-cap focus, the ability of our professionals, our industry expertise, customer relationships and business reputation, and the quality of our services. We believe we may experience competitive pressures in these and other areas in the future.
The scale of our competitors has increased as a result of substantial consolidation among companies in the brokerage and investment banking industries. Additionally, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. Also, many funds and other institutional investors have their own internal research capabilities. We are a relatively small firm, and many of our competitors offer a broader range of products and services, have greater financial and marketing resources, larger customer bases, better name recognition, larger numbers of senior professionals to serve their clients’ needs and more expansive global coverage than we have. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market. If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.
We have recently created an asset management business, which will be subject to intense competition. We have limited capital relative to our larger asset management competitors and we will have a limited ability to compete for asset management business as a result. If we continue to expend financial and other resources to grow our asset management offerings and that expenditure does not result in significant increased revenues, it would have an adverse effect on our business and results of operations.
Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.
We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions. We focus principally on small- and micro-cap companies, which may be more susceptible to stock price volatility, earnings restatements, unpredictable financial results, and other developments that may result in stockholder litigation. Our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including stockholders of our clients who could bring securities class actions against us. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. We are also potentially subject to claims arising from disputes with employees or former employees. We may also suffer reputational harm as a result of negative news articles or other negative press coverage. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time.
Legal or regulatory matters involving our directors, officers or employees in their individual capacities also may create exposure for us because we may be obligated or may choose to indemnify the affected individuals against liabilities and expenses they incur in connection with such matters to the extent permitted under applicable law.
Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.
We depend on Mr. Sidoti and the loss of his services would have a material adverse effect on us.
We depend on the efforts and reputation of Peter Sidoti, our founder, Chairman and Chief Executive Officer. Mr. Sidoti’s reputation and relationships with clients and potential clients are critical elements in expanding and maintaining our businesses. The loss of his services would have a material adverse effect on our operations, including our ability to attract and retain clients and raise additional funds. In addition, Mr. Sidoti will be leading our asset management business and spending less time than in the past on other parts of our business. This may result in a decline in our existing revenue or net income.
We are controlled by our Chairman and Chief Executive Officer, whose interests may differ from other stockholders.
Following the offering, Peter Sidoti, our Chairman and Chief Executive Officer, and his family will control 45.9% of the combined voting power of our common stock and will greatly influence the outcome of a vote on any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. Mr. Sidoti is also the manager of the Adviser, the investment adviser to the Partnership, and the manager of the General Partner of the Partnership, as well as an investor in the Partnership. Through his ownership of our common stock, as well as his roles as Chief Executive Officer of the Company and manager of the asset management subsidiaries, Mr. Sidoti will be able to exercise significant control over our operations and the operations of the broker-dealer and the asset management subsidiaries. The interests of Mr. Sidoti may differ from the interests of our other stockholders and he may take actions with which our other stockholders disagree.
Our business model encourages companies that we cover to participate in non-deal roadshows and conferences that we organize.
Our analysts generally do not cover (or continue to cover) those companies that limit access to their senior executives by not participating in our conferences and non-deal roadshows. We believe that broad access to company management enhances our total research offering. For instance, it offers our institutional clients an opportunity to learn more about small- and micro-cap companies about which there may be relatively little research coverage by comparison to large-cap companies. A possible effect of this view may be that continued coverage decisions are made, in part, based on the willingness of management of covered companies to participate in such meetings. This approach could be viewed as presenting potential conflicts of interest.
Because our rating system consists of only two ratings, “BUY” and “NEUTRAL”, but no “SELL” rating, our clients may not fully appreciate our analyst’s view of a covered company unless careful attention is paid to the accompanying price targets and the full research report.
We launch coverage of a company at a “BUY” rating on companies that we project offer at least 25% capital appreciation potential over the 12-month period from the date of the report, and at a “NEUTRAL” rating when we believe a stock is unlikely to produce as meaningful a gain or may decline in value. We complement our BUY and NEUTRAL ratings with price targets. We regularly update our research reports and these reflect the views of our research analysts as of the respective dates of the reports. Their views also will be reflected through changes to the price targets included in such reports; however, the fact that we use only two ratings, even though they are detailed on our website and explained, may result in potential confusion regarding the firm’s view. For example, a NEUTRAL rating could be applicable to a company about which our analyst may have a relatively negative view. Because we do not have a “SELL” or “NEGATIVE” rating, there is the potential for investor confusion. We include relevant disclosure of this fact in each of our research reports, but it is possible an investor will nevertheless misunderstand our rating system.
Our risk management and conflicts of interest policies and procedures may leave us exposed to unidentified or unanticipated risk.
We seek to manage, monitor and control our operational, legal and regulatory risk through internal controls, management review processes and other mechanisms; however, there can be no assurance that our procedures will be fully effective.
Our risk management processes include addressing potential conflicts of interest that arise in our business. We have procedures and controls in place to address conflicts of interest. The failure to adequately address, or the perceived failure to adequately address, conflicts of interest could affect our reputation, the willingness of clients to transact business with us or give rise to litigation or regulatory actions. There can be no assurance that conflicts of interest will not arise in the future that could cause material harm to us.
Our policy of encouraging companies that we cover to participate in our conferences and non-deal road shows has the potential to be viewed as an additional conflict of interest.
Management of potential conflicts of interest is likely to become increasingly complex as we expand our business activities into the asset management area. In the asset management business, we will compete with some of our clients in our traditional research and sales and trading businesses. We currently expect the Partnership to invest in the common stock of all of the micro-cap companies for which Sidoti &

Company, LLC provides coverage, which could give rise to conflicts of interest. In order to mitigate this potential conflict of interest, the Company has established policies to separate its research business, including coverage decisions, from its asset management business.
Peter Sidoti and his family are the only limited partners of the Partnership at present. This presents the possibility for conflicts of interest to develop between Peter Sidoti and the Company’s subsidiaries that may earn fees from the returns of the Partnership.
Misconduct by our employees or by the employees of our business partners could harm us and is difficult to detect and prevent.
There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our firm. For example, misconduct could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. Employees also may not comply with our internal policies and procedures. It is not always possible to deter misconduct or constantly ensure adherence to our policies and procedures, and the precautions we take to detect and prevent this activity may not be effective in all cases. Our ability to detect and prevent misconduct by entities with which we do business may be even more limited. We may suffer reputational harm for any misconduct by our employees or those entities with which we do business.
Extensive and evolving regulation of our business and the business of our clients exposes us to the potential for significant penalties and fines due to compliance failures, increases our costs and may result in limitations on the manner in which our business is conducted.
As a participant in the financial services industry, we are subject to extensive regulation in the United States and internationally. We are subject to regulation by government and self-regulatory organizations (“SROs”) in the jurisdictions in which we operate. As a result of market volatility and disruption in recent years, the United States and other governments have taken unprecedented steps to try to stabilize the financial system, including providing assistance to financial institutions and taking certain regulatory actions. The full extent of the effects of these actions and of legislative and regulatory initiatives (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) effected in connection with, and as a result of, such extraordinary disruption and volatility is uncertain, both as to the financial markets and participants in general, and as to us in particular.
As a registered broker-dealer, we are subject to regulations that cover all aspects of the securities business, including capital structure and capital requirements; record-keeping and reporting obligations; the conduct and qualifications of directors, officers and employees; supervisory and organizational procedures designed to ensure compliance with securities laws; employee-related matters, including qualification and licensing of supervisory and sales personnel; limitations on extensions of credit in securities transactions; clearance and settlement procedures; and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade.
In particular, as a registered broker-dealer and member of a SRO, we are subject to the SEC’s uniform net capital rule, Rule 15c3-1 under the Exchange Act. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and various SROs impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.
We are also subject to rules that require the separation of equity research and investment banking, proscribe conduct that could affect an equity research analyst’s objectivity and call for specific disclosures in equity research reports and when equity research analysts make public appearances. These rules are designed to restrict input by investment banking personnel in research coverage decisions, the content of research reports and other research matters.

As we grow our asset management business, Sidoti Capital Management, LLC will be required to register as an investment adviser under applicable state law and under the Investment Advisers Act of 1940, as amended. As such, it will be subject to regulation and periodic examinations by the SEC. Such regulations relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and advisory clients and general anti-fraud prohibitions.
Our ability to conduct business and our operating results, including compliance costs and capital retention requirements, may be adversely affected as a result of any new requirements imposed by the SEC, FINRA or other U.S. or foreign governmental regulatory authorities or SROs that regulate financial services firms or supervise financial markets and may require substantial attention by senior management. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these government authorities and SROs. In addition, some of our clients or prospective clients may adopt policies that exceed regulatory requirements and impose additional restrictions affecting their dealings with us. Accordingly, we may incur significant costs to comply with U.S. and international regulation. In addition, new laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may adversely affect our business.
Our business is subject to periodic examination by FINRA and various regulatory authorities, and we cannot predict the outcome of any such examinations. Our failure to comply with applicable laws or regulations could result in adverse publicity and reputational harm as well as fines, civil penalties, the issuance of cease and desist orders, suspensions or disqualification of personnel or other sanctions, including revocation or suspension of the registration of us or any of our subsidiaries as a broker-dealer or investment advisor and could impair executive retention or recruitment.
Entry into new businesses and joint ventures may result in additional risks and uncertainties in our business.
We intend to grow our core businesses primarily through internal expansion. We may also seek to grow through strategic investments, acquisitions, entry into new businesses or joint ventures. To the extent we make strategic investments or acquisitions, or enter into new businesses or joint ventures, we would face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. Also, our share price could decline after we announce or complete a transaction if investors view the transaction as too costly or unlikely to improve our competitive position. In the case of joint ventures, we would be subject to additional risks and uncertainties in that we could be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and any joint venture partners could negatively impact our businesses.
To the extent we enter into new business activities in the future, such as our entry into the asset management business, these activities will involve significant start-up costs and operational and staffing challenges, including attracting and retaining qualified personnel. In addition, these activities may use a portion of the time of members of our management that would then be unavailable for the management of our existing businesses. Certain possible future business activities may require us to raise significant amounts of capital which efforts may be subject to market conditions at the time. To the extent we undertake new activities, they may not be successful and any investments we make in these new activities may not retain their value or achieve positive returns.
We may not be successful in the implementation of our plan to enter the asset management area.
We are raising a minimum of  $25,500,000 and a maximum of  $34,500,000 in this offering. If we raise only the minimum specified amount in the offering, we believe we will have sufficient working capital to implement our plan to enter the asset management area as described in this prospectus, although it is possible that our asset management business would grow more slowly. Our ability to grow our asset management business will depend upon our ability to execute our business plan efficiently and to obtain additional financing in the future, if our estimates prove to be wrong or if the minimum conditions necessary to close this offering, which are described in more detail in “Underwriting,” are not met. No assurance can be given that we will be able to obtain additional capital or, if available, that such capital will be available on terms acceptable to us or at all.

If Sidoti & Company, Inc. were deemed to be an “investment company” under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
An entity generally will be deemed to be an “investment company” for purposes of the Investment Company Act of 1940, as amended (the “1940 Act”), if:
•
it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•
absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

As we continue to build our nascent asset management platform, we believe that we will be primarily engaged in the broker-dealer business, and to a lesser extent, in the asset management services businesses and not in the business of investing, reinvesting or trading in securities. We hold ourselves out as a broker-dealer and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that Sidoti & Company, Inc. is, or following this offering will be, an “orthodox” investment company as defined in section 3(a)(1)(A) of the 1940 Act and described in the first bullet point above.
Furthermore, following this offering, Sidoti & Company, Inc. will have no material assets other than its interests in its wholly-owned subsidiaries, Sidoti & Company, LLC, a broker-dealer, the Adviser, an investment adviser, and the General Partner, which will have no material assets other than general partner interests in the Partnership. We do not believe that the equity interests of Sidoti & Company, Inc. in its wholly-owned subsidiaries or the general partner interests of the General Partner in the Partnership are investment securities.
We will put in place policies and procedures and regularly monitor our holdings to confirm our continued compliance with the 40% test described in the second bullet point above. Additionally, we believe that Sidoti & Company, Inc. is not an investment company under section 3(b)(1) of the 1940 Act because it is primarily engaged in a non-investment company business.
The 1940 Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that Sidoti & Company, Inc. will not be deemed to be an investment company under the 1940 Act. If anything were to happen which would cause Sidoti & Company, Inc. to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates and ability to compensate key employees could make it impractical for us to continue our business as currently conducted and materially adversely affect our business, results of operations and financial condition. In addition, we may be required to conduct our business in a manner that does not subject us to the registration and other requirements of the 1940 Act.
Pricing and other competitive pressures may impair the revenues and profitability of our sales and trading business.
We derive a significant portion of our revenues from our sales and trading business; commissions accounted for approximately 64.3%, 69.6% and 64.1%, respectively, of our revenues in 2013, 2014 and the three months ended March 31, 2015. Along with other securities firms, we have experienced price competition in this business in recent years. Electronic trading platforms and algorithmic trading programs have increased the pressure on trading commissions and spreads. We expect this trend toward alternative trading systems and pricing pressures in this business to continue. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price. However, to date these pricing pressures have had a limited effect on our trading commissions because we believe clients are willing to pay higher commissions when trading through our sales and trading desk in recognition of the value of the research that we provide and our knowledge of small- and micro-cap companies. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to customers in order to win their trading business. If we are unable to compete effectively with our competitors in these areas, the revenues and profitability of our sales and trading business may decline and our business, financial condition and results of operations may be adversely affected.
Some of our clients compensate us through brokerage commissions for the value of research and other value-added services we deliver to our clients. We also depend upon arrangements, known as commission sharing arrangements, which have been adopted by some large institutional investors with third-party brokers. In these arrangements, these institutional investors concentrate their trading with fewer “execution” brokers and pay a fixed amount for execution with an additional amount set aside for payments to other firms for research or other brokerage services. Accordingly, we may experience reduced (or no) trading volume with such investors but may be compensated for our research and sales efforts through allocations of the designated amounts. Depending on the extent to which our clients adopt this practice, this trend may impair the revenues and profitability of our sales and trading business by negatively affecting both volumes and trading commissions.
As we are committed to maintaining and improving our comprehensive research coverage of small- and micro-cap stocks to meet customer needs and to support our sales and trading business, we may be required to make additional substantial investments in our research capabilities.
Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.
Liquidity, or ready access to funds, is essential to financial services firms, including ours. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our sales and trading business, and perceived liquidity issues may affect the willingness of our clients and counterparties to engage in sales and trading transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our sales and trading clients, third parties or us. Investment in new businesses, such as the asset management business, could put additional strain on our liquidity. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.
Sidoti & Company, LLC, our broker-dealer, is subject to the net capital requirements of the SEC, FINRA and various SROs of which it is a member. These requirements specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our business. Furthermore, Sidoti & Company, LLC is subject to laws that authorize regulatory bodies to block or reduce the flow of funds from it to the holding company. In addition, Sidoti & Company, LLC is subject to an enhanced net capital requirement pursuant to its clearing agreement with ConvergEx Execution Solutions LLC (“ConvergEx”), its clearing firm. As a holding company, we depend on dividends, distributions and other payments from our subsidiaries to fund all payments on our obligations. In addition, because Sidoti & Company, Inc. will hold equity interests in the firm’s subsidiaries, its rights as an equity holder to the assets of these subsidiaries may not materialize, if at all, until the claims of the creditors of these subsidiaries are first satisfied.
Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risks.
Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us.
We base some methods of risk management on the use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than historical measures indicate. Other risk management methods depend on evaluation of information regarding markets, clients or other matters that are publicly available or otherwise accessible by the Company. This information may not be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risk requires, among other things, policies and procedures to properly record and verify a large number of transactions and events. The Company cannot give assurances that its policies and procedures will effectively and accurately record and verify this information. If any of the processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.
Our operations and infrastructure and those of the service providers upon which we rely may malfunction, fail or require upgrades.
Our business depends on our ability to process, on a daily basis, a large number of transactions across diverse markets. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer impairments, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage.
We have outsourced certain aspects of our technology infrastructure, including data centers, disaster recovery systems and wide area networks, as well as some trading applications. For example, we rely on FlexTrade for our order routing system. We depend on our technology providers to manage and monitor those functions. A disruption of any of the outsourced services would be out of our control and could negatively impact our business. We have experienced disruptions on occasion, none of which has been material to our operations or financial results. However, there can be no guarantee that future disruptions with these providers will not occur or that any such disruption will not have a material effect on our operations or financial results.
We also face the risk of operational failure or termination of relations with ConvergEx, or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and to manage our exposure to risk.
Adapting or developing our technology systems to meet new regulatory requirements, client needs, geographic expansion and industry demands is also critical for our business. The introduction of new technologies presents new challenges on a regular basis. We have an ongoing need to upgrade and improve our various technology systems, including our data and transaction processing, financial, accounting, risk management and trading systems. This need could present operational issues or require significant capital spending. It also may require us to make additional investments in technology systems and may require us to reevaluate the current value or expected useful lives of our technology systems, which could negatively impact our results of operations.
Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. In the ordinary course of business, we collect and store sensitive data, including our proprietary business information and that of our customers, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breach due to employee error, malfeasance or other disruptions. The recent increase in the number of security breaches at large retailers, credit card companies and others reflect the increased risk for all companies handling sensitive client data. If one or more of such events occurs, it could jeopardize our or our clients’ or counterparties’ confidential and other information that is processed and stored in, or transmitted through, our computer systems and networks or otherwise cause disruptions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications, and we may be subject to litigation and financial losses that are either not covered or are only partially covered by any insurance policies maintained by us.

Our operations could be adversely affected by events that impact our principal office.
Because our operations are based principally in a single location that is adjacent to Grand Central Station in New York City, the risk of interruption due to a terrorist attack, or the security response to the perceived threat of such an attack, is heightened. In addition, our operations may be interrupted by disruptions involving electrical, communications, transportation or other services used by us or third parties with which we conduct business, whether due to fire, earthquakes or other natural disasters, power or communications failure, acts of war or terrorism or otherwise.
Our management has no experience running a public company, and the demands of running a public company could require our management to devote more time to regulatory and other requirements, resulting in additional costs.
Our management team has historically operated our business as a privately owned company. The individuals who now constitute our management have not previously managed a publicly traded company.
Following our initial public offering, we will be subject to significant additional regulatory and reporting requirements, including under the Exchange Act, the Sarbanes-Oxley Act and the Nasdaq listed company rules. We will incur additional costs on an ongoing basis in order to comply with these additional requirements. These costs include those related to expanding our internal control and compliance functions, and recruiting and retaining additional staff. The historical financial information in this prospectus does not reflect the added costs that we expect to incur as a public company or the resulting changes that will have occurred in our capital structure and operations. For more information, see Sidoti Holding Company, LLC’s historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.
In addition, our senior management may be required to devote more of their time to meeting these additional requirements. Since inception, our senior management has been actively involved in the revenue-generating activities of our operations. If our senior management is required to devote more time to the additional requirements of managing a public company, and we are unable to successfully transition some or all of the direct revenue generating responsibilities of our senior management to other suitable professionals, our reputation, business, results of operations and financial condition may be harmed.
As we enter in the asset management area, we will become subject to risks in a market in which we have limited experience.
Historically, we have generated the majority of our revenues from our research and sales and trading businesses. As we enter the asset management industry, an area in which we have never participated, our existing business model will change and we will become subject to risks in a market in which we have limited experience. The asset management business is extremely competitive and the size and number of asset management funds, including hedge funds and private equity funds, has continued to increase. Some of these funds have operated asset management businesses for a number of years and have substantial experience and a recognized track record. If investors choose to invest with other participants in the asset management business that have, or are perceived to have, greater expertise, it would have an adverse effect on our business.
Our asset management strategy is focused on small- and micro-cap stocks and may be subject to distinct risks.
There are relatively few fund management complexes that focus on strategies involving small- and micro-cap stocks. In part, this is due to the fact that there may be limited institutional interest in small- and micro-cap stocks. In addition, there may be significant operating and other costs associated with managing a fund that invests in small- and micro-cap stocks as compared to a similarly sized fund that invests in large-cap stocks, given that a small- and micro-cap focused fund will be required to hold positions in many more stocks, each of which may have a limited trading volume. Monitoring, trading and transaction costs may be higher for small- and micro-cap focused funds than for similarly sized funds that invest in public companies with larger capitalizations. We have no asset management track record and cannot assure you that our asset management strategy will prove successful.

If we choose to terminate our arrangement with Stifel, we may be required to repurchase shares of our common stock from Stifel and we would be required to pay for the shares in cash, which could have an adverse impact on the Company.
If, after two years, we choose not to renew the referral agreement, Stifel will have the option to sell the shares of common stock purchased in the private placement back to us at the then-current market price per share. If this occurs, devoting cash to this purpose may cause us to reduce expenditures in other areas of our business, or curtail our growth plans. If we did not have sufficient cash on hand to repurchase the shares, we would have to seek financing alternatives in order to meet our obligations, and there is no certainty that financing would be available on reasonable terms or at all. Therefore, meeting this repurchase obligation, if necessary, could have a material adverse effect on our business and financial results.
Risks Related to this Offering and Ownership of our Common Stock
There has been no trading market for our common stock, an active market may not be developed or maintained, and the market price of our common stock may be volatile, thereby potentially preventing you from reselling shares of our common stock at or above the price you paid.
Before this offering, there has been no public market for our common stock. Although we have applied for listing of our common stock on Nasdaq, an active trading market for our common stock may never develop or be sustained. In addition, you will pay a price for our common stock in this offering that was not established in a competitive market. Instead, you will pay a price that we negotiated with the underwriters. See “Underwriting (Conflicts of Interest)” for factors considered in determining the initial public offering price. The initial public offering price does not necessarily bear any relationship to our book value or the fair market value of our assets and may be higher than the market price of our common stock after this offering. In addition, the underwriters do not make markets in securities, and will not make a market in our common stock after the offering, which may limit the liquidity of any market for our common stock. In particular, we cannot assure you as to:
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the likelihood that an active public trading market for our common stock will develop after this offering or, if developed, that a public trading market can be sustained;

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the liquidity of any such market;

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the ability of our stockholders to sell their common stock; or

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the price that our stockholders may obtain for their common stock.

If no public market develops, it may be difficult or impossible to resell shares of our common stock if you should desire to do so. Even if an active trading market develops, the market price for our common stock may be highly volatile and could be subject to wide fluctuations after this offering. We cannot predict how our common stock will trade in the future. Some of the factors that could negatively affect our stock price include:
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actual or anticipated variations in our quarterly operating results;

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our ability to convince research analysts to follow and produce research reports on us;

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changes in revenue or financial estimates or publication of research reports and recommendations by financial analysts;

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fluctuations in the stock price and operating results of our competitors;

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our ability to execute our business plan;

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additions or departures of key management personnel;

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proposed or adopted regulatory changes or developments;

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speculation in the press or investment community;

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legal or regulatory actions against us;

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issuances of new equity pursuant to future offerings;

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general and industry-specific market and economic conditions; and

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announcements concerning our competitors or the financial services industry in general.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management’s attention and resources and harm our business.
Sidoti & Company, LLC, a participating underwriter in this offering, is deemed to have a conflict of interest within the meaning of FINRA Rule 5121.
We control Sidoti & Company, LLC, a participating underwriter in this offering. Therefore, Sidoti & Company, LLC is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121(f)(5)(B). In addition, Sidoti & Company, Inc. and other affiliates of Sidoti & Company, LLC will be deemed to receive more than 5% of the net offering proceeds and will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii). However, this offering is being made in compliance with the requirements of FINRA Rule 5121. Since Sidoti & Company, LLC is not primarily responsible for managing this offering and will not be setting the offering price, a qualified independent underwriter is not required. Sidoti & Company, LLC will not confirm sales to discretionary accounts without the prior written approval of the customer.
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, investors purchasing shares of common stock in this offering will contribute 94.9% of the total amount invested to date to fund us, but will own only 47.7% of the common stock outstanding, based on the assumed initial public offering price of $10.00 per share, which is the mid-point of the range listed on the cover of this prospectus. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”
If securities or industry analysts do not publish research reports about our business or our industry, or publish negative reports about our business or our industry, our share price and trading volume could decline.
The trading market for our common stock will be influenced by the research reports that securities or industry analysts publish about us, our business, our industry or our competitors. If we are unable to convince research analysts to publish research reports about us, there could be less investor interest and therefore lower volume and more volatility in our stock price. Also, if one or more of the analysts who does cover us changes his or her recommendation regarding our stock adversely, changes his or her opinion of the prospects for our company in a negative manner or provides more favorable relative recommendations about our competitors, our stock price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.
Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering and the Stifel private placement, we will have 6,915,333 shares of common stock outstanding. The shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available. Prior to the consummation of the offering, we will enter into a registration rights agreement with certain of our executives, which will allow these parties, after a certain period of time and subject to customary conditions and restrictions, to cause us to file a registration statement with respect to their shares. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, there could be an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.
We, our executive officers and directors and our other existing security holders have agreed, subject to certain exceptions, not to sell or transfer any common stock, or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 180 days after the date of this prospectus, without first obtaining written consent of W.R. Hambrecht + Co., LLC, as representative of the underwriters. See “Underwriting (Conflicts of Interest).”
Immediately after this offering and the Stifel private placement, there will be 6,915,333 shares of our common stock outstanding. Of these shares, the 3,000,000 shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act. Subject to certain exceptions, the remaining shares of our common stock will be available for future sale upon the expiration or the waiver of transfer restrictions or in accordance with registration rights.
In the future, we may also issue our securities in connection with a capital raise or acquisition. The amount of shares of our common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of common stock, which would result in dilution.
The future issuance of additional common stock in connection with our 2015 Plan, acquisitions or otherwise will dilute all other stockholdings.
We may issue all of the shares of common stock that are authorized but unissued without any action or approval by our stockholders, subject to certain exceptions. We also intend to continue to evaluate acquisition opportunities and may issue common stock in connection with these acquisitions. Any common stock issued in connection with our 2015 Plan, acquisitions or otherwise would dilute the percentage ownership held by the investors who purchase common stock in this offering.
We will have broad discretion in how we use the net proceeds from this offering.
We currently intend to use the net proceeds from this offering to help support our nascent asset management platform as described in the “Use of Proceeds” section of this prospectus. However, we do not have more specific plans for the net proceeds from this offering and will have broad discretion in how we use the net proceeds of this offering. These proceeds could be applied in ways that do not improve our operating results or increase the value of your investment. You may not have the opportunity to influence our decisions on how to use the net proceeds from this offering.
Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.
We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all future earnings to fund the development and growth of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that the board of directors deems relevant. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.
We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging public companies, which includes, among other things:

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exemption from the independent auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act;

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reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

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exemption from the requirements of holding non-binding stockholder votes on executive compensation arrangements.

We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary after our initial public offering, or until the earliest of  (i) the last day of the fiscal year in which we have annual gross revenue of  $1 billion or more, (ii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt or (iii) the date on which we are deemed to be a large accelerated filer under the federal securities laws. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.
Under the JOBS Act, emerging growth companies are also permitted to elect to delay adoption of new or revised accounting standards until companies that are not subject to periodic reporting obligations are required to comply, if such accounting standards apply with non-reporting companies. We have made an irrevocable decision to opt out of this extended transition period for complying with new or revised accounting standards.
We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
Provisions in our charter documents and under Delaware law could discourage a takeover that stockholders may consider favorable.
Provisions in our charter, as in effect immediately after this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:
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the right of our board of directors to elect directors to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

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the establishment of a classified board of directors requiring that only a subset of the members of our board of directors be elected at each annual meeting of stockholders;

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the prohibition of cumulative voting in our election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

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the requirement that stockholders provide advance notice to nominate individuals for election to our board of directors or to propose matters that can be acted upon at a stockholders’ meeting. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirers’ own slate of directors or otherwise attempting to obtain control of our company;

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the ability of our board of directors to issue, without stockholder approval, shares of undesignated preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock. The ability to authorize shares of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us;

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the ability of our board of directors to alter our charter without obtaining stockholder approval;

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the inability of our stockholders to call a special meeting of stockholders and to take action by written consent in lieu of a meeting;

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the required approval of the holders of at least two-thirds of the stock entitled to vote at an election of directors to adopt, amend, or repeal our charter;

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the required approval of the holders of at least two-thirds of the stock entitled to vote at an election of directors to repeal or adopt any provision of our charter regarding the election of directors;

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the required approval of the holders of at least 80% of such shares to amend or repeal the provisions of our charter regarding the election and classification of directors; and

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the required approval of the holders of at least a majority of the shares entitled to vote at an election of directors to remove directors without cause.

We are electing to be subject to certain Delaware anti-takeover provisions and we may not engage in a business combination with any holder of 15% or more of our outstanding common stock unless the holder has held the shares for three years or, among other things, the board of directors has approved the transaction. Our board of directors could rely on Delaware law to prevent or delay an acquisition of us. For a description of our common stock, see “Description of Capital Stock.”

Special Note Regarding Forward-Looking Statements
This prospectus, particularly in the sections titled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “think,” “could,” “will,” “see,” “would,” “predict,” “potential,” or the negative of these terms or other similar expressions. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. The statements we make regarding the following subject matters are forward-looking by their nature:
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the effect of difficult market conditions on our business;

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the consequences of a decline in the price of small- and micro-cap company stocks on our business;

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our future revenues;

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any success or failure in retaining and attracting employees;

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the effects of losing Mr. Sidoti’s services;

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whether we will have and be able to manage any conflicts of interest, including new conflicts which may arise in connection with our asset management business;

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any future misconduct by our employees or business partners;

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the effects of entering the asset management business;

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our failure to implement our plan to enter the asset management business;

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the potential that Sidoti & Company, Inc. may be deemed an “investment company” under the 1940 Act;

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the effects of regulations on our business and any potential penalties or fines related to compliance failures;

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continued pricing and other competitive pressures and their effects on our profitability;

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our future access to capital;

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whether our risk management policies will leave us exposed to unidentified and unanticipated risks;

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the possibility that our policy of encouraging companies that we cover to attend our conferences and participate in non-deal road shows will be viewed as a potential conflict of interest;

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the possibility that investors or others will be confused by our two-rating system;

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the potential failure or malfunctioning of our operations and infrastructure or those of our service providers;

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any potential litigation;

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the potential risks associated with investments, acquisitions and entry into new business ventures;

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the high concentration in the ownership of shares of our common stock;

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whether an active market for our common stock will be developed or maintained;

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the potential for extreme price and volume fluctuations of our common stock;

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Sidoti & Company, LLC’s conflict of interest due to its participation as an underwriter in this offering;

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the immediate and substantial dilution of the shares purchased in this offering;

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the effects of published research and reports on the price and trading volume of our common stock;

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the impact of a substantial future sale or issuance of our common stock or perceptions in the public markets on our share price;

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our broad discretion in the use of proceeds from this offering;

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our status as an “emerging growth company” under the JOBS Act; and

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the additional costs and requirements we will incur as a result of operating as a public company.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Before investing in our common stock, investors should be aware that the occurrence of the events described under the caption “Risk Factors” and elsewhere in this prospectus could have a material adverse effect on our business, results of operations and financial condition.
You should not rely upon forward-looking statements as predictions of future events. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

Use of Proceeds
If the minimum amount is raised, we estimate that the net proceeds we will receive from this offering will be $22.4 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the maximum amount is raised, we estimate the net proceeds to us will be $30.7 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
A $1.00 increase or decrease in the assumed initial public offering price of  $10.00 per share, would increase or decrease the net proceeds from this offering by approximately $2.8 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
An increase or decrease of 100,000 shares in the number of shares sold in this offering by us would increase or decrease the net proceeds to us from this offering, after deducting assumed underwriting discounts and commissions, by $930,000, assuming an initial public offering price of  $10.00 per share, which is the midpoint of the range reflected on the cover of this prospectus.
We intend to use approximately    % of the net proceeds from this offering to help support our nascent asset management platform that is focused on investing in small- and micro-cap stocks. We will incur start-up, marketing and other related expenses. We may hire a new employee for our asset management business, depending on the total amount of offering proceeds. This employee will help market our asset management platform. We intend to use up to $1.5 million of the net proceeds from this offering to seed a new asset management fund.
If the proceeds of the offering are substantially less than the stated maximum, we will still have sufficient funds to launch and support the asset management business, but we may be required to grow this business more slowly than we currently expect. We estimate that it will cost at least $250,000 to launch our asset management business, including the costs associated with recruiting personnel and marketing the fund and $150,000 per year to support the business until the business attains a sufficient level of limited partner funds. Our estimate regarding ongoing costs will change depending on the level of investor interest in the Partnership and any other funds that we may establish in the future, if any, and the performance of such funds. Certain of these costs are reimbursable by the asset management entities.
Immediately prior to the reorganization transaction, Peter Sidoti, our Chairman and Chief Executive Officer, and his family members will receive approximately $3.8 million, representing a return of 80% of the capital contributed by them in connection with having established Sidoti Holding Company, LLC and a distribution in cash of accumulated profits held in such capital members’ capital accounts. As part of the same transaction, Marie Conway and the other employee members of Sidoti Holding Company, LLC will receive cash distributions equal to 80% of the value of their capital accounts, or approximately $0.6 million. We intend to maintain approximately $5 million of the proceeds of the offering as regulatory capital, so that Sidoti & Company, LLC can maintain a sufficient level of net capital in accordance with the SEC’s uniform net capital rule and its clearing agreement with ConvergEx.
Some of the other principal purposes of this offering are to create a public market for our common stock and increase our visibility in the marketplace. Creating a public market for our common stock will facilitate our ability to raise additional equity in the future and to use our common stock as a means of attracting and retaining key employees and as consideration for acquisitions. Another principal purpose of this offering is to provide liquidity to existing stockholders.
We will have broad discretion in the way that we use the net proceeds of this offering. The amounts that we actually spend for the purposes described above may vary significantly and will depend, in part, on the timing and amount of our future revenues, our future expenses and any potential acquisitions that we may propose. Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities, U.S. government securities and other marketable securities. We cannot predict whether the net proceeds invested will yield a favorable return.

DIVIDEND POLICY
Sidoti & Company, Inc. is newly formed and has never declared or paid any dividends. Sidoti Holding Company, LLC, the parent of the broker-dealer, Sidoti & Company, LLC, has made distributions to Peter Sidoti, our founder, and the other capital members of Sidoti Holding Company, LLC. In the future, following the reorganization, we currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable law and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION
The following table sets forth Sidoti & Company, Inc.’s capitalization as of March 31, 2015:
•
on a historical basis;

•
on a pro forma as adjusted basis, giving effect to the reorganization prior to the consummation of this offering; and

•
on a pro forma as adjusted basis to reflect the sale by us in the offering of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of  $8.50 per share, the low-point of the range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, as well as the completion, concurrent with this offering, of our private placement of shares of common stock to Stifel. See note (2) below.

You should read this table together with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sidoti Holding Company, LLC’s consolidated financial statements and the related notes appearing elsewhere in this prospectus.
	As of March 31, 2015
	Actual	Pro Forma as Adjusted for the Reorganization		Pro Forma as Adjusted for the Reorganization and the Offering(1)(2)
	(unaudited)
Cash	$4,225,787		($414,322)(3)(5)(7)	$24,480,178(8)(9)
Total members’ equity/stockholders’ equity
Capital members’ interests; 9,000 units issued and outstanding	$4,843,419	$	—(3)(4)
Employee members’ interests; 750 units issued and outstanding	874,738		—(3)(4)(5)
Stockholders’ equity
Common stock, par value $.001 per share;
100,000,000 shares authorized; 3,618,333 shares
issued and outstanding on a pro forma basis;
6,915,333 shares issued and outstanding on a
pro forma basis adjusted for this offering
			3,618(4)(6)(7)	6,915(8)(9)
Additional paid-in capital			2,564,036(4)(6)(7)	27,655,239(8)(9)
Retained deficit			(782,992)	(827,907)(10)
Total equity	5,718,157		1,784,662	26,834,247
Total members’/stockholders’ equity	5,718,157		1,784,662	26,834,247
Total capitalization	$5,718,157		$1,784,662	$26,834,247

(1)
A $1.00 increase in the assumed initial public offering price of  $8.50 per share, would increase the net proceeds from this offering by approximately $2.79 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We have not disclosed the effect of a decrease in the initial public offering price since the table was prepared assuming the minimum offering details.

An increase or decrease of 100,000 shares in the number of shares sold in this offering by us would increase or decrease the net proceeds to us from this offering, after deducting assumed underwriting discounts and commissions, by $790,500, assuming an initial public offering price of  $8.50 per share, which is the low-point of the range reflected on the cover of this prospectus.

(2)
In addition to giving effect to the completion of the offering, this column gives effect to the completion of the Stifel private placement, whereby Stifel has agreed to purchase an amount of shares of our common stock equal to 9.9% of the total number of shares sold in this offering at the initial public offering price per share, as further described under “Business — Stifel Private Placement.”

(3)
Reflects the return of 80% each member’s capital account in cash — $3,874,736 paid to capital members; $617,463 paid to employee members on a pro forma basis.

(4)
Reflects the issuance of shares of common stock in exchange for the remaining 20% of each member’s capital account — $968,683 exchanged for capital members; $154,365 exchanged for employee members on a pro forma basis.

(5)
Reflects the buyback of employee member’s 1.0% interest for cash distributed after March 31, 2015, totaling $102,910.

(6)
Reflects the issuance of shares of common stock to capital and employee members as part of the reorganization transaction, and an employee equity grant.

(7)
Reflects capital member equity distributions distributed after March 31, 2015, totaling $45,000.

(8)
Reflects the public offering of 3,000,000 shares at $8.50 with net proceeds of  $22,370,000, as further described under “Use of Proceeds.”

(9)
Reflects the Stifel private placement of 297,000 shares at $8.50, as further described under “Business — Stifel Private Placement.”

(10)
Reflects net loss due to the reorganization and offering on a pro forma basis.

The 6,915,333 shares of our common stock to be outstanding after this offering is based on 3,618,333 shares of common stock outstanding immediately following the reorganization transaction and an employee equity grant, 3,000,000 shares of common stock sold in this offering and 297,000 shares that will be purchased by Stifel in a private placement and excludes 700,000 shares of common stock that will be available for future grant under our 2015 Plan, which will become effective on the date of the completion of this offering, and additional shares that will be available for future grant under the automatic increase provisions of our 2015 Plan (see “Executive Compensation — Employee Benefit and Share Plans — 2015 Stock Incentive Plan”). For more information about the contribution and exchange that is a part of our reorganization transaction, see “Business — Reorganization Transaction and Corporate Structure.”

DILUTION
If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma as adjusted net tangible book value per shares of our common stock immediately after completion of this offering.
As of March 31, 2015, our pro forma net tangible book value was approximately $1.8 million, or $0.49 per share of common stock. The pro forma net tangible book value per share represents the amount of our tangible assets less our liabilities, divided by the shares of common stock outstanding immediately following the reorganization transaction after giving effect to the pro forma adjustments related to the reorganization transaction described under “Unaudited Pro Forma Condensed Consolidated Financial Information.” Our pro forma as adjusted net tangible book value includes the adjustments related to the reorganization transaction, the impact of our sale of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of  $8.50 per share, the low-point of the price range set forth on the front cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the Stifel private placement, whereby Stifel has agreed to purchase an amount of shares of our common stock equal to 9.9% of the total number of shares sold in this offering at the initial public offering price per share, as further described under “Business — Stifel Private Placement.” Our pro forma as adjusted net tangible book value at March 31, 2015 would have been $26.7 million, or $3.86 per share of common stock. This represents an immediate increase in pro forma net tangible book value of  $3.37 per share to existing stockholders and an immediate dilution of  $4.64 per share to new investors (in millions, except per share amounts).
The following table illustrates this dilution:
Assumed initial public offering price per share of common stock		$8.50
Pro forma net tangible book value per share as of March 31, 2015, before giving effect to this offering	$0.49
Increase in pro forma net tangible book value per share attributable to investors purchasing shares in this offering	$3.37
Pro forma as adjusted net tangible book value per share after giving effect to this offering		$3.86
Dilution in pro forma net tangible book value per share to investors purchasing common stock in this offering		$4.64

The dilution information has been prepared using the low-point of the initial public offering price range set forth on the cover page of this prospectus, which represents the minimum price. A $1.00 increase in the initial public offering price of  $8.50 per share, the low-point of the price range set forth on the cover of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by approximately $0.48 and would increase dilution per share to new investors by approximately $0.52, assuming that the number of shares of common stock offered by us, as set forth on the cover of this prospectus, remains the same.
A $2.00 increase in the initial public offering price of  $8.50 per share, the low-point of the price range set forth on the cover of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this offering by approximately $0.95 and would increase dilution per share to new investors by approximately $1.05, assuming that the number of shares of common stock offered by us, as set forth on the cover of this prospectus, remains the same.
The pro forma as adjusted net tangible book value per share after giving effect to this offering would be $3.86 per share, and the dilution in pro forma net tangible book value per share to investors in this offering would be $4.64 per share.
The following table summarizes on a pro forma as adjusted basis as of March 31, 2015:
•
the total number of shares of common stock distributed as part of the reorganization transaction to our capital and employee members and purchased from us by new investors purchasing shares in this offering and in the Stifel private placement;

•
the total consideration paid to us pursuant to accounting adjustments made in connection with the reorganization transaction and by new investors purchasing shares in this offering and in the Stifel private placement, assuming an initial public offering price of  $8.50 per share (before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering), the low-point of the price range set forth on the cover of this prospectus; and

•
the average price per share paid pursuant to accounting adjustments made in connection with the reorganization transaction and by new investors purchasing shares in this offering and in the Stifel private placement.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Capital and employee members	3,618,333	52.32%	$1,784,662	5.99%	$0.49
New investors	3,297,000	47.68	$28,024,500	94.01%	$8.50
Total	6,915,333	100.0%	$29,809,162	100.0%	$4.31

A $1.00 increase in the assumed initial public offering price of  $8.50 per share, the low-point of the price range set forth on the cover of this prospectus, would increase the total consideration paid to us by new investors by $3,297,000 million and increase the percent of total consideration paid to us by new investors by approximately 0.6%, assuming that the number of shares of common stock offered by us in this offering, as set forth on the cover of this prospectus, and in the Stifel private placement remains the same.
The 6,915,333 shares of our common stock to be outstanding after this offering is based on 3,618,333 shares of common stock outstanding immediately following the reorganization transaction and an employee equity grant, 3,000,000 shares of common stock sold in this offering and 297,000 shares that will be purchased by Stifel in a private placement, and excludes 700,000 shares of common stock that will be available for future grant under our 2015 Plan, which will become effective on the date of the completion of this offering, and additional shares that will be available for future grant under the automatic increase provisions of our 2015 Plan (see “Executive Compensation — “Employee Benefit and Share Plans — 2015 Stock Incentive Plan”). For more information about the contribution and exchange that is part of our reorganization transaction, see “Business — Reorganization Transaction and Corporate Structure.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial information for Sidoti Holding Company, Inc. is based upon the historical consolidated financial statements of Sidoti Holding Company, LLC. Sidoti Holding Company, LLC is a holding company that has no operations and only conducts business through its wholly-owned subsidiaries, except that it has paid certain expenses in connection with the formation and setup of the nascent asset management business. Its only asset is its interest in Sidoti & Company, LLC, and its interest in two newly formed asset management entities. Neither Sidoti Holding Company, LLC nor Sidoti & Company, LLC was subject to U.S. federal or state income taxes. Earnings did not reflect the taxes we will pay as a corporation following the reorganization.
The information in this section will reflect that following the reorganization transaction, we will be a holding company whose only asset is its interest in its wholly-owned subsidiaries, Sidoti & Company, LLC, the Adviser and the General Partner. As well, it will reflect that the Partnership’s financial statements have been consolidated into the consolidated financial statements of Sidoti Holding Company, LLC.
The unaudited pro forma condensed statements of operations and financial condition reflect the reorganization transaction, which is further described under “Business — Reorganization Transaction and Corporate Structure,” the effects of this offering at a price of  $8.50 per share, the low-point of the price range on the cover of this prospectus, and the completion of the Stifel private placement, whereby Stifel has agreed to purchase an amount of shares of our common stock equal to 9.9% of the total number of shares sold in this offering at the initial public offering price per share, as further described under “Business — Stifel Private Placement.” The unaudited pro forma condensed statements of operations and financial condition are presented for illustrative purposes only and do not purport to represent our results of operations or financial position that would actually have occurred had the transactions referred to below been consummated on January 1, 2014 or April 1, 2015 for the unaudited pro forma condensed statement of operations, as applicable, and on December 31, 2014 and March 31, 2015 for the unaudited pro forma condensed statement of financial condition, or to project our results of operations or financial position for any future date or period. The pro forma adjustments described herein are based upon available information and certain assumptions that we believe are reasonable and factually supportable.
In order to reflect our operating expenses as well as tax and capital structure upon the consummation of this offering, the unaudited pro forma condensed consolidated financial information gives effect to the reorganization transaction and the related transactions as described in “Business — Reorganization Transaction and Corporate Structure,” including:
•
the exchange of capital member interests and employee interests held by Sidoti Holding Company, LLC’s members into shares of our common stock in connection with the corporate reorganization; and

•
A provision for corporate income taxes at an effective tax rate of 45.0%, which assumes Sidoti & Company, Inc. is taxed as a C corporation at the highest statutory rates apportioned to each state, local, and/or foreign tax jurisdiction and is reflected net of U.S. federal tax benefit.

The unaudited pro forma condensed consolidated financial information is included for informational purposes only and does not purport to reflect our results of operations or financial condition that would have occurred had we operated as a public company during the periods presented. We have not made any pro forma adjustment relating to reporting and compliance costs and investor relations costs that we will incur as a public company. You should read this unaudited pro forma condensed consolidated financial information together with the other information contained in this prospectus, including “Business — Reorganization Transaction and Corporate Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business — Stifel Private Placement” and Sidoti Holding Company, LLC’s consolidated financial statements and the notes thereto.
The unaudited pro forma condensed consolidated financial information presented is not necessarily indicative of the results of operations or financial condition that might have occurred had the pro forma adjustments actually taken place as of the dates specified, or that may be expected to occur in the future.

	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2014
	Sidoti Holding Company, LLC Historical	Pro Forma Adjustments for the Reorganization	Pro Forma as Adjusted for the Reorganization	Pro Forma Adjustments for the Offering	Sidoti & Company, Inc. Pro Forma as Adjusted for the Reorganization and the Offering
Total Revenues	$25,524,126		$25,524,126		$25,524,126
Employee compensation and benefits	17,374,814	1,537,795(1)	18,912,609	300,000(4)	19,212,609
Non-compensation expenses	7,404,167		7,404,167	500,000(5)	7,904,167
Total expenses	24,778,981		$26,316,776		27,116,776
Net income (loss) before local income taxes	745,145		$(792,650)		$(1,592,650)
Local income taxes	43,401	(394,569)(2)(3)	(351,168)	(360,000)(6)	(711,168)
Net loss attributable to non-controlling interest	(128,479)		(128,479)		(128,479)
Net income (loss) attributable to controlling interest	$830,223		$(313,003)		$(753,003)
Weighted average shares outstanding
Basic			3,618,333		6,915,333
Diluted			3,618,333		6,915,333
Net income per share
Basic			(0.09)		(0.11)
Diluted			(0.09)		(0.11)

(1)
Reflects grant of 5.0% equity ownership (180,917 shares of common stock at the minimum share price of  $8.50) to employee pre-offering.

(2)
Reflects the elimination of Unincorporated Business Tax (UBT) pre-reorganization for the year ended December 31, 2014.

(3)
Reflects tax expense (credit) at 45.0% effective tax rate, adjusted to exclude non-controlling interest and book to tax differences.

(4)
Reflects an estimate, only for the purpose of the above pro forma presentation, of Peter Sidoti’s compensation post-offering. Mr. Sidoti’s actual compensation will be determined and approved by our compensation committee in accordance with its charter.

(5)
Reflects estimated public company costs post-offering for the year ended December 31, 2014.

(6)
Reflects tax expense (credit) at 45.0% effective tax rate post-offering adjusted to exclude non-controlling interest and book to tax differences.

	Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2015
	Sidoti Holding Company, LLC Historical	Pro Forma Adjustments for the Reorganization	Pro Forma as Adjusted for the Reorganization	Pro Forma Adjustments for the Offering	Sidoti & Company, Inc. Pro Forma as Adjusted for the Reorganization and the Offering
Total Revenues	$5,315,841		$5,315,841		$5,315,841
Employee compensation and benefits	3,108,470	1,537,795(1)	4,646,265	75,000(4)	4,721,265
Non-compensation expenses	2,161,382		2,161,382	125,000(5)	2,286,382
Total expenses	5,269,852		$6,807,647		7,007,647
Net income (loss) before local income taxes	45,989		$(1,491,806)		$(1,691,806)
Local income taxes	11,162	(717,776)(2)(3)	(706,614)	(155,085)(6)	(861,699)
Net loss attributable to non-controlling interest	(2,200)		(2,200)		(2,200)
Net income (loss) attributable to controlling interest	$37,027		$(782,992)		$(827,907)
Weighted average shares outstanding
Basic			3,618,333		6,915,333
Diluted			3,618,333		6,915,333
Net income per share
Basic			$(0.22)		$(0.12)
Diluted			$(0.22)		$(0.12)

(1)
Reflects grant of 5.0% equity ownership (180,917 shares of common stock at the minimum share price of  $8.50) to employee pre-offering.

(2)
Reflects the elimination of Unincorporated Business Tax (UBT) pre-reorganization for the three months ended March 31, 2015.

(3)
Reflects tax expense (credit) at 45.0% effective tax rate, adjusted to exclude non-controlling interest and book to tax differences.

(4)
Reflects an estimate, only for the purpose of the above pro forma presentation, of Peter Sidoti’s compensation post-offering, pro-rated for the three months ended March 31, 2015. Mr. Sidoti’s actual compensation will be determined and approved by our compensation committee in accordance with its charter.

(5)
Reflects estimated public company costs post-offering, pro-rated for the three months ended March 31, 2015.

(6)
Reflects tax expense (credit) at 45.0% effective tax rate post-offering adjusted to exclude non-controlling interest and book to tax differences.

	Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition as of December 31, 2014
	Sidoti Holding Company, LLC Historical	Pro Forma Adjustments for the Reorganization	Pro Forma as Adjusted for the Reorganization	Pro Forma Adjustments for the Offering	Sidoti & Company, Inc. Pro Forma as Adjusted for the Reorganization and the Offering
Cash and cash equivalents	$6,486,016	$(5,261,109)(1)(3)(4)	$1,224,907	24,894,500(7)(8)	$26,119,407
Receivable from clearing brokers	1,805,153	—	1,805,153		1,805,153
Investment in securities at fair value (Partnership)	2,073,942	—	2,073,942		2,073,942
Investment banking fees receivable	6,000	—	6,000		6,000
Research fees receivable	464,882	—	464,882		464,882
Deferred tax asset	—	351,168(5)	351,168	360,000(5)	711,168
Prepaid expenses and other assets	384,746	—	384,746		384,746
Property and equipment, net	280,844	—	280,844		280,844
Security deposits	572,489		572,489		572,489
Total Assets	$12,074,072	$4,909,941	$7,164,131		$32,418,631
Bonus payable	$2,500,000	—	$2,500,000		$2,500,000
Commission payable	293,771	—	293,771		293,771
Payables to clearing brokers (Partnership)	28,760	—	28,760		28,760
Payables to clearing brokers	140,594	—	140,594		140,594
Accounts payable and accrued expenses	891,790	—	891,790		891,790
Accrued expenses (Partnership)	45,506	—	45,506		45,506
Total Liabilities	$3,900,421	$—	$3,900,421		$3,900,421
Non-Controlling Interest	1,871,521		1,871,521		1,871,521
Stockholders’ Equity
Common stock, par value $.001 per share; 100,000,000 shares authorized; 3,618,333 shares issued and outstanding on a pro forma basis; 6,915,333 shares issued and outstanding on a pro forma basis adjusted for this offering		3,618(2)(6)	3,618	3,297	6,915
Additional Paid-in Capital		1,701,574(2)(6)	1,701,574	24,891,203	27,392,777
Retained Earnings		(313,003)	(313,003)	(440,000)	(753,003)
Total Members’ Equity	6,302,130	(6,302,130)(1)(2)(3)(4)(5)(6)	—	0	—
Total Liabilities, Non-Controlling Interest and Members’ Equity	$12,074,072	$4,909,914	$7,164,131		$32,418,631

(1)
Reflects distribution in cash to capital and employee members of 80% of the value of their capital accounts, or approximately $4.5 million.

(2)
Reflects distribution of approximately 112,000 shares of our common stock to capital and employees members, representing 20% of the value of their capital accounts.

(3)
Reflects buy back of the employee interests of a former employee prior to the reorganization for the amount of  $102,910.

(4)
Reflects post-December 31, 2014 equity capital withdrawals of  $660,000.

(5)
Reflects deferred tax asset attributable to tax credit and resulting pro forma net loss to retained earnings.

(6)
Reflects issuance of approximately 3,506,000 shares of our common stock to capital and employee members as part of the reorganization transaction, and an employee equity grant.

(7)
Reflects the sale by us in the offering of 3,000,000 shares of common stock at the offering price of $8.50 per share, the low-point of the range set forth on the cover of this prospectus.

(8)
Reflects Stifel private placement of 297,000 shares of our common stock at the offering price of  $8.50 per share, the low-point of the range set forth on the cover of this prospectus.

	Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition as of March 31, 2015
	Sidoti Holding Company, LLC Historical	Pro Forma Adjustments for the Reorganization		Pro Forma as Adjusted for the Reorganization	Pro Forma Adjustments for the Offering	Sidoti & Company, Inc. Pro Forma as Adjusted for the Reorganization and the Offering
Cash and cash equivalents	$4,225,787		$(4,640,109)(1)(3)(4)	$(414,322)	24,894,500(7)(8)	$24,480,178
Receivable from clearing brokers	1,546,710		—	1,546,710		1,546,710
Investment in securities at fair value (Partnership)	2,208,915		—	2,208,915		2,208,915
Investment banking fees receivable	70,000		—	70,000		70,000
Research fees receivable	274,393		—	274,393		274,393
Deferred tax asset	—		706,154(5)	706,154	155,085(5)	861,699
Prepaid expenses and other assets	413,405		—	413,405		413,405
Property and equipment, net	267,252		—	267,252		267,252
Security deposits	530,241		—	530,241		530,241
Total Assets	$9,536,703		$3,933,495	$5,603,208	25,049,585	$30,652,793
Bonus payable	$—		—	$—		$—
Commission payable	320,310		—	320,310		320,310
Payables to clearing brokers (Partnership)	256,506		—	256,506		256,506
Payables to clearing brokers	485		—	485		485
Accounts payable and accrued expenses	1,351,030		—	1,351,030		1,351,030
Accrued expenses (Partnership)	20,894		—	20,894		20,894
Total Liabilities	1,949,225	$		1,949,225		$1,949,225
Non-Controlling Interest	1,869,321		—	1,869,321		1,869,321
Stockholders’ Equity
Common stock, par value $.001 per share; 100,000,000 shares authorized; 3,618,333 shares issued and outstanding on a pro forma basis; 6,915,333 shares issued and outstanding on a pro forma basis adjusted for this offering			3,618(2)(6)	3,618	3,297(7)(8)	6,915
Additional Paid-in Capital			2,564,036(2)(6)	1,834,129	25,091,203(7)(8)	27,655,239
Retained Earnings			(782,992)	(782,992)	(44,915)(5)	(827,907)
Total Members’ Equity	5,718,157		(5,718,157)(1)(2)(3)(4)(5)(6)	—	25,049,585	—
Total Liabilities, Non-Controlling Interest and Members’ Equity	$9,536,703		$3,933,495	5,603,208		$30,652,793

(1)
Reflects distribution in cash to capital and employee members of 80% of the value of their capital accounts, or approximately $4.5 million.

(2)
Reflects distribution of approximately 112,000 shares of our common stock to capital and employees members, representing 20% of the value of their capital accounts.

(3)
Reflects buy back of the employee interests of a former employee prior to the reorganization in the amount of  $102,910.

(4)
Reflects post-March 31, 2015 equity capital withdrawals of  $45,000.

(5)
Reflects deferred tax asset attributable to tax credit and resulting pro forma net loss to retained earnings.

(6)
Reflects issuance of approximately 3,506,000 shares of our common stock to capital and employee members as part of the reorganization transaction, and an employee equity grant.

(7)
Reflects the sale by us in the offering of 3,000,000 shares of common stock at the offering price of $8.50 per share, the low-point of the range set forth on the cover of this prospectus.

(8)
Reflects Stifel private placement of 297,000 shares of our common stock at the offering price of  $8.50 per share, the low-point of the range set forth on the cover of this prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA
The following tables summarize the historical consolidated financial data for Sidoti Holding Company, LLC. Following the reorganization transaction, Sidoti & Company, Inc. will be a holding company whose only assets will be its interest in its wholly-owned subsidiaries, Sidoti & Company, LLC, the Adviser and the General Partner. For further details on this transaction, see “Business — Reorganization Transaction and Corporate Structure” in this prospectus. The Partnership’s financial statements have been consolidated into the consolidated financial statements of Sidoti Holding Company, LLC because the General Partner has a controlling interest in the Partnership.
We have derived the consolidated statements of operations data for the fiscal years ended December 31, 2013 and 2014 and Sidoti Holding Company, LLC’s consolidated statements of financial condition data as of December 31, 2013 and 2014 from Sidoti Holding Company, LLC’s audited consolidated financial statements and related notes included elsewhere in this prospectus. The unaudited consolidated statements of operations data for the three months ended March 31, 2014 and March 31, 2015 and the unaudited consolidated statements of financial condition data as of March 31, 2014 and March 31, 2015 are derived from Sidoti Holding Company, LLC’s unaudited financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, we consider necessary for a fair statement of the financial information set forth in those statements. Sidoti Holding Company, LLC’s historical results are not necessarily indicative of the results that may be expected in the future. Additionally, Sidoti Holding Company, LLC’s results of operations for the interim period ended March 31, 2015 are not necessarily indicative of the results to be obtained for the full fiscal year. The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sidoti Holding Company, LLC’s consolidated financial statements and related notes included elsewhere in this prospectus.
Consolidated Statements of Operations Data:
	For the Years Ended December 31,		For the Three Months Ended March 31,
	2013	2014	2014	2015
				(unaudited)
Revenues:
Commissions	$19,467,968	$17,763,717	$4,915,810	$3,394,222
Research income	8,070,258	6,233,625	1,997,524	1,674,304
Investment banking income	1,654,058	734,174	268,642	168,901
Seminar and conference fee income	882,960	661,052	355,980	—
Net realized and unrealized gain (Partnership)	—	—	—	19,588
Other income	211,464	131,558	68,932	58,826
Total revenues	30,286,708	25,524,126	7,606,888	5,315,841
Expenses:
Employee compensation and benefits	22,578,681	17,374,814	4,878,219	3,108,470
Floor brokerage, exchange and clearance fees	1,467,156	1,519,830	396,318	365,442
Occupancy	1,455,454	1,673,376	339,533	405,885
Seminar and conferences	1,034,623	1,116,126	947,371	794,213
Travel and entertainment	1,179,410	1,090,423	288,982	161,925
Quotes and research	484,684	500,739	131,375	111,358
Communications and data processing	184,010	162,964	36,437	40,489
Net realized and unrealized loss (Partnership)	—	65,910	—	—
Other expenses	1,017,014	1,274,799	397,748	282,070
Total expenses	29,401,032	24,778,981	7,415,983	5,256,852
Net income before local income taxes	885,676	745,145	190,905	45,989
Local income taxes	59,994	43,401	9,916	11,162
Net income	825,682	701,744	180,989	34,827
Net loss attributable to non-controlling interest	—	(128,479)	—	(2,200)
Net income attributable to controlling interest	$825,682	$830,223	$180,989	$37,027

Consolidated Statements of Financial Condition Data:
	December 31,		March 31,
	2013	2014	2014	2015
			(unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$7,367,571	$6,486,016	$5,636,445	$4,225,787
Receivable from clearing brokers	2,015,739	1,805,153	2,389,691	1,546,710
Investment in securities at fair value (Partnership)	—	2,073,942	—	2,208,915
Investment banking fees receivable	418,887	6,000	162,386	70,000
Research fees receivable	398,391	464,882	368,661	274,393
Prepaid expenses and other assets	285,842	384,746	307,130	413,405
Total Current Assets	10,486,430	11,220,739	8,864,313	8,739,210
Non-Current Assets:
Property and equipment, net	$121,618	$280,844	102,774	267,252
Security deposits	137,365	572,489	137,365	530,241
Total Non-Current Assets	258,983	853,333	240,139	797,493
Total Assets	$10,745,413	$12,074,072	$9,104,452	$9,536,703
Liabilities:
Current Liabilities:
Bonuses payable	$3,150,000	$2,500,000	$550,000	—
Commissions payable	541,336	293,771	453,120	320,310
Payables to clearing brokers (Partnership)	—	140,594	—	256,506
Payables to clearing brokers	1,692,	28,760	224,779	485
Accounts payable and accrued expenses	829,449	891,790	1,600,750	1,351,030
Accrued expenses (Partnership)	—	45,506	—	20,894
Total Current Liabilities	4,522,477	3,900,421	2,828,649	1,949,225
Non-Controlling Interest	—	1,871,521	—	1,869,321
Members’ Equity:
Capital members’ interests	5,421,915	5,430,540	5,459,398	4,843,419
Employee members’ interests	801,021	871,590	816,405	874,738
Total Members’ Equity	6,222,936	6,302,130	6,275,803	5,718,157
Total Liabilities, Non-Controlling Interest and Members’ Equity	$10,745,413	$12,074,072	$9,104,452	$9,536,703

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of the financial condition and results of operations of Sidoti Holding Company, LLC should be read together with Sidoti Holding Company, LLC’s consolidated financial statements and the other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed below and those discussed in the section entitled “Risk Factors” included elsewhere in this prospectus. Please also see the section titled “Special Note Regarding Forward-Looking Statements.” All forward-looking statements speak only as of the date on which they are made.
Emerging Growth Company Status
We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:
•
have an independent auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have made an irrevocable decision to opt out of this extended transition period for complying with new or revised accounting standards.
We will remain an “emerging growth company” for up to five years or until the earliest of  (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
Overview
We commenced operations in 1999 as an independent research firm focused on the small- and micro-cap sectors. Although we have grown since inception, our approach remains centered on high-quality research in these areas, which we believe to be underserved. In recent years, we have introduced new services, such as sales and trading and investment banking, all relying on the depth of our knowledge and expertise in the small- and micro-cap sectors. We believe that our distinct focus and expertise will enable us to expand into new businesses, such as asset management.
Our full-service approach affords our institutional investor clients with a combination of high-quality research, a small- and micro-cap company focused nationwide sales effort, broad access to corporate management teams and extensive trading support. We do not serve retail clients, and we do not make our research available to retail clients. Our principal services include:
•
Equity Research:   We believe our commitment to unbiased, institutional-quality independent research has been responsible for our success and reputation since our inception in 1999. In addition to offering research, we provide institutional clients with extensive access to the management teams of companies included in our research coverage universe.

•
Sales and Trading:   Our nationally focused sales and trading team is made up of highly experienced professionals who have established relationships with many of the leading institutional investors that focus on small-cap and micro-cap companies. Our trading desk, which has been in operation since 2004, employs its extensive experience in assisting institutions with prompt order execution and a competitive commission structure.

•
Investor Conferences:   We organize small-cap and micro-cap investor conferences where we encourage our covered companies to present to dedicated small-cap and micro-cap institutional investors.

•
Investment Banking Services:   We also are included as an underwriter, placement agent or initial purchaser in primarily equity securities offerings undertaken by companies for which we provide research coverage. We offer these companies assistance with block trades, authorized share repurchase programs and similar transactions. We have entered into a referral agreement pursuant to which we will refer to Stifel, Nicolaus companies that are the subject of research coverage by Sidoti & Company, LLC who contact us about investment banking services. We believe that through this arrangement, we will have an opportunity to offer these companies access to a broader array of services and we will be able to participate in additional investment banking transactions.

Since inception, we have invested in growing our research platform and expanding the scope of our research coverage universe. This has required a substantial investment. Unlike most of our broker-dealer competitors, we do not derive a significant percentage of our revenues from investment banking services. We also do not provide mergers and acquisitions (“M&A”) advisory services. In effect, unlike larger investment bank competitors, we cannot offset our investment in research from fees from investment banking services or M&A advisory fees. As we discuss below, the majority of our revenues are based on our commission revenues. To an extent, commission revenues and research income depend on general economic conditions and other circumstances outside of our control. Our equity research coverage forms the basis of our relationships with our institutional clients that then direct their trading to us, resulting in commission revenues.
Asset Management
We recently organized a hedge fund, the Sidoti Micro Cap Fund, LP (the “Partnership”). The general partner of the Partnership is Sidoti Micro Cap GP, LLC (the “General Partner”). The investment adviser to the Partnership is another newly formed entity, Sidoti Capital Management, LLC (the “Adviser”). Each of these entities was formed on June 16, 2014. Following the offering, the General Partner and the Adviser will be our subsidiaries. The Partnership is not our subsidiary; however, the Partnership’s financial statements have been consolidated into the consolidated financial statements of Sidoti Holding Company, LLC because the General Partner has a controlling interest in the Partnership. The General Partner has not yet been capitalized. The Adviser has been capitalized with a $100 contribution from Sidoti Holding Company, LLC.
On October 3, 2014, the Adviser entered into a subadvisory agreement (the “Subadvisory Agreement”) with Liberty Park Capital Management, LLC (the “Subadviser”) to manage the investments and day-to-day operations of the Partnership. As of March 31, 2015, we had incurred approximately $190,000 in costs in connection with the formation and setup of our nascent asset management business. Approximately $135,000 of these costs are reimbursable by the Partnership. We do not expect that the Partnership will reimburse any costs until it attains unaffiliated limited partner subscriptions, at which time the costs will be repaid ratably over a 180-month period.
The Partnership was launched as a “proof of concept” test, and currently has total assets under management of  $2 million, representing the funds seeded by three limited partners, consisting of four investors, including our founder and Chief Executive Officer, Peter Sidoti, and three of his family members. After the consummation of this offering, when the Partnership commences its business by soliciting and attaining third-party funds, we expect the reimbursement of costs to begin and amounts to be drawn from all of the Partnership’s assets. The reimbursement of costs may be impacted by negotiations between the General Partner and future unaffiliated limited partner investors.

The General Partner and the Adviser have not yet generated any revenues. The Adviser and the General Partner are exercising their discretion under the limited partnership agreement to waive fees due from the Partnership until the Partnership obtains a sufficient amount of unaffiliated limited partner funds. We do not expect that the General Partner and Adviser will generate material revenues until there is a sufficient amount of unaffiliated investor subscriptions in the Partnership. See “Certain Relationships and Related Party Transactions — Asset Management Agreements.” For more information on the expenses incurred in connection with the formation of our asset management business, see “— Asset Management” below.
Following a reorganization transaction, Sidoti & Company, Inc. will be a holding company whose only asset will be its interest in its subsidiaries, Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC. For further details on this transaction, see “Business — Reorganization Transaction and Corporate Structure” in this prospectus.
Business Environment
General economic conditions and trends affect our revenues and profitability. These include market conditions, investor sentiment about the equity markets, and macroeconomic conditions. We also are affected by new regulations affecting broker-dealers and, in the future, once our asset management business develops, by regulations affecting registered investment advisers or their activities. All of these factors affect the robustness of the equity markets, the level of interest of institutional investors in small- and micro-cap stocks and the level of equity securities issuance. This affects the level of trading volumes and, as a result, impacts our commission revenues and our investment banking revenue. To the extent that investor sentiment is negative or investor interest in small- and micro-cap stocks diminishes, our research revenues would be adversely affected. In addition, our compliance costs may increase over the short- or long-term, as we adjust to and comply with new regulations. These general economic trends are difficult to predict and are outside of our control. In the aftermath of the financial crisis in 2008 and 2009, the pace of regulatory change has accelerated. It is difficult to anticipate whether new regulations not yet proposed may have a negative impact on our business and financial results.
As we discuss in “Business,” the investment banking business is subject to intense competition. In recent years, there has been continued consolidation among banking firms. As a result, there are fewer independent, non-commercial bank affiliated broker-dealers. Many of these larger entities have significant resources and are able to recruit talented research and other banking personnel. As we discuss in “Business,” although the larger investment banks are less focused on small- and micro-cap stocks, there is no assurance that they will continue to focus on larger, well-capitalized companies. A shift in focus by these larger banks to small-cap stocks would pose increased competition in our market, considering the depth of their resources.
Across the brokerage industry, there has been intense pricing pressure in respect of trading commissions. To date, the pricing pressure has had a limited effect on our trading commissions because we believe clients are willing to pay higher commissions when trading through our sales and trading desk in recognition of the value of the research that we provide and our knowledge of small- and micro-cap companies; however, there can be no assurance that we will be able to preserve the attractive commissions that represent the most significant component of our revenues.
Industry Trends Affecting Our Business
Technological advances, the increasing speed of information flow and the availability of free information on the Internet have changed the equity research marketplace, dramatically affecting product demand from the traditional customer base and the very nature of product delivery. In addition, many existing customers are reducing commissions paid to their outside brokers. At the same time, quantitative analysis funds and ETFs offer potentially lower transaction costs and diversified benchmark performance, which may result in consumers choosing to invest in such products as opposed to directly buying individual common stocks. Taken together, traditional purchasers have reduced their consumption of independent equity research, because some fee-based research offers information that can be found for free elsewhere and is overly background-oriented, which adds little complementary value to investors’ trading decisions. Our goal remains to provide highly valuable insight to our clients and differentiate our product from rivals in an increasingly competitive marketplace.

Key Components of Our Results of Operations
Components of Revenues
We derive revenues primarily from direct commissions related to our sales and trading business, indirect payments for providing proprietary research, and, to a lesser extent, fees from our investment banking business and seminar and conference fee income. Our equity research coverage forms the basis of our relationships with our institutional clients that then direct their trading to us, resulting in commission revenues. Historically, approximately 70% of these trading revenues have come from trading in stocks our research analysts do not cover. Our other operating revenues are primarily composed of seminar and conference fee income, third-party distribution royalties and revenues of the consolidated asset management entities.
As discussed elsewhere in this section, we believe that our customers are trading fewer shares overall. This has impacted our commission revenues and research income over the past few quarters. This trend may continue. If it does, our commission revenues and research income will continue to be impacted. In an effort to monitor this trend, we review trading volumes in small- and micro-cap markets, both at the Sidoti & Company, LLC and market level, and in equities markets overall. We believe that varying investor interest in small- and micro-cap stocks could be one cause of the reduced trading volumes. In addition, as indicated below, a reduction in headcount has impacted our revenues and it has led to a decrease in the number of companies we cover. Combined commission revenues and research income amounts declined 15.0% from the first quarter of 2014 to the second quarter of 2014, 13.6% from the second quarter of 2014 to the third quarter of 2014, increased 20.9% from the third quarter of 2014 to the fourth quarter of 2014 and declined 17.4% from the fourth quarter of 2014 to the first quarter of 2015.
Commission Revenues
Our commission revenues include commissions paid by customers from brokerage transactions in listed and over-the-counter, or OTC, equity securities. Some customers choose to compensate us indirectly for the value of research and other value-added services we deliver through brokerage commissions. We recognize commissions on a trade date basis. Our commission revenues may vary between periods, in part depending on commission rates, trading volumes and our ability to continue to deliver research and other value-added services to our clients. The ability to execute trades electronically, through the Internet and through other alternative trading systems has increased pressure on trading commissions and spreads. Although we are less affected by this trend because we focus exclusively on small- and micro-cap stocks, it is possible that in the future we may experience further pricing pressures. While we place and execute customer orders, we do not settle trades or extend financing to customers. In addition, we limit our activities to riskless principal or agency trades and we do not make markets in securities or maintain securities inventories.
Research Income
We charge some of our customers directly for our proprietary research, although this type of research income historically has constituted a small percentage of our total research revenues. We also depend upon arrangements, known as commission sharing arrangements, which have been adopted by some large institutional investors with third-party brokers. In these arrangements, these institutional investors concentrate their trading with fewer “execution” brokers and pay a fixed amount for execution with an additional amount set aside for payments to other firms for research or other brokerage services. Accordingly, we may experience reduced (or eliminated) trading volume with such investors but may be compensated for our research and sales efforts through allocations of the designated amounts. Depending on the extent to which our clients adopt this practice, this trend may impair our brokerage revenues by negatively affecting both volumes and trading commissions, as we would be compensated for our research with commission sharing arrangement payments from our customers’ execution brokers instead of with customer trades through our sales and trading desk. However, over the past year or two, some of our customers have transitioned away from research revenue payments and have instead compensated us through traditional commission payments. Specifically, some of our clients have entered into fewer commission sharing arrangements. In addition, we believe that our clients are trading fewer shares overall through their execution brokers, resulting in reduced total execution broker commissions from which we receive research revenue payments. In an effort to account for this reduction, we believe our clients have increasingly decided to compensate us for the research and services that we provide with trades through our sales and trading desk.
When customers trade through our sales and trading desk, resulting in brokerage revenues, we incur clearing and execution expenses. When we receive revenue through a commission sharing arrangement, our salespeople receive additional compensation roughly equivalent to these expenses, so the profitability of these different types of revenue is substantially the same, and the costs associated with both types of revenue are largely variable rather than fixed.
Another source of research income comes from alpha capture arrangements. Under these arrangements, we submit our investment ideas based on our research to alpha capture platforms, which are electronic interfaces that aggregate trading ideas from multiple brokerage and research firms, and we are compensated based on the performance of those ideas. While we monitor the amount of alpha capture payments that we receive, we do not differentiate between direct research revenue payments and commission sharing arrangement research revenue payments (together, “other research revenues”) or record separately the costs associated with each of them. Direct research revenue payments and commission sharing research revenue payments relate to the same service provided. Whether we are compensated for our research with a direct payment or through an amount delivered by an execution broker does not impact our business, accounting or revenue recognition. Other research revenues comprised 74.8% of our total research revenues in 2013, 83.7% of our total research revenues in 2014 and 66.0% of our total research revenues for the three months ended March 31, 2015. Alpha capture revenues comprised the remaining portion of research revenues in each respective period. All of our research is performed in a uniform, flat cost structure that is not affected by the type of research distribution method.
We also derive some revenue from third parties that distribute our research; however, we consider these to be royalty payments and classify them under other income. Part of our growth strategy is to expand our third-party distribution revenue by entering into additional arrangements of this type. For more information see Note 1 —“Nature of business and summary of significant accounting policies — Revenue Recognition from Research Income” to our consolidated financial statements.
Whether we receive direct research revenues, commission sharing arrangement research revenues or brokerage revenues, we enter into oral arrangements with our customers. As part of these arrangements, we convey our expectations for payment in respect of the research and related research services that we provide. There are no minimum payment or trading obligations owed to us no matter how we are compensated. If we believe that a customer fails to compensate us appropriately, we may offer fewer services to that customer or reduce that customer’s level of access to our research. This occurs infrequently as we believe our customers value the research and services we provide and compensate us accordingly, so that we may continue to meet their needs.
Investment Banking
We earn investment banking revenues from underwriting securities offerings, arranging private placements and facilitating other transactions, including stock repurchase transactions and block trades for issuers for which we provide research coverage. We earn underwriting revenues from securities offerings in which we act as an underwriter or placement agent, such as initial public offerings and follow-on equity offerings. Underwriting revenues include management fees, underwriting fees and selling concessions. We record underwriting revenues, net of related syndicate expenses, at the time the underwriting is completed. In syndicated underwritten transactions, management estimates our share of transaction-related expenses incurred by the syndicate, and we recognize revenues net of such expenses. On final settlement, we adjust these amounts to reflect the actual transaction-related expenses and our resulting underwriting fee. Accordingly, this type of revenue is largely variable rather than fixed. We also act as a financial intermediary and facilitate corporate stock repurchase transactions and block trades for which we earn a negotiated fee. We record revenues in connection with these services when the transactions to be performed are substantially complete, the fees are determinable, and collection is reasonably assured.
Since our investment banking revenues are generally recognized at the time of completion of each transaction or the services to be performed, these revenues typically vary between periods and may be considerably affected by the timing of the closing of significant transactions. Generally, we do not seek out investment banking business but rather participate in transactions for issuers with which we have an existing relationship.
Other Operating Revenues
Other operating revenues primarily include seminar and conference fee income, third-party distribution royalties and revenues of the consolidated asset management entities.
Components of Expenses
We classify our expenses as employee compensation and benefits, floor brokerage, exchange and clearance fees, and occupancy, seminars and conferences, travel and entertainment, quotes and research, communications and data processing, which fall under the umbrella of other operating expenses. A significant portion of our expense base is variable, including employee compensation and benefits, brokerage, exchange and clearance, communications and data processing, seminars and conferences, and travel and entertainment expenses.
Employee Compensation and Benefits
Employee compensation and benefits is the largest component of our expenses and includes employee base pay, performance bonuses, sales commissions, related payroll taxes, medical and benefits expenses, as well as expenses for temporary employees. After this offering, we intend to pay performance-based bonuses in the form of restricted stock grants pursuant to our 2015 Plan. Except for fiscal year 2014, we pay bonuses semi-annually, which for senior professionals typically make up a large portion of their total compensation. We paid annual bonuses for fiscal year 2014. We do not believe that the timing of our bonus payments impacts the amount of our compensation expense, because our bonus expense is accrued monthly in an amount based on the profits of Sidoti & Company, LLC, if any, for the relevant month. This stands in contrast to base salaries, which are not directly related to the profits of the broker-dealer. We do not use any formula to calculate bonus payments. Bonus amounts are a function of the profit of Sidoti & Company, LLC but other factors can contribute as well. Bonus payments may have a greater impact on our cash position and liquidity in the periods in which they are paid than would otherwise be reflected in our statements of income.
Floor Brokerage, Exchange and Clearance Fees
Floor brokerage, exchange and clearance fees include the cost of floor and electronic brokerage and execution, securities clearance and exchange fees. We currently clear our securities transactions through ConvergEx. Changes in brokerage, clearing and exchange fees fluctuate largely in line with the volume of sales and trading activity.
Other Operating Expenses
Other operating expenses primarily include travel and entertainment, seminars and conferences, market data, occupancy, communications, data processing, professional fees and expenses of the consolidated asset management entities.
As a result of this offering, we will no longer be a private company and our costs for items such as insurance, accounting and legal advice will increase. We will also incur costs that we have not previously incurred for directors fees, investor relations expenses, expenses for compliance with the Sarbanes-Oxley Act and rules implemented by the SEC, FINRA and Nasdaq, and various other costs of being a public company.
Results of Operations
The results of operations presented below are the consolidated results of operations of Sidoti Holding Company, LLC, the holding company for Sidoti & Company, LLC, the Adviser and the General Partner, and the Partnership. The Partnership’s financial statements have been consolidated into the consolidated financial statements of Sidoti Holding Company, LLC because the General Partner has a controlling interest in the Partnership. The Partnership’s results of operations had a de minimis effect on our expenses for the period presented.

Comparison of the Three Months Ended March 31, 2014 and 2015
Overview
Total revenues decreased by $2.3 million, or 30.3%, from $7.6 million for the three months ended March 31, 2014 to $5.3 million for the three months ended March 31, 2015. This decrease was primarily due to decreases of  $1.5 million in commission revenues, $0.3 million in research revenues, and $0.4 million in seminar and conference fee revenues.
Total expenses decreased by $2.1 million, or 28.4%, from $7.4 million for the three months ended March 31, 2014 to $5.3 million for the three months ended March 31, 2015, primarily due to a decrease of $1.8 million in employee compensation. The decrease in employee compensation resulted from a decrease in commissions and bonus expenses due to reduced revenues. As of March 31, 2015, we had 97 employees, compared to 146 employees as of March 31, 2014, a 33.6% headcount reduction, resulting in a decrease of $1.8 million or 36.7% in employee compensation and benefits expense. We saw a reduction of 73 employees in our research, sales and office administration departments, primarily due to voluntary departures and the closure of our micro-cap division, which was offset by 24 new hires. 16 employees were let go in connection with the closure of the micro-cap division. The closure of our micro-cap division relates to a perceived reduction in institutional investor appetite for micro-cap stocks. We believe this phenomenon is transitory because of, among other things, the increased popularity of crowdfunding and new capital raising opportunities pursuant to the SEC’s Regulation A+. We continue to actively recruit qualified candidates to fill new equity analyst positions.
Net income decreased $146,200, or 80.8%, from $181,000 for the three months ended March 31, 2014 to $34,800 for the three months ended March 31, 2015.
Revenues
Commission Revenues.   Commission revenues decreased by $1.5 million, or 30.6%, from $4.9 million for the three months ended March 31, 2014 to $3.4 million for the three months ended March 31, 2015, due to a 31.4% decline in trading volumes and a reduction in headcount. Commission revenues decreased slightly as a percentage of total revenues from 64.5% for the three months ended March 31, 2014 to 64.2% for the three months ended March 31, 2015.
Research Revenues.   Research revenues decreased overall by $0.3 million, or 15.0%, from $2.0 million for the three months ended March 31, 2014 to $1.7 million for the three months ended March 31, 2015. Alpha capture research revenues decreased by approximately $0.1 million, or 14.3%, and other research revenue decreased by approximately $0.2 million, or 15.4%, for the three months ended March 31, 2015 as compared to the three months ended March 31, 2014. The decrease in research revenues relates, in part, to a reduction in headcount, which resulted in fewer companies covered. Research revenues increased as a percentage of total revenue from 26.3% for the three months ended March 31, 2014 to 32.1% for the three months ended March 31, 2015.
Investment Banking Revenues.   Investment banking revenues decreased $0.1 million, or 33.3%, from $0.3 million for the three months ended March 31, 2014 to $0.2 million for the three months ended March 31, 2015, and decreased slightly as a percentage of total revenues from 3.9% to 3.8%, respectively. The decrease in our underwriting revenues was primarily due to a decrease in the size of our deal participation for the three months ended March 31, 2015. The number of equity offerings in which we acted as an underwriter remained the same at one deal for the three months ended March 31, 2014 and 2015.
Seminar and Conference Fee Revenues.   We did not generate any seminar and conference fee revenues for the three months ended March 31, 2015, a decrease of  $0.4 million from the three months ended March 31, 2014. No conference presenters were charged to participate in our January 2015 conference but they were charged to participate in our January 2014 conference. We intend to host a conference in September 2015 where we expect to have paying presenters.
Expenses
Employee compensation and benefits.   Employee compensation and benefits, which includes salaries and performance-based bonus and commission compensation to our employees, decreased $1.8 million, or

36.7%, from $4.9 million for the three months ended March 31, 2014 to $3.1 million for the three months ended March 31, 2015. This decrease is primarily attributable to a decrease in performance-based compensation, resulting from lower revenues that reduced commission payments and accrued bonuses. As a percentage of revenues, employee compensation and benefits decreased from 64.5% of total revenues for the three months ended March 31, 2014 to 58.5% for the three months ended March 31, 2015. We incurred $0.3 million in commission expense for the three months ended March 31, 2015, a decrease of approximately $0.2 million or 40.0% from the three months ended March 31, 2014. Relatedly, brokerage and research revenues, which affect bonus and commission expenses, decreased by 30.6% and 15.0%, respectively, from their levels as of March 31, 2014. We incurred approximately $550,000 in micro-cap division related compensation expense during the three months ended March 31, 2014. We incurred $2.2 million in salary expense for the three months ended March 31, 2015, a decrease of approximately $0.9 million or 29.0% from the three months ended March 31, 2014. We have not made any fiscal year 2015 bonus payments for the three months ended March 31, 2015, and we have not accrued any bonus expense for the three months ended March 31, 2015, resulting in a $0.6 million decrease from the three months ended March 31, 2014.
Floor Brokerage, Exchange and Clearance Fees.   Floor brokerage, exchange and clearance fees remained flat at $0.4 million for the three months ended March 31, 2014 and March 31, 2015. Although the volume of shares traded was down 31.4% for the three months ended March 31, 2015 compared to the three months ended March 31, 2014, brokerage, exchange and clearance fees increased as a percentage of revenues due to an increase in client demand for FIX connections and a marginal increase in execution costs. As a percentage of total revenues, our brokerage, exchange and clearance fees increased from 5.3% for the three months ended March 31, 2014 to 7.5% for the three months ended March 31, 2015.
Other Operating Expenses.   Other expenses decreased $0.2 million, or 10.0%, from $2.0 million for the three months ended March 31, 2014 to $1.8 million for the three months ended March 31, 2015. Travel and entertainment costs decreased $0.1 million for the three months ended March 31, 2015 which is related to reduced headcount. Relocation costs of  $0.1 million related to the October 2014 New York office relocation were included in other costs for the three months ended March 31, 2014 but no similar costs were incurred for the same period in 2015. As a percentage of total revenues, our other expenses increased from 26.3% for the three months ended March 31, 2014 to 34.0% for the three months ended March 31, 2015.
Comparison of the Years Ended December 31, 2013 and 2014
Overview
Total revenues decreased by $4.8 million, or 15.8%, from $30.3 million for the year ended December 31, 2013 to $25.5 million for the year ended December 31, 2014. This decrease was primarily due to decreases of  $1.7 million in commission revenues, $1.9 million in research revenues, $1.0 million in investment banking revenues, and $0.2 million in seminar and conference fee revenues.
Total expenses decreased by $4.7 million, or 16.0%, from $29.4 million for the year ended December 31, 2013 to $24.7 million for the year ended December 31, 2014, primarily due to a decrease of $5.2 million in employee compensation, which was offset by an aggregate increase of  $0.5 million in our other operating expenses. The decrease in employee compensation resulted from a decrease in commissions and bonus expenses due to reduced revenues. Additionally, we had 43 fewer employees amounting to a 29.7% headcount reduction during the period, which resulted in lower employee compensation expenses for the year ended December 31, 2014 compared to the year ended December 31, 2013. As of December 31, 2014, we had 102 employees, compared to 145 employees as of December 31, 2013, resulting in a decrease of  $5.2 million or 23% in employee compensation and benefits expense. We saw a reduction of 73 employees in our research, sales and office administration departments, primarily due to voluntary departures and the closure of our micro-cap division, which was offset by 30 new hires. Offsetting this decrease in expenses for the year ended December 31, 2014 was a $0.2 million increase in occupancy costs due to a rent expense that was booked for the months of September, October and November, and a $0.3 million increase in legal expenses incurred in connection with the New York and Austin leases and the startup of the asset management businesses.
Net income decreased $0.1 million, or 15.0%, from $0.8 million for the year ended December 31, 2014 to $0.7 million for the year ended December 31, 2014.

Revenues
Commission Revenues.   Commission revenues decreased by $1.7 million, or 8.7%, from $19.5 million for the year ended December 31, 2013 to $17.8 million for the year ended December 31, 2014, due to an 8.0% decline in trading volumes and a reduction in headcount. Commission revenues increased as a percentage of total revenues from 64.3% for the year ended December 31, 2013 to 69.6% for the year ended December 31, 2014.
Research Revenues.    Research revenues decreased overall by $1.9 million, or 23.5%, from $8.1 million for the year ended December 31, 2013 to $6.2 million for the year ended December 31, 2014. Alpha capture research revenues decreased by approximately $1.0 million, or 47.6%, and other research revenue decreased by approximately $0.8 million, or 13.3%, for the year ended December 31, 2014 as compared to the year ended December 31, 2013. The decrease in other research revenue relates, in part, to our customers moving away from compensating us through commission sharing arrangements, and the reduction in research revenues overall relates, in part, to a reduction in headcount. In the year ended December 31, 2014, $0.7 million of revenue transitioned from research revenues to commission revenues. Research revenues decreased as a percentage of total revenue from 26.7% for the year ended December 31, 2013 to 24.3% for the year ended December 31, 2014.
Investment Banking Revenues.   Investment banking revenues decreased $1.0 million, or 58.8%, from $1.7 million for the year ended December 31, 2013 to $0.7 million for the year ended December 31, 2014, and decreased as a percentage of total revenues from 5.6% to 2.7%, respectively. The decrease in our underwriting revenues was primarily due to a decrease in the number of deals and the size of our deal participation for the year ended December 31, 2014. The number of equity offerings for which we acted as an underwriter decreased from 15 deals in 2013 to 13 deals in 2014.
Seminar and Conference Fee Revenues.   Seminar and conference fee revenues decreased by $0.2 million, or 22.2%, from $0.9 million for the year ended December 31, 2013 to $0.7 million for the year ended December 31, 2014. The number of paying conference presenters decreased 24.0% from 125 for the year ended December 31, 2013 to 95 for the year ended December 31, 2014.
Expenses
Employee compensation and benefits.   Employee compensation and benefits, which includes salaries and performance-based bonus and commission compensation to our employees, decreased $5.2 million, or 23.0%, from $22.6 million for the year ended December 31, 2013 to $17.4 million for the year ended December 31, 2014. This decrease is primarily attributable to a decrease in performance-based compensation, resulting from lower revenues that reduced commission payments and accrued bonuses. Headcount reductions totaling 43 employees for the year ended December 31, 2014 lowered our employee compensation and benefits cost for the year ended December 31, 2014. As a percentage of revenues, employee compensation and benefits decreased from 74.6% of total revenues for the year ended December 31, 2013 to 68.2% for the year ended December 31, 2014. We paid $2.8 million in bonuses in 2014, a decrease of  $3.4 million, or 54.8% from the year ended December 31, 2013. We incurred $1.3 million in commission expense for the year ended December 31, 2014, a decrease of approximately $0.4 million or 23.5% from the year ended December 31, 2013. Relatedly, brokerage and research revenues, which influence bonus and commission expenses, decreased by 8.7% and 23.5%, respectively, from 2013 levels. We incurred $1.1 million and $1.8 million in micro-cap division related compensation expense for the years ended December 31, 2014 and 2013, respectively. The micro-cap division was closed in the middle of 2014; however, as disclosed elsewhere, we still cover 102 micro-cap companies. We incurred $11.2 million in salary expense for the year ended December 31, 2014, a decrease of approximately $1.2 million or 9.7% from the year ended December 31, 2013.
Floor Brokerage, Exchange and Clearance Fees.   Floor Brokerage, exchange and clearance fees remained flat at $1.5 million for the years ended December 31, 2013 and December 31, 2014. Although the volume of shares traded was down 8.0% for the year ended December 31, 2014 as compared to the year ended December 31, 2013, brokerage, exchange and clearance fees increased as a percentage of revenues due to an increase in client demand for FIX connections and a marginal increase in execution costs. As a percentage of total revenues, our brokerage, exchange and clearance fees increased from 4.9% for the year ended December 31, 2013 to 5.9% for the year ended December 31, 2014.

Other Operating Expenses.   Other expenses increased $0.4 million, or 7.4%, from $5.4 million for the year ended December 31, 2013 to $5.8 million for the year ended December 31, 2014. The increase in other expenses was due a $0.2 million increase in occupancy costs because of a rent expense that was recorded in the months of September, October and November. Additionally, legal expenses increased by $0.3 million due to expenses associated with the review of the New York and Austin subleases for the year ended December 31, 2014 and the legal costs associated with the startup of the asset management businesses. As a percentage of total revenues, our other expenses increased from 17.8% for the year ended December 31, 2013 to 22.7% for the year ended December 31, 2014.
Quarterly Results of Operations
The following tables set forth Sidoti Holding Company, LLC’s unaudited statements of operations for each of the four quarters covering fiscal years 2013 and 2014 and for the quarter covering the period ended March 31, 2015. The quarterly data have been prepared on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and include all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth below. You should read this information together with Sidoti Holding Company, LLC’s consolidated financial statements and the related notes included elsewhere in this prospectus. Historical results are not necessarily indicative of the operating results expected in future reporting periods.
Fiscal Year 2013 (unaudited)
	For the Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Revenues
Commissions	$4,493,389	$5,158,695	$4,792,658	$5,023,226
Research income	1,644,812	1,962,168	1,865,897	2,597,381
Investment banking income	452,194	723,405	129,059	349,400
Seminar and conference fee income	501,000	381,960	—	—
Other income	46,485	41,484	60,096	63,399
	7,137,880	8,267,712	6,847,710	8,033,406
Expenses
Employee compensation and benefits	4,843,754	6,143,684	5,276,801	6,314,440
Floor brokerage, exchange and clearance fees	313,820	396,230	378,006	379,100
Occupancy	380,808	372,295	368,197	334,154
Seminar and conferences	717,662	315,605	272	1,084
Travel and entertainment	250,344	359,753	293,590	274,527
Quotes and research	129,098	123,898	124,357	107,331
Communications and data processing	35,454	39,853	53,705	54,998
Other expenses	204,373	281,373	220,900	311,567
	6,875,313	8,032,691	6,715,828	7,777,201
Net income before local income taxes	262,567	235,021	131,882	256,205
Local income taxes	19,939	13,877	13,056	13,121
Net income	242,628	221,144	118,826	243,084
Net loss attributable to non controlling interest	—	—	—	—
Net income attributable to controlling interest	$242,628	$221,144	$118,826	$243,084

Fiscal Year 2014 (unaudited)
	For the Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Revenues
Commissions	$4,915,810	$4,342,879	$4,037,567	$4,467,461
Research income	1,997,524	1,531,346	1,038,091	1,666,664
Investment banking income	268,642	283,335	137,045	45,152
Seminar and conference fee income	355,980	284,097	20,975	—
Other income	68,932	14,243	34,763	13,620
Total revenues	7,606,888	6,455,900	5,268,441	6,192,897
Expenses
Employee compensation and benefits	4,878,219	4,238,708	3,589,068	4,668,819
Floor brokerage, exchange and clearance fees	396,318	392,597	367,204	363,711
Occupancy	339,533	378,248	430,844	524,751
Seminar and conferences	947,371	167,255	100	1,400
Travel and entertainment	288,982	341,233	203,707	256,501
Quotes and research	131,375	122,321	122,551	124,492
Communications and data processing	36,437	38,526	33,974	54,027
Net realized and unrealized loss (Partnership)	—	—	—	65,910
Other expenses	397,748	637,726	298,685	(59,360)
Total expenses	7,415,983	6,316,614	5,046,133	6,000,251
Net income before local income taxes	190,905	139,286	222,308	192,646
Local income taxes	9,916	11,162	11,162	11,161
Net income	180,989	128,124	211,146	181,485
Net loss attributable to non controlling interest	—	—	(15,559)	(112,920)
Net income attributable to controlling interest	$180,989	$128,124	$226,705	$294,405

Fiscal Year 2015
For the Three Months Ended March 31, 2015
(unaudited)
Revenues
Commissions	$3,394,222
Research income	1,674,304
Investment banking income	168,901
Seminar and conference fee income	—
Net realized and unrealized gain (Partnership)	19,588
Other income	58,826
Total revenues	5,315,841
Expenses
Employee compensation and benefits	3,108,470
Floor brokerage, exchange and clearance fees	365,442
Occupancy	405,885
Seminar and conferences	794,213
Travel and entertainment	161,925
Quotes and research	111,358
Communications and data processing	40,489
Other expenses	282,070
Total expenses	5,269,852
Net income before local income taxes	45,989
Local income taxes	11,162
Net income	34,827
Net loss attributable to non controlling interest	(2,200)
Net income attributable to controlling interest	$37,027

Liquidity and Capital Resources
Liquidity is the ability of a company to generate sufficient cash to satisfy its needs for cash.
We have historically satisfied our capital and liquidity requirements primarily through contributions from our capital members. Most of our operating cash flow is generated from our brokerage, research and investment banking revenues and is invested in cash, cash equivalents and receivables. We monitor and evaluate the composition and size of our assets and operating liabilities. Equity capital withdrawals have been taken from Sidoti Holding Company, LLC on occasion by capital members after determining that these withdrawals did not cause any liquidity or net capital issues.
Below is a list of the amounts of equity capital withdrawals for the periods indicated:
•
For the year ended December 31, 2013 – $801,000

•
For the year ended December 31, 2014 – $951,000

•
For the three months ended March 31, 2015 – $621,000

These withdrawals were taken as needed by equity capital holders, subject to liquidity and net capital monitoring and the equity capital balances of the respective holders. For example, because Peter Sidoti has not drawn a salary, he has relied on equity capital withdrawals to pay bills and make estimated income tax payments.
Our operating activities generate cash resulting from net income and fluctuations in our current assets and liabilities. The most significant fluctuations in current assets and liabilities have resulted from changes in the level of customer activity in response to changing market conditions. Our balance sheet is relatively liquid and unleveraged. As of March 31, 2015, we had liquid assets of  $4.2 million, consisting of cash and cash equivalents.
We have a $2.0 million revolving line of credit with TD Bank, N.A. (“TD Bank”), which had no balance outstanding as of March 31, 2015. Each draw on our credit line bears interest annually at the greater of 4.0% or the Wall Street Journal Prime Rate, and the facility terminates on May 31, 2016. We paid a closing fee of  $2,500 in 2013 in connection with our credit line. We will continue to pay an annual unused commitment fee at a rate of 0.125%, payable annually in advance. We have the option to extend the term of credit line by one year on the termination date. There are no periodic principal payments required for this facility. The facility is secured by a pledge of our assets, including the member interests in Sidoti & Company, LLC and a personal guarantee from Peter Sidoti.
In June 2014, we entered into a master letter of credit agreement and loan agreement with TD Bank for purposes of obtaining a standby letter of credit to secure the sublease for our headquarters. The standby letter of credit, in the amount of  $519,000, is subject to a 1.0% annual fee. If we do not make payments under the agreements to TD Bank when they are due, such payments will be subject to a default interest rate of 4% greater than the floating rate of 2% above the Wall Street Journal Prime Rate. The agreements will remain outstanding so long as we have an obligation under the agreements to TD Bank. The standby letter of credit is secured by a pledge of our assets and a personal guarantee from Peter Sidoti.
The timing of bonus compensation payments to our employees may significantly affect our cash position and liquidity from period to period. While our employees are generally paid salaries bi-weekly, bonus compensation payments, which make up the majority of our employees’ total compensation, are paid semi-annually. However, we paid annual bonuses of  $2.5 million for fiscal year 2014 in February 2015. We also made additional 2014 fiscal year bonus payments of  $300,000 during the course of 2014. In February 2014, we paid 2013 fiscal year accrued bonuses for the second half of the year of  $3,150,000 and in August 2013, we paid 2013 fiscal year accrued bonuses for the first half of the year of  $2,491,500. We also made additional 2013 fiscal year bonus payments of  $590,000 during the course of 2013. We did not pay a mid-year bonus for fiscal year 2014. We continually monitor our liquidity position and believe our available liquidity will be sufficient to fund our ongoing activities over the next 12 months.
As a registered broker-dealer and member firm of FINRA, Sidoti & Company, LLC is subject to the SEC’s uniform net capital rule. We use the basic method permitted by the rule, which generally requires that the ratio of aggregate indebtedness to net capital shall not exceed 15 to 1. FINRA may prohibit a member firm from expanding its business or paying dividends if resulting net capital would be fall below the regulatory limit. In addition, we are subject to an enhanced minimum net capital requirement pursuant to our clearing agreement with ConvergEx, whereby we must maintain minimum net capital equal to the greater of  $3,000,000 or 120% of the amount required by the SEC’s uniform net capital rule. We entered into the clearing agreement with ConvergEx in 2012 for clearing services. The clearing agreement has a two-year term, starting from when it was approved by FINRA, that renews for successive one-year terms every year after the expiration of the initial term until 90 days’ written notice of termination is provided by either party at any time. Under the agreement, we are responsible for compliance with applicable regulations. We have maintained compliance with the enhanced net capital requirement for the duration of the clearing agreement. We expect these limits will not impact our ability to meet current and future obligations. As of March 31, 2015, Sidoti & Company, LLC’s net capital under the SEC’s uniform net capital rule was $4.0 million, or $3.9 million in excess of the minimum required net capital and $0.9 million in excess of the enhanced net capital requirement from our clearing agreement.
Part of the rationale for undertaking this initial public offering is to be able to reward existing employees and recruit new employees using stock-based compensation awards. In addition, the Company currently currently expects to pay a cash bonus to employees during 2015. At present, the Company cannot estimate the types of stock based awards it may make under the 2015 Plan, or the amount of any cash bonus awards.
Following this offering we do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration of any future dividends and the amount of any such dividend will be subject to the ability of our subsidiaries to provide cash to us. The declaration and payment of future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account our financial performance, earnings, liquidity, the operating performance of our segments, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries, and other factors as our board of directors may deem relevant. See “Dividend Policy.”
Cash Flows
Three Months Ended March 31, 2015
Cash decreased by $2.3 million for the three months ended March 31, 2015, primarily as a result of cash used in operating activities.
Our operating activities used $1.7 million of cash from net income of  $34,800, adjusted for the cash used in operating assets and liabilities of  $1.7 million and by non-cash revenue $27,000 for depreciation. The decrease in operating assets and liabilities was due to $2.5 million of bonus payments and a $0.1 million increase in investments in securities in the Partnership. These cash outlays were offset by $0.2 million decrease in research fee receivables, resulting from lower research revenues, a $0.3 decrease in receivable from clearing brokers, resulting from lower commission revenues, and a $0.4 million increase in accrued expenses for the cost of the March conference.
Our investing activities used approximately $13,400 for the purchase of new property and equipment. During the three months ended March 31, 2015, a security deposit of approximately $42,200 was returned upon the termination of a lease.
Our financing activities used $0.6 million in cash as a result of distributions to our equity members.
Year Ended December 31, 2014
Cash decreased by $0.9 million for the year ended December 31, 2014, primarily as a result of cash used in operating activities.
Our operating activities used $1.4 million of cash from net income of  $0.7 million, adjusted for the cash used in the change in operating assets and liabilities of  $2.1 million and by non-cash revenue and an expense item of approximately $0.1 million for depreciation. The decrease in operating assets and liabilities was primarily due to an increase of  $2.1 million in investments in securities purchased by the Partnership.

Our investing activities used approximately $0.3 million for the purchase of property and equipment and $0.4 million for the payment of security deposits for a new lease. During the year, a security deposit of approximately $88,000 was returned upon the termination of a lease. The security deposit payments were made pursuant to our various office lease agreements.
Our financing activities provided $1.2 million in cash as a result of contributions from non-controlling interest in connection with the formation of the asset management entities, partially offset by distributions to our equity members.
Year Ended December 31, 2013
Cash increased $0.2 million for the year ended December 31, 2013, primarily due to positive operating cash flow, which was partially offset by cash used in financing activities.
Our operating activities provided $1.1 million of cash from net income of  $0.8 million, adjusted for the cash provided from the change in operating assets and liabilities of  $0.2 million and non-cash revenue and expense items of  $0.1 million for depreciation. The increase in cash from operating assets and liabilities was primarily attributable to a $1.0 million increase in bonuses and commissions payable as a result of the higher commissions and investment banking revenues recorded in 2013. This increase was offset by a $0.3 million increase in investment banking fees receivable and a $0.5 million decrease in accounts payable and accrued expenses.
Our investing activities used $0.1 million during the year ended December 31, 2013 due to the purchase of fixed assets.
Our financing activities used $0.8 million in cash as a result of distributions to our equity members.
Contractual Obligations(1)
The following is a summary of our contractual obligations as of March 31, 2015:
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Ye ars
Operating lease obligations(2)(3)	$2,265,000	$1,022,000	$1,243,000	—	—
Other contractual obligations	430,000	249,000	181,000	—	—
Total	$2,695,000	$1,271,000	$1,424,000	—	—

(1)
All numbers have been rounded to the nearest thousand.

(2)
Includes future lease obligations for new office space in Austin, Texas and New York, New York. The leases are fully executed and commenced August 15, 2014 and September 1, 2014, respectively.

(3)
Excludes future lease obligations for the office space in Cranford, New Jersey, as this lease can be terminated upon notification.

Asset Management
As of March 31, 2015, we had incurred approximately $190,000 in costs in connection with the formation and setup of our nascent asset management business. Approximately $135,000 of these costs are reimbursable by the Partnership. The table below quantifies the expenses borne by Sidoti & Company, LLC and Sidoti Holding Company, LLC, respectively for the year ended December 31, 2014 and for the period from January 1, 2015 through March 31, 2015 and the portion of such expenses that are reimbursable by the Partnership. For the year ended December 31, 2014, Sidoti Holding Company, LLC characterized these expenses as a related party receivable. During the year ended December 31, 2014, Sidoti & Company, LLC distributed $200,000 to Sidoti Holding Company, LLC so that it may pay for expenses related to the establishment of the asset management business.

Costs in Connection with the Establishment of the Asset Management Business(1)
	Year Ended December 31, 2014		January 1, 2015 through March 31, 2015
	Incurred	Reimbursable by the Partnership	Incurred	Reimbursable by the Partnership
Paid by Sidoti Holding Company, LLC	$66,000	$51,000	$23,000	$3,000
Paid by Sidoti & Company, LLC	$32,000	$19,000	$65,000	$60,000
Total	$98,000	$70,000	$88,000	$63,000

(1)
All numbers have been rounded to the nearest thousand.

As of March 31, 2015, there were $35,000 of Subadviser fees incurred and approximately $10,000 in other Subadviser costs incurred. Pursuant to the Subadvisory Agreement, the Adviser will pay the Subadviser $5,000 a month until the termination of the Subadvisory Agreement. Should our asset management business grow, the Adviser may incur expenses related to registration with the SEC as a registered investment adviser and related compliance and legal costs.
The General Partner and the Adviser have not yet generated any revenues. We do not expect that the General Partner and Adviser will generate material revenues until there is a sufficient amount of unaffiliated investor subscriptions in the Partnership. See “Business — Our Business — Asset Management,” and “Certain Relationships and Related Party Transactions — Asset Management Agreements.”
Off-Balance Sheet Arrangements
We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our consolidated financial statements.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
On June 30, 2014, KPMG LLP (“KPMG”) acquired certain assets of Rothstein-Kass, P.A. (d/b/a Rothstein Kass & Company, P.C.) and certain of its affiliates (“Rothstein Kass”), Sidoti & Company, LLC’s independent public accounting firm. As a result of this transaction, effective June 30, 2014, Rothstein Kass resigned as Sidoti & Company, LLC’s independent registered public accounting firm. We approved the selection of KPMG to serve as its new independent registered public accounting firm.
The two most recent reports of Rothstein Kass on Sidoti & Company, LLC’s financial statements for the fiscal years ended December 31, 2012 and December 31, 2013 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During Sidoti & Company, LLC’s fiscal years ended December 31, 2012 and December 31, 2013 and through June 30, 2014: (i) there were no disagreements with Rothstein Kass on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rothstein Kass, would have caused Rothstein Kass to make reference to the subject matter of the disagreements in connection with its reports on Sidoti & Company, LLC’s financial statements for such years; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
The selection of KPMG does not reflect any disagreements with or dissatisfaction by Sidoti & Company, LLC with the performance of its prior independent registered public accounting firm, Rothstein Kass. During Sidoti & Company, LLC’s fiscal years ended December 31, 2012 and December 31, 2013 and through June 30, 2014, neither Sidoti & Company, LLC nor anyone on its behalf consulted with KPMG on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Sidoti & Company, LLC’s financial statements; or (ii) concerned the subject of a disagreement, as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K, or reportable events, as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.
We requested that Rothstein Kass furnish us with a letter addressed to the SEC stating whether Rothstein Kass agrees with the above statements with respect to Rothstein Kass. A copy of the letter from Rothstein Kass to the SEC is filed as an exhibit to the registration statement of which this prospectus forms a part.
Market Risk and Credit Risk
Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities or at normal bid-offer spreads. Our exposure to market risk is directly related to our role as a financial intermediary in customer trading; however, we do not engage in market making, do not maintain inventories of securities and limit our activities to riskless principal or agency trades. We believe this mitigates our risk.
Our business is not capital-intensive and we do not invest in derivative instruments or, generally, borrow through issuing debt. As a result, we are not subject to significant market risk (including interest rate risk, foreign currency exchange rate risk and commodity price risk) or credit risk.
Risks Related to Cash and Short-Term Investments
Our cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash. We invest most of our cash in money markets. Cash is maintained in U.S. bank accounts. Some U.S. account balances exceed the Federal Deposit Insurance Corporation (“FDIC”) coverage limit. We believe our cash and short-term investments are not subject to any material interest rate risk, equity price risk, credit risk or other market risk.
Credit Risk
Our broker-dealer subsidiary places and executes customer orders. The orders are then settled by an unrelated clearing organization that provides financing to customers.
Through indemnification provisions in our clearing agreement with ConvergEx, customer activities may expose us to off-balance-sheet credit risk. We may be required to purchase or sell financial instruments at prevailing market prices in the event a customer fails to settle a trade on its original terms. We seek to control the risks associated with brokerage services for our customers through customer screening and selection procedures as well as through requirements that customers maintain margin collateral in compliance with governmental and SRO regulations and clearing organization policies.
We regularly review our accounts receivable and allowance for doubtful accounts by considering factors such as historical experience, credit quality, age of the accounts receivable, recoverable expense balances and the current economic conditions that may affect a customer’s ability to pay such amounts owed to the Company. We maintain an allowance for doubtful accounts that, in our opinion, provides for an adequate reserve to cover losses that may be incurred. See “— Critical Accounting Policies — Accounts Receivable and Allowance for Doubtful Accounts” below.
Exchange Rate Risk
We are not exposed to exchange rate risk.
Critical Accounting Policies
We believe that the critical accounting policies included below represent those that are most important to the presentation of our financial condition and results of operations and require management’s most difficult, subjective and complex judgment.

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the period for which they are determined to be necessary.
Revenue and Expense Recognition
For information in addition to the summary below, see Note 1 “— Nature of business and summary of significant accounting policies” to our financial statements.
Revenue and Expense Recognition from Securities Transactions
We record securities transactions and related revenues and expenses on a trade-date basis.
Revenue Recognition from Research Income
We record income from research services at the time there is persuasive evidence of an arrangement, the services have been rendered, the revenue is fixed or determinable and collectability is reasonably assured. We currently generate revenues from research activities through the three types of arrangements as described in “— Components of Revenues — Research Income” above. For direct research payments and commission sharing arrangements, revenue is recognized and an invoice is sent once an arrangement exists, access to research has been provided, a specific amount is fixed or determined, and collectability is reasonably assured. We are not obligated under any arrangement to make commission payments to third parties on behalf of clients. Revenue from alpha capture arrangements are determined by the alpha capture sponsor and recognized upon receipt.
Revenue Recognition from Investment Banking
Investment banking revenues include fees arising from securities offerings in which we act as an underwriter or agent. These revenues are recorded in accordance with the terms of the investment banking agreements. Investment banking revenues are recognized when the offering is deemed complete and is presented net of estimated related expenses. On final settlement, typically 90 days from the trade date of the transaction, we adjust these amounts to reflect the actual transaction-related expenses and resulting investment banking fee.
Revenue Recognition from Management Fees and Incentive Fees
Pursuant to the investment management agreement by and among the Partnership, the General Partner and the Adviser, the Adviser is entitled to a management fee equal to 2.00% per annum of the net asset value of the Partnership, payable quarterly. Revenue from management fees are recognized as earned. Pursuant to the limited partnership agreement between the General Partner and the limited partners of the Partnership, the General Partner is entitled to an incentive allocation. Revenue from incentive fees are recognized as earned which will generally be in arrears based on fiscal year performance and be equal to 20% of the net profits allocated to each investor after any prior losses allocated to each investor have been recouped.
Revenue Recognition from Seminar and Conference Income
Seminar and conference income is recognized when earned. Any advances that are received and are related to seminar and conference income are deferred until earned.
Gains and Losses, at fair value
All gains and losses (unrealized and realized) from the Partnership’s securities that are classified as investments at fair value in the consolidated statements of financial condition are recorded as other income or expenses in the consolidated statements of operations.

Accounts Receivable and Allowance for Doubtful Accounts
The accompanying consolidated financial statements present accounts receivable balances net of allowance for doubtful accounts based on the Company’s assessment of the collectability of customer accounts. We maintain an allowance for doubtful accounts that, in management’s opinion, provides for an adequate reserve to cover losses that may be incurred. We regularly review the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable and recoverable expense balances, and the current economic conditions that may affect a customer’s ability to pay such amounts owed to us.
After concluding that a reserved account receivable is no longer collectible, we will charge-off the receivable. This is determined based on several factors including the age of the account receivable and the credit worthiness of the customer. This has the effect of reducing both the gross receivable and the allowance for doubtful accounts.
Principles of Consolidation
The consolidated financial statements include the accounts of Sidoti Holding Company, LLC, its wholly owned subsidiaries, Sidoti & Company, LLC, the Adviser and the General Partner, and the Partnership. The Partnership’s financial statements have been consolidated into the consolidated financial statements of Sidoti Holding Company, LLC because the General Partner has a controlling interest in the Partnership. All intercompany accounts and transactions have been eliminated.

BUSINESS
Overview
We are a leading provider of institutional-quality equity research focused on small, publicly-traded companies that meet our proprietary criteria. Our current coverage universe comprises nearly 315 companies across a range of industries. These companies typically have market capitalizations of less than $3 billion and a history of profitability and they generally maintain strong balance sheets. We refer to these companies as small-cap and micro-cap companies. These companies also tend to have limited, if any, equity research coverage by other Wall Street firms. We offer our institutional investor clients a combination of high-quality research, a small- and micro-cap company focused nationwide sales effort, broad access to corporate management teams and extensive trading support. We do not serve retail clients, and we do not make our research available to retail clients. Our principal services include:
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Equity Research:   We believe that our commitment to unbiased, institutional-quality independent research has been responsible for our success and reputation since our inception in 1999. Our analysts’ recommendations are based principally on a detailed analysis of each company’s business model and cash flows and their assessment of a company’s investment merit. Our research analysts conduct their own due diligence, including meeting with executive officers and operations and financial professionals and performing channel checks with customers, suppliers and competitors. As as added service, we provide institutional investor clients with access to the management teams of many of the companies included in our research coverage universe. As of March 31, 2015, we had arranged 123 non-deal related management roadshows in 2015 for our clients.

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Sales and Trading:   Our sales and trading team is made up of highly experienced professionals who have established relationships with leading institutional investors that focus on small-cap and micro-cap companies and on particular geographic regions. Our small- and micro-cap oriented trading desk, which has been in operation since 2004, employs its extensive experience in assisting institutions with prompt order execution and a competitive commission structure.

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Investor Conferences:   We organize small-cap and micro-cap investor conferences where we encourage our covered companies to present to small and micro-cap focused institutional investors.

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Investment Banking Services:   We also are included as an underwriter, placement agent or initial purchaser in primarily equity securities offerings undertaken by companies for which we provide research coverage. We offer these companies assistance with block trades, stock repurchase programs and similar transactions. We have entered into a referral agreement pursuant to which we will refer to Stifel, Nicolaus companies that are the subject of research coverage by Sidoti & Company, LLC who contact us about investment banking services. We believe that through this arrangement, we will have an opportunity to offer these companies access to a broader array of services and we will be able to participate in additional investment banking transactions.

We were founded in 1999 by Peter Sidoti, our Chief Executive Officer, to publish independent, high-quality research on small-cap companies for institutional investors. The firm’s focus on small-cap and micro-cap companies and expertise with these companies distinguishes us from our competitors. In May 2000, Sidoti & Company, LLC received its broker-dealer license, which permitted us to expand our services. We established our trading operations in April 2004. Today, we provide research coverage for nearly 315 companies across a range of industries and serve nearly 550 institutional clients that invest in small-cap and micro-cap companies.
Market Opportunity
We believe that there is a significant opportunity for us to grow and diversify our business, due to continued consolidation in the investment banking business and the migration away from small-cap and micro-cap research products. We believe that our independence and focus on small-cap and micro-cap companies and the institutions that invest in them provide us with a distinct competitive advantage. According to First Wilshire Securities Management, 80% of Wall Street research covers companies with market capitalizations above $1.5 billion. Unlike some of our independent or boutique investment bank competitors, we are not focused on select industry groups or limited to specific financial products. We are a full-service sales and trading provider, informed by our research-based approach. The chart below illustrates the greater level of research coverage dedicated to large- and mid-cap stocks as compared to the level of coverage dedicated to small- and micro-cap stocks.

Source: FactSet as of 12/31/13
Industry Consolidation.   Since the mid-1990s, there have been many acquisitions and closures of U.S. investment banking firms that we would consider our direct peers or competitors. Most of these firms were acquired by larger financial institutions, including U.S. and international depository institutions, insurance companies and investment banking firms. We believe this industry consolidation has led to:
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the tendency of major financial institutions — and firms acquired by them — to focus their investment banking resources (including corporate finance and research) on more mature industry segments, companies with larger market capitalizations and larger investment banking transactions that may offer larger investment banking fees and may be attractive to a greater number of institutional investors;

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a reduction of equity research coverage, specifically for small-cap and micro-cap companies, due to a decrease in the number of firms interested in covering small- and micro-cap companies and a shift in the focus of acquired financial institutions toward coverage of companies with larger market capitalizations, which may expand our opportunities domestically and, potentially, in Europe;

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the remaining boutique or independent investment banks having to restructure or downsize, due to competition from larger investment banking firms and an overall decrease in demand for investment banking services, resulting in a further reduction of investment banking and brokerage resources allocated to small-cap and micro-cap companies and the institutions that invest in them; and

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the creation of opportunities to expand third-party distribution arrangements, pursuant to which financial information and analytics aggregators take our research and offer it on a delayed basis to private capital investors and retail investors, which we believe represent potential new markets for our research.

We believe that small-cap and micro-cap companies now receive less consistent attention from consolidated investment banking firms, which pursue larger company clients and more-significant investment banking transactions and advisory engagements. In addition, in recent years, larger consolidated investment banking firms have faced a number of regulatory challenges and may be subject to more-pervasive conflicts of interest as they engage in multiple lines of business, including lending, investment banking, proprietary trading and market making. As a result of regulatory reforms, many of these institutions will be required to limit the scope of their activities or restructure their activities. These changes and pressures are likely to lead to continued consolidation among investment banking firms.
Demand for Research.   Due to regulatory and market structure changes, we expect many larger, consolidated investment banking firms to reduce their investment in research on small- and micro-cap equities even further. According to an April 2013 report by Russell Investments, limited small-company research coverage by sell-side analysts on Wall Street and lower institutional investor participation in small-company markets may create pricing inefficiencies in small-cap stocks. We believe that skilled and knowledgeable traders may be able to employ strategies to profit from these inefficiencies. More than half of the stocks comprising the Russell 2000® Index had five or fewer analyst estimates, while the percentage rises to 80% for stocks in the Russell Microcap® Index.

Sell-side analyst coverage
100%
80%
60%
40%
20%
0%
Percentage of stocks (%)
Russell 2000® Index
Russell Microcap® Index
Number of analyst estimates
0
1 – 2
3 – 5
6 – 10
11 – 20
20+

Sources: FactSet, Russell calculations, Sept. 2012

Attractive Historical Returns for Small-Cap and Micro-Cap Equities.   Although historical returns may not be indicative of future returns, we believe that small-cap equities have historically outperformed the overall market. According to Morningstar as of year-end 2013, since June 1940, small-cap stocks have never generated a negative return over any rolling 10-year period, contrary to large-cap stocks, which have generated negative returns in several of these periods. Morningstar data shows that from 1926 – 2012, small-cap stocks had an average compound annual return of 11.9%, compared with an average compound annual return of 9.8% for large-cap stocks over the same period. These reports highlight that small-cap stocks have performed well over certain time frames, given certain assumptions, but past performance does not serve as a predictor of future success. We believe that any future positive performance of small- and micro-cap equities may increase demand for our research products and attract assets to our nascent asset management platform.
There has been strong small-cap stock performance despite the fact that the market may underprice small-cap stocks, as evidenced by the March 31, 2015 price-to-book ratio of the Russell 2000® Index (2.41) compared to the S&P 500® Index (2.85). A lower price-to-book ratio may reflect that a company’s stock price is discounted due to the company’s high risk profile or the fact that the company’s securities have a low trading volume, but it may also indicate that a stock is being undervalued. Other favorable dynamics of small-company stocks include:
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Higher earnings growth potential – according to Russell Investments and IBES (February 28, 2014), the long-term earnings per share growth forecasts are 13.69% for small-cap stocks, 12.52% for mid-cap stocks and 11.74% for large-cap stocks.

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Potential price appreciation due to M&A activity – because of their small size, small-cap stocks may be attractive acquisition targets for larger companies. According to The Jordan Edmiston Group, 99% of 2012 M&A transactions were for $1 billion or less, at an average premium of 35% over a target’s pre-deal market value. In addition, deals under $50 million comprised 83% of the deal volume in the first half of 2014.

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Portfolio Diversification – according to Capital IQ, small-cap stocks either lead or lag the overall market and are rarely in-step with their larger counterparts. As a result, investing in small-cap stocks may contribute toward the establishment of a well-diversified portfolio. Small-cap stocks and large-cap stocks take turns leading and lagging the overall market, and these cycles often last for many years.

Leveraging Our Research Brand.   We believe that the confluence of a lack of coverage and interest in covering small- and micro-cap stocks and the potential future appreciation and favorable dynamics of small- and micro-caps stocks affords us an opportunity to increase our research business and establish an asset management platform focused on the small- and micro-cap segments. We believe these segments are underserved by existing asset managers and that significant capacity exists to create such a platform. According to Russell Investments, most U.S. small-cap portfolios are underweight the bottom half  (based on market capitalization) of the Russell 2000® Index, which constitutes a large portion of the micro-cap universe. In addition, we believe that ETFs have not been able to successfully replicate many small- and micro-cap benchmarks or strategies, which may result in demand for additional small- and micro-cap asset management products.
We also believe that there is unmet demand for high-quality small- and micro-cap focused research and that we may be able to satisfy this demand with our research offerings. Any future positive performance of small- and micro-cap stocks, in our estimation, would increase demand for our research and would benefit our asset management business by attracting investors and allowing for higher returns. As we establish a track record of performance in the asset management business, we intend to expand our reach and seek to attract assets from institutions, high net worth individuals and other sources.
Competitive Strengths
We believe our business model, experience and established institutional investor relationships position us to benefit from a range of opportunities in the financial services industry. Our competitive strengths include the following:
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Industry-leading research.   We believe that we have established the Wall Street standard for dedicated, independent small- and micro-cap equity research, and this has allowed us to cultivate, maintain and continue to meet the needs of a robust institutional client base. We do not serve retail clients, and we do not make our research available to retail clients. Our analysts evaluate numerous industries in an effort to provide unbiased, institutional-quality research focused on the investment merits of profitable companies. Our analysts conduct their own due diligence and generally avoid those companies that limit access to their senior executives. The small- and micro-cap companies we cover have been traditionally overlooked by investors, and they generally represent compelling investment opportunities with favorable valuation metrics, such as attractive multiples of earnings and cash flows and low debt ratios, which is consistent with our core principles for small- and micro-cap research coverage. We encourage these companies to participate in the conferences and non-deal roadshows that we organize so our analysts and investors can learn about them directly.

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Exclusivity and reach.   Our research is exclusive to our institutional clients and, to a limited extent to date, through third-party distribution arrangements. We intend to expand these third-party distribution arrangements. Our experienced sales force and trading desk serve nearly 550 institutional clients in the United States, Canada and the United Kingdom, including many leading managers of portfolios with $200 million to $2 billion of assets. We believe that these asset managers are generally underserved by other larger brokerage firms that typically target larger managers. Our investor conferences are invitation only and for the exclusive benefit of our clients. We believe that we offer an attractive and unique package of resources that our small- and micro-cap focused clients can utilize to improve their trading decisions and ultimately their investment returns.

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Experienced senior management.   Our experienced and highly skilled management team is led by our CEO and founder, Peter Sidoti, who has worked for over 35 years on Wall Street. As a leading healthcare analyst during the 1990s, Mr. Sidoti was directly involved in nearly 100 financial transactions in the nursing home, assisted-living and healthcare REIT sectors, including initial public offerings, secondary offerings and mergers. Our president, Marie Conway, who has overseen our research effort since 2000, has decades of experience as an equity analyst and portfolio manager. Our director of trading, Gary Jacobs, who joined us in 2004, has over 33 years of trading and over 18 years of trading desk management experience on Wall Street.
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Aftermarket support.   We believe that we create more opportunities for our covered companies to meet with institutional investors than most other financial services firms do, primarily through our extensive calendar of conferences and non-deal road shows. Our annual New York small-cap investor conference attracts an average of 175 companies from our coverage universe and nearly 500 institutional investor representative attendees. Our annual micro-cap conference is similarly well-attended. As of March 31, 2015, in 2015, we had arranged 123 non-deal road shows for our covered companies, approximately 547 one-on-one meetings for our institutional investors and an additional 1,305 one-on-one meetings for our institutional investors at our small- and micro-cap conferences. We encourage the companies we cover to participate in the conferences and non-deal roadshows that we organize, because we believe that broad access to our coverage companies’ management teams enhances our total research offering, which our clients can use to improve their trading decisions and ultimately their investment returns. Our analysts generally avoid those companies that limit access to their management.

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Broker-dealer.   Sidoti & Company, LLC, our wholly-owned subsidiary, is a registered broker-dealer through which we provide a broad range of securities-related services. In addition to our high-quality research offerings, we provide sales and trading services that are distinguished by prompt execution, a competitive commission structure and access to smart order routing, through our license with FlexTrade, that utilizes all available sources of liquidity. From time to time, we are invited to participate as an underwriter, dealer, placement agent or initial purchaser in securities offerings for issuers for which we provide research coverage. Given our knowledge of the companies we cover, we believe that we are able to contribute to these capital-raising transactions. In addition, we also assist our issuers with stock repurchase programs, block trades and systematic (Rule 10b5-1) trading plans. While we place and execute customer orders, we do not settle trades or extend financing to customers. In addition, we limit our activities to riskless principal or agency trades and we do not make markets in securities or maintain securities inventories.

Why We Are Going Public
We believe that our transition to a public company will enhance our ability to execute our growth strategies and enable us to meet our clients’ needs. As a public company, we expect to have greater visibility with clients, increased access to capital and additional currency to explore strategic opportunities, including the expansion of our research offerings and growth of an asset-management business. Operating as a public company should also enhance our ability to attract and retain high-quality professionals by expanding our effort to offer equity-based incentives linked directly to the success of the business.
Growth Strategy
We intend to continue to leverage our market leadership in small- and micro-cap research to take advantage of market opportunities to grow our business. Private capital investors, retail investors and their advisors and investment banks represent potential markets for our product. We intend to maintain our commitment to providing research for small-cap and micro-cap companies while expanding our presence with new and existing institutional clients. We intend to continue to develop our research products using our existing capacity and will add new analysts and sectors when appropriate. In addition, we intend to expand our existing research-based platform, including through an increased number of third-party distribution arrangements and the potential expansion of our European client base, and to leverage our established research brand to expand into the asset management business.
Leverage our Expertise by Establishing an Asset Management Platform.   We believe an opportunity exists to establish an asset management platform focused on the small-cap and micro-cap segments. We believe that these segments and the micro-cap segment in particular are underserved by existing asset management firms and that significant capacity exists to create an asset management platform. We further believe that we can leverage our research efforts to build a successful small-cap asset management strategy. As we establish a track record of performance in this business, we intend to expand our reach and seek to attract assets from institutions and high-net-worth individuals.
Leverage our Research and Distribution Platform to Develop and Expand Joint Ventures with Investment Banks.   We believe our industry-leading small- and micro-cap research and sales and trading services may allow us to partner with investment banks that lack sufficient knowledge of the small- and micro-cap segments. Industry consolidation over the last two decades has led to the restructuring and downsizing of boutique investment banks, resulting in an overall reduction in the amount of investment banking and brokerage resources allocated to small- and micro-cap companies and their investors. Against this backdrop, we intend to engage partners who can include our proprietary research and sales distribution as a value-add to their investment banking pursuits.
Increase Distribution through Technology.   We intend to expand our existing research-based platform through continued third-party distribution of our research products. We have identified institutions that are outside the mold of our traditional research customers, such as accounting firms, law firms, consulting firms, insurance companies, banks, retirement or pension funds, investment advisers, mutual funds and other asset managers, family offices, private equity firms, endowments and M&A firms. These institutions could utilize our research to engage in due diligence for transactions, investments or otherwise. To reach these non-traditional potential customers, we have entered into arrangements with financial information and analytics aggregators, such as S&P Capital IQ, that act as conduits through which we can expand our product reach. We expect to increase the number of these third-party distribution arrangements. We also recognize opportunities to expand distribution of our core small- and micro-cap research product to international buy-side firms, particularly in Canada and Europe, where we can build upon our nascent client bases.
Our Business
We commenced our operations as an independent research firm focused on the small-cap market. As we have grown, we have remained research-focused and have added additional service offerings that benefit from, and rely on, our expertise and experience with small-cap and micro-cap companies.
Research
Our research focuses on small, publicly traded companies with market capitalizations of  $3 billion or less, a history of profitability and little to no research coverage by other Wall Street brokerage firms. Our current coverage universe comprises nearly 315 companies across a range of industries. We believe that we cover more small- and micro-cap companies than nearly any other Wall Street firm. We intend to continue to expand our research effort and to do so in a cost-effective manner.
Our recommendations are based solely on a company’s investment merit and are not conditioned upon our receipt of corporate finance or other fees. We encourage the companies we cover to participate in the conferences and non-deal roadshows that we organize, because we believe that broad access to our coverage companies’ management teams enhances our total research offering, which our clients can use to improve their trading decisions and ultimately their investment returns. Our analysts conduct their own due diligence and generally avoid those companies that limit access to their senior executives.
Our analysts strive to focus on a company’s financial and operating fundamentals, including, but not limited to, a comprehensive review of cash flows from operations and earnings. As part of their due diligence efforts, our analysts will typically reach out to a company’s customers, suppliers and competitors. They may also visit company locations or sites, as appropriate. Since inception, we have expanded the scope of our coverage and added more analysts. We believe we employ more analysts than any other firm that is focused exclusively on small- and micro-cap companies.
Unlike many boutique investment banks that concentrate on certain industries, our analysts cover companies across a range of sectors, including consumer discretionary, consumer staples, energy, financials, healthcare, industrials, information technology, materials, telecommunications services and utilities. Certain of our analysts concentrate on “special situations” where potential coverage candidates do not neatly fall into any particular industry segment. Each analyst’s compensation is not tied to our investment banking business or any investment banking transaction. It is also not tied to our sales and trading activity. Analyst compensation depends on a given analyst’s performance, including the quality of his or her research, the number of companies he or she covers and the number of those companies that participate in non-deal roadshows.
The following chart shows the industries we cover:

Consumer Discretionary	• Auto Components, Automobiles, Distributors, Diversified Consumer Services, Hotels Restaurants & Leisure, Household Durables, Internet & Catalog Retail, Leisure Equipment & Products, Media, Multiline Retail, Specialty Retail, Textiles, Apparel & Luxury Goods
Consumer Staples	• Beverages, Food & Staples Retailing, Food Products, Household Products, Personal Products
Energy	• Energy Equipment & Services, Oil, Gas & Consumable Fuels
Financials	• Capital Markets, Commercial Banks, Consumer Finance, Diversified Financial Services, Insurance, Real Estate Management & Development
Health Care	• Health Care Equipment & Supplies, Health Care Providers & Services, Health Care Technology, Life Sciences Tools & Services, Pharmaceuticals
Industrials	• Auto Components, Automobiles, Distributors, Diversified Consumer Services, Hotels Restaurants & Aerospace & Defense, Air Freight & Logistics, Airlines, Building Products, Commercial Services & Supplies, Construction & Engineering, Electrical Equipment, Industrial Conglomerates, Machinery, Marine, Professional Services, Road & Rail, Trading Companies & Distribution
Information Technology	• Communications Equipment, Computers & Peripherals, Electronic Equipment, Instruments, Internet Software & Services, IT Services, Office Electronics, Semiconductors & Semi. Equipment, Software
Materials	• Auto Components, Automobiles, Distributors, Diversified Consumer Services, Hotels Restaurants & Chemicals, Construction Materials, Containers & Packaging, Metals & Mining, Paper & Forest
Telecommunication Services	• Diversified Telecommunications, Wireless Telecommunication Services
Utilities	• Electric Utilities, Gas Utilities, Multi-Utilities

Our research on a company starts with an eight-page initiation report that details the company’s cash flows and balance sheet and includes, among other things, quarterly earnings projections at least six quarters beyond the launch date. Our rating system consists of two ratings. We launch coverage at a “BUY” rating on companies that we project offer at least 25% capital appreciation potential over the 12-month period from the date of the report, and at a “NEUTRAL” where a stock is unlikely to produce as meaningful a gain or may decline in value. We do not have a “SELL” rating; however, we do include price targets in our research reports. We publish notes and special reports, including our cash flow leaders report and our best of BUY-rated ideas. In conjunction with our exclusive investor conferences, we produce supplemental publications covering all of the companies presenting at these client-only events. We have 37 dedicated research analysts, and we have identified approximately 5,000 publicly traded companies that could meet our proprietary coverage criteria, thereby providing us with an opportunity to expand our coverage universe significantly.
Our salespeople serve nearly 550 institutional clients, including most of the leading U.S. and Canadian portfolio managers of  $200 million to $2 billion of assets under management, through Wall Street’s sole small- and micro-cap focused institutional sales force.
Our small- and micro-cap research serves as the foundation of our client relationships. Our institutional clients subscribe to our research and utilize our research reports to optimize their trading strategies. These clients place trades through our sales and trading desk for securities that complement their portfolios and market outlook. Without our equity research coverage, we would not have a sales and trading business.
Small-cap and micro-cap stocks are not heavily covered by analysts, and we expect to continue to fill this gap in sell-side research coverage by helping more investors identify investment opportunities in the small-company niche of the market.

Sales and Trading
Our sales and trading operation distributes our research product and communicates our proprietary investment recommendations to our growing base of institutional investors. In addition, our sales and trading staff executes equity trades on behalf of our clients. Our goal is to leverage our research and non-deal road shows to offer an unmatched product and service relative to competing firms.
Our salespeople and traders are located in our offices in New York City. Our sales and trading platform includes 32 professionals, including a trading desk managing director with over 33 years of industry experience. We have established a broad institutional client base. Our sales and trading professionals work closely with our research staff to provide insight and differentiated investment advice about small- and mid-cap companies to nearly 550 institutional clients nationwide.
Despite the recent trend of a general industry-wide decline in commission rates, we have remained profitable. We believe this reflects that our institutional clients value our specialized services, including our proprietary, idea-driven research, small- and micro-cap expertise and access to corporate finance transactions in which we participate as an underwriter. Our specialization in small- and micro-cap companies allows our sales and trading staff to develop a thorough understanding of the dynamics of these sectors and their constituent companies. Our research analysts also maintain active contact with our institutional client base, and frequent communication between our research department and our salespeople and traders enables us to provide investors with the most current, informed investment advice. Our exclusive focus on the small- and micro-cap sectors facilitates better distribution and visibility in the marketplace and our ability to organize numerous small- and micro-cap focused non-deal road shows per year.
Our objective is to be the preeminent equity sales firm within the small-cap and micro-cap markets. We seek to combine timely sales coverage and responsive trading execution with our research products to benefit our clients, increase our recognition among institutional investors and generate additional commissions. We plan to grow our sales and trading activities by increasing the frequency and number of trades for current clients and by developing new client relationships through the efforts of our existing professionals or of other professionals we recruit and who may have additional client relationships. We regularly identify and contact additional institutional investors that may be interested in our research and sales and trading services.
Our sales and trading desk relies upon FlexTrade for customer order routing. We entered into a license agreement with FlexTrade in 2012 granting us the right to use FlexTrade’s ColorPalette OMS® order routing system. As part of the agreement, FlexTrade agrees to serve as an Order Sending Organization Service Bureau that provides reports on our behalf to the Order Audit Trail System (“OATS”) pursuant to FINRA’s OATS rules. The license agreement has a one-year term that automatically renews for successive one-year terms until either party provides 60 days’ notice of cancellation prior to the end of any term.
Some clients request FIX connections with our sales and trading desk, which allow for electronic pre-trade communications and communications regarding trade execution. We utilize various outside vendors to establish these FIX connections and are billed when our clients request connections.
Corporate Access
As an additional service to our clients, we frequently arrange non-deal road show meetings between public company management teams and institutional investors in order to increase institutional investor knowledge about the businesses of these companies. In 2014, we coordinated 996 small- and micro-cap non-deal road shows, down 6.2% from 1,062 non-deal road shows in 2013. As of March 31, 2015, we had arranged 123 non-deal road shows in 2015, down 50% from 243 non-deal road shows as of March 31, 2014. These meetings assist the management teams of our corporate clients in developing their investor relations efforts and provide them with valuable institutional feedback.
We believe that we provide unparalleled corporate access compared to our rivals. We routinely take four or five management teams per day, on average, from the companies in our coverage universe on the road to meet our institutional clients. In addition, our small-cap and micro-cap investor conferences in New York City are well-attended and provide additional value to our clients. At these conferences, top executives from companies that we cover give 30-minute presentations to our institutional investor clients. These executives are also accessible to meet one-on-one immediately thereafter. Many of the most influential small- and micro-cap mutual, pension and hedge fund managers attend our conferences.
Investment Banking
Sidoti & Company, LLC is a full-service broker-dealer registered with the SEC and a FINRA member firm. Through Sidoti & Company, LLC we assist our issuers with corporate stock repurchase programs, block trades and Rule 144 transactions and with facilitating Rule 10b5-1 trading plans. In addition, from time to time, given our knowledge of companies for which we provide research coverage, we are included as an underwriter, dealer, placement agent or initial purchaser in securities offerings undertaken by these companies. Generally, our relationships with institutional investors that are interested in small- and micro-cap companies and that may be existing security holders of the issuer undertaking the capital raise enables us to provide added value in such a transaction. In these transactions, we receive underwriting fees or commissions in connection with our participation. These fees may be substantial to us by comparison to the commissions we generate in respect of our sales and trading business; however, we do not maintain an active investment banking or corporate finance practice. In 2013, 2014 and the three months ended March 31, 2015, we participated in 15, 13 and one registered securities offerings and generated fees of approximately $1.7 million, $0.7 million and $0.2 million, respectively. To date, we have conducted these activities with a limited staff and have relied principally upon our sales and trading capabilities, our relationships with the institutional investors in the sector and our knowledge of the companies gleaned from our research coverage. We intend to continue to cultivate our relationships with companies under research coverage and expect to continue to participate in securities offerings by these companies.
Stifel Private Placement
In January 2015, we entered into a definitive agreement with Stifel Venture Corp. (“Stifel”), a wholly-owned subsidiary of Stifel Financial Corp., pursuant to which Stifel agreed to purchase, in a private placement, an amount of shares of our common stock equal to 9.9% of the total number of shares sold in this offering at the initial public offering price per share. Based on the assumed initial public offering price of  $10.00 per share, which is the mid-point of the range listed on the cover of this prospectus, the purchase price to be paid by Stifel would be $2,970,000.
For a period of three years from the closing date of the private placement, Stifel will be subject to a standstill agreement, whereby Stifel may not enter into any transaction that would result in its owning more than 10% of our then-outstanding shares of common stock.
The shares of our common stock held by Stifel will be subject to a lock-up agreement. See “Shares Eligible for Future Sale — Lock-up Agreements.” Following the expiration of the lock-up period, Stifel will have the right to require us to register the resale of their shares, subject to certain restrictions. See “Shares Eligible for Future Sale — Registration Rights.”
Referral Agreement
In connection with the private placement, Stifel, Nicolaus & Company, Inc. (“Stifel, Nicolaus”), a broker-dealer affiliated with Stifel Financial Corp., has entered into a referral agreement with us providing that we will refer clients to Stifel, Nicolaus for investment banking services. Sidoti will have an opportunity to take part in the underwriting or placement of securities undertaken by Stifel for these clients and receive a portion of any such underwriting or placement fee.
The term of the referral agreement will be two years, with an option for the parties to renew annually thereafter by mutual agreement. If, after two years, we choose not to renew the referral agreement, Stifel will have the option to sell the shares of common stock purchased in the private placement back to us at the then-current market price per share. This obligation to repurchase the shares expires if we renew the Stifel agreement, or if Stifel sells its shares in the open market.
We believe this non-exclusive referral agreement with Stifel provides an opportunity to expand Sidoti & Company’s investment banking business.

Asset Management
We believe that our longstanding commitment to producing independent, small-company equity research, and our ability to leverage our industry-leading research products, have positioned us favorably to capitalize on a shortage of asset management products focused on small- and micro-cap equities.
To date, larger fund management complexes have focused principally on investment strategies involving companies with larger capitalizations. We contend, however, that larger-cap investment strategies ignore several benefits of small- and micro-cap equities, including: historical, annualized outperformance as compared to large-cap stocks for the years 1926 – 2012, inefficiencies in small- and micro-cap equity pricing, relating to, among other things, the low volume of shares traded and the size of bid-ask spreads, that create potentially attractive buying opportunities, a chance for small- and micro-cap stock appreciation related to acquisitions (with attractive bid premiums) of small- and micro-cap companies, and outperformance during high inflationary periods, as seen in the charts below.

Source: Deutsche Bank Asset & Wealth
The following chart compares the cumulative percentage returns of small-cap equities with those of large- and mid- cap equities during six high inflationary periods in the United States (1941 – 1943, 1946 – 1948, 1950 – 1952, 1968 – 1971, 1973 – 1982 and 1988 – 1991). As indicated below, small-cap stocks outperformed during these time periods. To the extent that we enter a high inflationary period as a result of the unprecedented low interest rates in the United States, small- and micro-cap stocks may be expected to outperform as an asset class.

Source: Times Square Capital Management LLC white paper, 2010
To the extent that some larger fund complexes have sought out growth-oriented investment strategies, we believe they have done so by focusing on mid-cap companies, and avoiding small-cap and micro-cap companies. It may not be cost-efficient for a large fund management complex to devote resources to becoming familiar with the small-cap and micro-cap market, which may include relatively thinly traded stocks that are not covered by many research analysts. In addition, significant portfolio management time might be required in order to manage a diversified portfolio of small- and micro-cap stocks.

Similarly, hedge funds and other financial investors tend to shy away from the small- and micro-cap sector given the significant investment associated with becoming familiar with companies that are not the subject of broad-based research coverage. We have already established ourselves as a premier research provider for companies in this sector. We plan to leverage this experience to manage a fund or series of funds that will focus on investments in the sector as well as to advise separate accounts. We have established close relationships with institutional investors that may be interested in investing in a diversified fund.
In order to pursue our asset management strategy, we recently organized a hedge fund, the Sidoti Micro Cap Fund, LP (the “Partnership”). The general partner of the Partnership is Sidoti Micro Cap GP, LLC (the “General Partner”). The adviser to the Partnership is another newly formed entity, Sidoti Capital Management, LLC (the “Adviser”). Each of these entities was formed on June 16, 2014. Following the offering the General Partner and the Adviser will be our subsidiaries. The Partnership is not our subsidiary. The General Partner has not yet been capitalized. The Adviser has been capitalized with a $100 contribution from Sidoti Holding Company, LLC.
On October 3, 2014, the Adviser entered into a subadvisory agreement (the “Subadvisory Agreement”) with Liberty Park Capital Management, LLC (the “Subadviser”) to manage the investments and day-to-day operations of the Partnership. As of March 31, 2015, we had incurred approximately $190,000 in costs in connection with the formation and setup of our nascent asset management business. Approximately $135,000 of these costs are reimbursable by the Partnership. See “Certain Relationships and Related Party Transactions.”
The Partnership was launched as a “proof of concept” test, and currently has total assets under management of  $2 million, representing the funds seeded by our founder and Chief Executive Officer, Peter Sidoti, and three members of his family. The Partnership is not yet soliciting investor contributions, and we expect that it will not do so until after the consummation of this offering.
The Partnership’s investment objective is to seek returns, primarily from capital appreciation, through investment in common stocks of companies that have a market capitalization of  $500 million or less that the Adviser believes to be undervalued relative to their prospects for generating future earnings growth on a long-term basis or otherwise have prospects for future capital appreciation. Currently, the Partnership is investing in the common stock of all of the micro-cap companies for which Sidoti & Company, LLC provides coverage. Investments were made in each position based on the average daily trading volume and float of that position, with no position constituting more than 2.5% of the overall portfolio. The Adviser intends that under normal circumstances the major portion of the Partnership’s investment portfolio will consist of common stock, or options on common stock, of micro-cap companies identified by the Adviser’s investment methodology, with the remaining assets held in cash, cash equivalents, bonds or other fixed-income securities. The Adviser expects that it will rely primarily on the research published by Sidoti & Company, LLC regarding micro-cap securities. At any time, however, the Adviser’s view of the market or of economic conditions may suggest that the Partnership’s assets should be entirely invested in equities and options or entirely in cash, cash equivalents, bonds or other fixed-income securities. Accordingly, the Partnership is currently actively managed and it will be actively managed in the future. Although the Adviser intends to concentrate primarily on the domestic equity market, the Partnership may also invest, if deemed warranted, in non-U.S. companies if such securities are consistent with the Partnership’s investment objective. Foreign investments may be made directly in foreign markets or through American Depository Receipts or similar U.S.-traded instruments. The Adviser reserves the right to invest in other securities, such as warrants or options, to “short” securities (notwithstanding the rating of such securities of Sidoti & Company, LLC), or to vary the mix of domestic and non-U.S. securities or the mix of equity securities and fixed-income securities, when it believes that it would be in furtherance of the Partnership’s investment strategy. The Adviser expects that the Partnership will typically be leveraged, with margin borrowings normally applicable to 60 – 100% of the Partnership’s portfolio holdings. The Subadviser is responsible for day-to-day management of the Partnership, with authority to make all investment and trading decisions, within the investment guidelines agreed by the Adviser and the Subadviser.
As the manager of the Adviser and the General Partner, Peter Sidoti has decision-making authority with respect to the Partnership’s investing activities. In order to mitigate the potential for conflicts of interest as a result of this arrangement, the Company has established policies to maintain separation between its research business, including coverage decisions, and its asset management business. For example, Mr. Sidoti has no role in making coverage decisions, and does not have access to drafts of research reports prior to publication. Mr. Sidoti may contact research supervisory staff by telephone to discuss research reports or to ask questions, just as any other customer might, but he has no direct access to research staff. See “— Risk Management and Compliance.”
In the future, we may launch additional funds with varying strategies if we foresee investor interest.
Competition
All areas of our business are subject to high levels of competition. The principal competitive factors influencing our business include the abilities of our professionals, industry expertise, client relationships, business reputation, market focus, product capabilities, and the quality and price of our products and services.
Although many investment banks and brokerage firms are not as focused on small-cap companies as we are, we nonetheless consider them to be our competitors. We also compete with specialty securities firms and smaller investment banking boutiques that specialize in providing services to companies in particular industries.
Many of these firms have the ability to offer a wider range of products than we do, including loans, deposit-taking and insurance, in addition to brokerage, asset management and investment banking services, all of which may enhance their competitive position relative to us. These firms also have the ability to support investment banking and securities products with commercial banking, insurance and other financial services revenues in an effort to gain market share, which could result in downward pricing pressure in our businesses. The trend toward consolidation has significantly increased the capital base and geographic reach of our competitors. These larger and better-capitalized competitors may be better able than we are to respond to changes in the investment banking industry, to recruit and retain skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.
Risk Management and Compliance
The principal risks we face are market, legal, reputational and operational risks. We apply quantitative analysis and sound practical judgment before engaging in transactions to ensure that we have mitigated potential risk to the extent possible. Included in our review process, among other things, is a holistic evaluation of a company’s profitability, management, float, market capitalization and investor interest in the company, as well as a net capital computation to ensure that if we engage in a transaction we will remain in compliance with SEC regulations and our obligations under our clearing agreement with ConvergEx.
Our risk management processes include addressing potential conflicts of interest that arise in our business. We have procedures and controls in place to address conflicts of interest. Management of potential conflicts of interest is likely to become increasingly complex as we expand our business activities into the asset management area. In the asset management business, we will compete with some of our clients in our traditional research and sales and trading businesses. We currently expect the Partnership to invest in the common stock of only the micro-cap companies for which Sidoti & Company, LLC provides coverage, which could give rise to conflicts of interest. In order to mitigate this potential conflict of interest, the Company has established policies to maintain separation between its research business, including coverage decisions and access to pre-publication research, and its asset management business.
Peter Sidoti and his family are the only limited partners of the Partnership at present. This presents the possibility for conflicts of interest to develop between Peter Sidoti and the Company’s subsidiary that earn fees from the returns of the Partnership. However, the Company expects to attract outside investors to the Partnership over time, reducing the materiality of Mr. Sidoti’s seed investment and the potential for conflicts.
Regulation
Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and across the globe. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our stockholders or creditors. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. We are subject to regulation and oversight by the SEC. In addition, FINRA, an SRO for broker-dealers that is subject to oversight by the SEC, adopts and enforces rules governing the conduct, and examines the activities, of its member firms, including Sidoti & Company, LLC. State securities regulators also have regulatory or oversight authority over Sidoti & Company, LLC.
Broker-dealers are subject to regulations that cover all aspects of the securities business, including capital structure and capital requirements; record-keeping and reporting obligations; the conduct and qualifications of directors, officers and employees; supervisory and organizational procedures designed to ensure compliance with securities laws; employee-related matters, including qualification and licensing of supervisory and sales personnel; limitations on extensions of credit in securities transactions; clearance and settlement procedures; and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade.
In particular, as a registered broker-dealer and member of an SRO, we are subject to the SEC’s uniform net capital rule, Rule 15c3-1 under the Exchange Act. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and various SROs impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.
Additional legislation, changes in rules promulgated by the SEC and by SROs, and changes in the interpretation or enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers. The SEC and the SROs conduct regular examinations and also initiate targeted and other specific inquiries from time to time, which generally include the investigation of issues involving substantial portions of the securities industry. The SEC and the SROs may conduct administrative proceedings, which can result in censures, fines, suspension, or expulsion of a broker-dealer, its officers, or employees.
FINRA Rule 5280 prohibits member firms from establishing or adjusting an inventory position in a security (or a derivative of such security) in anticipation of issuing a research report on that security. While we only execute trades on behalf of customers, and not for our own account, and FINRA Rule 5280 is not applicable to our business, we nonetheless have in place policies and procedures that restrict the information flow between our research personnel, or other persons with advance knowledge of unpublished research reports, and our trading personnel.
NASD Rule 2711 generally requires disclosure of conflicts of interest in equity research reports and public appearances by equity research analysts. The rule prohibits certain conduct, such as investment banking personnel involvement in the content of equity research reports and in the determination of analyst compensation, where disclosure may not be sufficient to protect from the effects of conflicts of interest. The rule requires separation between equity research and investment banking, proscribes conduct that could affect an equity research analyst’s objectivity and requires specific disclosures in equity research reports and when equity research analysts make public appearances. While we have limited investment banking operations, we have in place policies and procedures to comply with Rule 2711’s requirements, restricting input by investment banking personnel into research coverage decisions, the content of research reports and other research matters.
In our asset management business, we will compete with some of our clients in our traditional research and sales and trading businesses. We currently expect the Partnership to invest in the common stock of only the micro-cap companies for which Sidoti & Company, LLC provides coverage. In order to mitigate the risks associated with this business and our research business, the Company has established policies that separate research, including coverage decisions, from its asset management business. For example, the Partnership, the Adviser and the Subadviser do not have access to any research reports or research decisions prior to our clients. Similarly, communications between the Partnership and Sidoti & Company, LLC are subject to restrictions designed to ensure that the Partnership’s communications with Sidoti & Company, LLC are no different from the communications between Sidoti & Company, LLC and any other institutional customer. All communications are subject to supervision, compliance policies and procedures. In addition, the Partnership is prohibited from executing trades through Sidoti & Company, LLC.
In addition to the regulation we are subject to in the United States, we are also subject to regulation in Canada, where we take advantage of the international dealer exemption found in section 8.18 of National Instrument 31-103 Registration Requirements and Exemptions (“NI 31-103”). This exemption is available for a dealer (i) whose head office or principal place of business is in a foreign (i.e., non-Canadian) jurisdiction, (ii) that engages in the business of a dealer in that foreign jurisdiction, (iii) that is registered as a dealer in the foreign jurisdiction where its head office or principal place of business is located, (iv) that is acting as principal or agent for the issuer, a permitted client or a non-resident of Canada and (v) that has submitted a registration form to the securities commission in the province of the permitted client.
A dealer relying on this exemption from registration to operate in Canada is permitted to trade with only “permitted clients” in Canada in respect of  “foreign securities.” A “permitted client” includes most customary institutional clients, a corporation with net assets of at least CAD 25 million as shown on its most recent financial statements and individuals who beneficially own net realizable financial assets of more than CAD 5 million. The term “foreign securities” means a security issued by an issuer incorporated, formed or created under the laws of a foreign jurisdiction or a security issued by a government of a foreign jurisdiction. International dealers may not trade in equity securities of Canadian issuers.
As we grow our asset management business, the Adviser will be required to register as an investment adviser under the Investment Advisers Act of 1940, as amended. As such, it will be subject to regulation and periodic examinations by the SEC. Such regulations relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, solicitation agreements, conflicts of interest, recordkeeping and reporting requirements, disclosure requirements, limitations on agency cross and principal transactions between an adviser and advisory clients and general anti-fraud prohibitions.
The Partnership does not, and any other fund formed after this offering will not, register as an investment company under the 1940 Act, in reliance on Section 3(c)(7) or Section 3(c)(1) thereof. Section 3(c)(7) of the 1940 Act exempts from the 1940 Act’s registration requirements investment funds whose securities are owned exclusively by persons who, at the time of acquisition of such securities, are “qualified purchasers” as defined under the 1940 Act and purchase their interests in a private placement. Section 3(c)(1) of the 1940 Act exempts from the 1940 Act’s registration requirements investment funds whose securities are beneficially owned by not more than 100 persons and purchase their interests in a private placement.
Certain parts of our business are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies or various SROs or exchanges relating to, among other things, the privacy of client information, and any failure to comply with these regulations could expose us to liability or reputational damage.
The United States and non-U.S. government agencies and SROs, as well as state securities commissions in the United States, are empowered to conduct periodic examinations and initiate administrative proceedings that can result in censure, fines, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.
Federal anti-money-laundering laws make it a criminal offense to own or operate a money transmitting business without the appropriate state licenses, which we maintain, and registration with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN). In addition, the USA PATRIOT Act of 2001 and the Treasury Department’s implementing regulations require us, as a “financial institution,” to establish and maintain an anti-money-laundering program.
In connection with its administration and enforcement of economic and trade sanctions based on U.S. foreign policy and national security goals, the Treasury Department’s Office of Foreign Assets Control, or OFAC, publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups and entities, such as terrorists and narcotics traffickers, designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals,” or SDNs. Assets of SDNs are blocked, and we are generally prohibited from dealing with them. In addition, OFAC administers a number of comprehensive sanctions and embargoes that target certain countries, governments and geographic regions. We are generally prohibited from engaging in transactions involving any country, region or government that is subject to such comprehensive sanctions.
Employees
As of May 31, 2015, we had a total of 94 employees comprising 37 research personnel, 27 sales professionals, 5 sales traders and 25 operations and support staff. The firm’s institutional sales and trading team of 32 professionals provides national coverage of small- and micro-cap companies. Our compliance, editorial, finance/accounting and IT/support teams help ensure the integrity of our research products and our other business activities. Depending on the ultimate size of this offering and the rate at which our asset management business grows, we may add employees that will be dedicated to our asset management platform. None of our employees is subject to any collective bargaining agreements, and we believe our relationship with our employees is good.
Properties
We occupy five main offices. Our headquarters is located in New York City, and we have satellite offices in Bay Shore, New York, Elmsford, New York, Cranford, New Jersey and Austin, Texas, all of which are leased. Our New York City headquarters is located at 122 East 42nd Street and comprises approximately 31,433 square feet of subleased space.
In Bay Shore, we lease approximately 1,250 square feet at 111 West Main Street, Unit 113, Bay Shore, New York 11706, pursuant to a lease agreement expiring in May 2017. Our Elmsford office is located at 45 Knollwood Road, Suite 500, Elmsford, New York 10523 and consists of approximately 1,440 square feet of leased space pursuant to a lease agreement expiring in May 2017. We lease approximately 1,130 square feet at 109 South Avenue West, Cranford, New Jersey 07016 pursuant to a lease that will expire if we give notification. In Austin, we sublease approximately 1,175 square feet at 515 Congress Avenue, Suite 2520, Austin, Texas 78701, pursuant to a sublease agreement expiring in August 2017. Initially, we expect to run our asset management business out of our Austin office. In the future, we expect the need for additional office space, particularly in connection with our entry into the asset management business.
Legal Proceedings
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently a party to any material litigation.
Reorganization Transaction and Corporate Structure
Prior to the date of this prospectus, we operated as a limited liability company, organized in the State of Delaware under the name Sidoti Holding Company, LLC. Sidoti Holding Company, LLC is a holding company for our broker-dealer, Sidoti & Company, LLC, the Adviser and the General Partner. It has no operations and only conducts business through its wholly-owned subsidiaries, except that it has paid certain expenses in connection with the formation and setup of the nascent asset management business. Prior to the completion of this offering, we will complete a reorganization transaction in order to have Sidoti & Company, Inc., a newly formed entity and the registrant, become the owner of Sidoti & Company, LLC, the Adviser and the General Partner.
The Adviser was formed on June 16, 2014 and it was capitalized with $100 on November 24, 2014. The General Partner was formed on June 16, 2014 and it has not yet been capitalized. The Partnership, which was formed on June 16, 2014, is not our subsidiary.
The purpose of this reorganization is to allow our company to become a corporation rather than a limited liability company following this offering, and so that our existing investors would own our common stock rather than equity interests in a limited liability company.

Contribution and Exchange Agreement
Sidoti & Company, Inc. is a newly formed Delaware corporation. It has no business or operations and was organized in connection with the offering. Prior to the completion of the offering, through a reorganization, Sidoti & Company, Inc. will become a holding company, with three wholly-owned subsidiaries: Sidoti & Company, LLC, Sidoti Capital Management, LLC and Sidoti Micro Cap GP, LLC.
Immediately prior to the reorganization transaction, Peter Sidoti, our Chairman and Chief Executive Officer, and his family members will receive approximately $3.8 million, representing a return of 80% of the capital contributed by them in connection with having established Sidoti Holding Company, LLC and a distribution in cash equal to 80% of accumulated profits held in such capital members’ capital accounts. As part of the same transaction, Marie Conway and the other employee members of Sidoti Holding Company, LLC will receive cash distributions equal to 80% of the value of their capital accounts, or approximately $0.6 million.
Pursuant to a contribution and exchange agreement among all of the members of Sidoti Holding Company, LLC and Sidoti & Company, Inc., we will effect a contribution and exchange of all of the outstanding capital member interests and employee interests of Sidoti Holding Company, LLC for shares of common stock of Sidoti & Company, Inc. The Contribution and Exchange Agreement will provide for the contribution of membership interests of the members, the rate of exchange of such interests for shares of common stock, and will contain representations and warranties of the Company and the members. A form of Contribution and Exchange Agreement has been included as an exhibit to the registration statement of which this prospectus forms a part.
After the contribution and exchange, Sidoti Holding Company, LLC will no longer exist. The members of Sidoti Holding Company, LLC will become our stockholders with: three members (which members are Peter Sidoti and his family members) holding all of the capital member interests, representing 3,175,341 shares of our common stock or 87.8% of the total shares of common stock outstanding immediately prior to the completion of this offering; and three members holding all of the employee interests representing 262,075 shares of our common stock or 7.2% of the total shares of common stock outstanding immediately prior to the completion of this offering. After the reorganization transaction but before the offering, our director of trading, Gary Jacobs, will own 180,917 shares of our common stock or 5.0% of the total shares of our common stock outstanding immediately prior to the completion of this offering. See “Certain Relationships and Related Party Transactions — Equity-Based Compensation.”

The following illustrations show our corporate structure immediately prior to and immediately following the reorganization transaction.
Pre-Reorganization Transaction (as of the date of this prospectus)

Sidoti Holding Company, LLC
Sidoti & Company, LLC (broker-dealer)
Sidoti Micro Cap GP, LLC (general partner of the newly created fund)
Sidoti Capital Management, LLC (adviser to the newly created fund)
General Partner Interest
Sidoti Micro Cap Fund, LP(1)

Post-Reorganization Transaction

Sidoti & Company, Inc.
Sidoti & Company, LLC (broker-dealer)
Sidoti Micro Cap GP, LLC (general partner of the newly created fund)
Sidoti Capital Management, LLC (adviser to the newly created fund)
General Partner Interest
Sidoti Micro Cap Fund, LP(1)

(1)
As of the date of this registration statement, Sidoti Micro Cap Fund, LP has three limited partners, consisting of four investors, including our founder and Chief Executive Officer, Peter Sidoti, and three of his family members.

 MANAGEMENT
Executive Officers and Directors
The following table sets forth certain information about our executive officers, directors and key employees as of May 31, 2015:
Name	Age	Position
Peter T. Sidoti	57	Chairman and Chief Executive Officer
Marie Conway	67	Director and President
Gary Jacobs	57	Director of Trading
Seymour G. Siegel	72	Director nominee
Dr. Michael R. Cunningham	55	Director nominee
John M. Gibbons	66	Director nominee
Board of Directors
Peter T. Sidoti is the founder, chairman of the board of directors and Chief Executive Officer of Sidoti & Company, LLC. Mr. Sidoti has over 35 years of experience working on Wall Street. He served as an equity research analyst for Value Line, Inc. from 1979 to 1985, and in the same capacity at Drexel Burnham Lambert, NatWest Markets and Schroders Capital Markets from 1985 to 1990, 1990 to 1997 and 1997 to 1999, respectively. As a leading healthcare analyst during the 1990s, Mr. Sidoti was directly involved in nearly 100 transactions in the nursing home, assisted-living and healthcare REIT sectors, including initial public offerings, secondary offerings and mergers. In March 1999, Mr. Sidoti founded Sidoti & Company, LLC, and since 1999, he has served as Chief Executive Officer. Mr. Sidoti received a Bachelor of Science in accounting and a Masters of Business Administration in finance from New York University.
Marie Conway serves as a member of our board of directors and is the President of Sidoti & Company, LLC. From 1979 to 1989, Ms. Conway was an equity analyst and portfolio manager with Value Line, Inc. As an equity analyst, she covered a wide variety of industry sectors, including forest products, paper, beverage, tobacco, waste management, and industrial services companies. As a portfolio manager, Ms. Conway managed both the Value Line Cash Fund and the Value Line Tax-Exempt Fund with total assets under management of  $725 million. She was also the primary writer and editor for the Value Line weekly fixed income review. In 1989, Ms. Conway joined Mutual of America as a portfolio manager. She managed the long-term bond fund, money market fund and fixed income segment of a total return fund with total assets under management of approximately $400 million. In 1991, Ms. Conway joined NatWest Securities where she was a senior equity analyst in the healthcare group of the research department. At NatWest, Ms. Conway covered small- and large-cap medical devices stocks, as well as healthcare services stocks. In 1997, Ms. Conway joined Salomon Brothers as a senior healthcare equity analyst. In 1998, Ms. Conway joined Prudential Securities as a senior healthcare equity analyst. She focused on medical devices and healthcare service stocks while employed at Prudential. Ms. Conway joined Sidoti & Company, LLC in September 2000. She was named president in 2001 and oversees the research department. Ms. Conway graduated from Hunter College with a Bachelor of Arts in history and from New York University with a Masters of Business Administration in finance.
Gary Jacobs is the director of trading of Sidoti & Company, LLC. Mr. Jacobs has over 33 years of experience on Wall Street and has worked at Dresdner, NatWest Markets and Drexel Burnham Lambert. He joined Sidoti & Company, LLC in 2004 to lead its trading desk, which commenced operations in April 2004. Mr. Jacobs graduated from Lafayette College with a Bachelor of Arts in engineering, and received a Masters of Business Administration in finance from Emory University.
Seymour G. Siegel is a director nominee for our board of directors and will become a director upon the consummation of this offering. Mr. Siegel is an inactive certified public accountant (“CPA”), and is president of Siegel Rich, Inc., a business advisory company. Mr. Siegel is a retired principal emeritus of Rothstein Kass, now a part of KPMG, an international firm of accountants and auditors. Mr. Siegel was a founder of Siegel Rich & Co. CPA’s P.C., which eventually merged in 1990 into what is now known as WeiserMazars LLP, a large regional firm. He was a senior partner with WeiserMazars LLP from 1990 until

1994 when he sold his interest and co-founded a business advisory firm, Siegel Rich Inc., which became a part of Rothstein Kass in 2000. Mr. Siegal has no affiliation with KPMG, our independent registered accounting firm, which acquired Rothstein Kass in 2014. He has been a director and officer of numerous businesses, philanthropic and civic organizations. As a professional director, Mr. Siegel has served on the boards of nearly a dozen public companies over the last 25 years and has often served as chairman of the audit committee. He is currently a director and chairman of the audit committees of Air Industries Group, Inc. and Premier Alliance Group, Inc. He was formerly a director of Greenhouse Holdings, Inc., Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies, Hauppauge Digital, Inc. and Emerging Vision, Inc. over the past five plus years. Mr. Siegel received his Bachelor of Business Administration from the Bernard M. Baruch School of the City College of New York.
Dr. Michael R. Cunningham is a director nominee for our board of directors and will become a director upon the consummation of this offering. Dr. Cunningham is the chancellor and Chief Operating Officer of the National University System and the president of National University. Prior to joining National University in 2013 he served as dean of the San Diego State University College of Business Administration. Dr. Cunningham has taught strategy and entrepreneurship courses at San Diego State University, Cal Poly San Luis Obispo and New York University. Before entering higher education, he was the founder, chairman, CEO and president of Cunningham Graphics International from 1989-2000. Dr. Cunningham also served as chairman, CEO and president of DG3 – Diversified Global Graphics Group from 2008 to 2010, and as group president and corporate vice president of Automatic Data Processing. He also served as a director of Connect from 2012 to 2014 and has served as a director of San Diego Regional Economic Development Corporation from 2013 through the present. Dr. Cunningham received his Bachelor in Business Administration from the University of Massachusetts, Amherst and a Ph.D. and master’s degree from New York University.
John M. Gibbons is a director nominee for our board of directors and will become a director upon the consummation of this offering. Mr. Gibbons currently serves as a director and member of the audit committee of Deckers Outdoor Corporation, and he has been with the company since 2000. Mr. Gibbons has also served as a director and member of various board committees of National Technical Systems, Inc. and Assisted Living Corporation. He began his career as an auditor for Price Waterhouse from 1970 to 1976. He became a CPA in California in 1972, although he decided not to renew his CPA license in 1988. Mr. Gibbons worked in multiple management positions with Computer Communications Technology Corp. from 1976 to 1983, Digital Sound Corporation from 1983 to 1986, Vistek, Inc. from 1986 to 1987, Com Systems, Inc. from 1988 to 1993, The Sports Club Company from 1994 to 2000, TMC Communications from 2000 to 2004 and The Learning Network from 2000 to the present. At these companies, he oversaw M&A negotiations, led a $100 million high yield debt offering and a $40 million initial public offering. Mr. Gibbons was the Chairman of the Sonoma County Habitat for Humanity branch from 2004 to 2009, and he has been the board president of the Sonoma Valley Mentoring Alliance since 2010. Mr. Gibbons has a Bachelor in Business Administration from the University of Notre Dame and a Masters of Business Administration in business from the University of Southern California.
Board of Directors
Our board of directors currently consists of two directors, and upon consummation of the offering will consist of five directors.
In accordance with our charter to become effective immediately prior to the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•
The Class I director will be Peter T. Sidoti and his term will expire at the annual general meeting of stockholders to be held in 2015;

•
The Class II directors will be Marie Conway and Seymour G. Siegel and their terms will expire at the annual general meeting of stockholders to be held in 2016; and

•
The Class III directors will be Michael R. Cunningham and John M. Gibbons and their terms will expire at the annual general meeting of stockholders to be held in 2017.

Director Independence
Upon the completion of this offering, we expect that our common stock will be listed on Nasdaq. Under Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under Nasdaq rules, a director will qualify as an “independent director” only if that person is not an executive officer or employee of the company and, in the opinion of that company’s board of directors, does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our board of directors has also reviewed whether Messrs. Siegel, Cunningham and Gibbons, the directors that will comprise our audit committee and compensation committee, satisfy the independence standards for those committees established by the applicable SEC rules and Nasdaq rules and has determined that each of Messrs. Siegel, Cunningham and Gibbons is independent within the meaning of the applicable SEC rules and the listing standards of Nasdaq. In making this determination, our board of directors will consider the relationships that each of these non-employee directors has with our company and all other facts and circumstances our board of directors deems relevant in determining their independence, including the beneficial ownership of our common stock held by each non-employee director.
Board Committees
Prior to the completion of this offering, our board of directors will have established an audit committee and a compensation committee, which have the composition and responsibilities described below. In addition, prior to completion of this offering, our board of directors intends to establish one additional committee, a nominating and corporate governance committee, which will have the responsibilities described below.
Audit Committee
Our audit committee will be composed of Messrs. Siegel, Cunningham and Gibbons, each of whom will be a non-employee member of our board of directors. Mr. Siegel will be our audit committee chairman and is our audit committee financial expert, as currently defined under the SEC rules. Our board of directors has determined that each of Messrs. Siegel, Cunningham and Gibbons is independent within the meaning of the applicable SEC rules and the listing standards of Nasdaq.
Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee evaluates the independent registered public accounting firm’s qualifications, independence and performance; determines the engagement of the independent registered public accounting firm; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements; approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law; reviews our critical accounting policies and estimates; and will annually review the audit committee charter and the committee’s performance. Effective upon the completion of this offering, the audit committee will operate under a written charter adopted by the board that satisfies the applicable standards of Nasdaq.

Compensation Committee
Our compensation committee will be composed of Messrs. Siegel, Cunningham and Gibbons, each of whom will be a non-employee member of our board of directors. Dr. Cunningham will be our compensation committee chairman.
Our compensation committee reviews and recommends policies relating to the compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee will administer the issuance of restricted stock and other awards under our incentive compensation plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members. Effective upon the completion of this offering, the compensation committee will operate under a written charter adopted by the board that satisfies the applicable standards of Nasdaq.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee will be composed of Messrs. Siegel, Cunningham and Gibbons, each of whom is a non-employee member of our board of directors. Mr. Gibbons will be our nominating and corporate governance committee chairman. Our nominating and corporate governance committee will be responsible for making recommendations regarding candidates for directorships and the size and the composition of our board of directors. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance principles and making recommendations concerning governance matters. Effective upon the completion of this offering, the nominating and corporate governance committee will operate under a written charter adopted by the board that satisfies the applicable standards of Nasdaq.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors.

Executive compensation
We refer to our chief executive officer and our two other most highly compensated executive officers discussed below as our “named executive officers.” Our named executive officers for fiscal year 2014 were as follows:
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Peter T. Sidoti;

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Marie Conway; and

•
Gary Jacobs.

Summary Compensation Table
The following table presents information regarding compensation earned by or awards to our named executive officers during fiscal year 2014.
Name and Principal Position	Year	Salary ($)	Bonus & Commission ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (1) ($)	Total ($)
Peter T. Sidoti Chairman and Chief Executive Officer	2014					$570,107	$570,107
Marie Conway Director and President	2014	$300,000(3)				$39,063(4)	$339,063
Gary Jacobs Director of Trading	2014	$250,000(3)	$230,887(2)				$480,887

(1)
Includes $520,000 of equity capital withdrawals; $19,184 of medical, dental and vision plan premiums; $7,203 of term life insurance premiums; $720 of tax preparation and advice expense reimbursement; and $23,000 of employer contribution to the 401(k) plan.

(2)
Mr. Jacobs received a $208,000 bonus and $22,887 in commissions. Mr. Jacob’s bonus was discretionary and performance-based. He received commissions pursuant to the Company’s commission structure, which is used in calculating commission payments to salespeople.

(3)
Each of Ms. Conway’s and Mr. Jacobs’s salary is not governed by an employment agreement.

(4)
Ms. Conway earned $39,063, which reflects the profits related to her participating percentage in Sidoti Holding Company, LLC. This amount has been reflected in Ms. Conway’s capital account.

While our Chairman and Chief Executive Officer, Peter Sidoti, has relied on equity capital withdrawals in the past for his compensation, this will change following the reorganization transaction and the consummation of this offering. Following completion of the offering, Mr. Sidoti will receive a base salary and a discretionary bonus, each as determined and approved by our compensation committee in accordance with its charter. At present, Mr. Sidoti is not party to an employment agreement and his salary and bonus arrangements have not been agreed.
Equity-Based Compensation
Pursuant to the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC and related award agreements in 2002, certain of our executive officers received equity-based compensation in the form of profits interests in Sidoti Holding Company, LLC, which we refer to as employee interests. The employee interests are membership interests in Sidoti Holding Company, LLC and represent the right of the holder to share in distributions from Sidoti Holding Company, LLC to the extent that it has profits.
Ms. Marie Conway was granted an employee interest equivalent to 5.0% of the profits of Sidoti Holding Company, LLC in August 2002. Mr. Lalishwar Ramgopal was granted an employee interest equivalent to 2.0% of the profits of Sidoti Holding Company, LLC in August 2002. Mr. David Gold was granted an employee interest equivalent to 0.5% of the profits of Sidoti Holding Company, LLC in

August 2002. The employee interests were granted in lieu of any other equity or equity-based compensation. The awards were granted in order to foster a long-term commitment by valued executive officers and to align a large portion of our executives’ compensation with the interests of Sidoti Holding Company, LLC. There have been no equity grants since 2002.
After the reorganization transaction but before the offering, our director of trading, Gary Jacobs, pursuant to an existing arrangement with Mr. Sidoti, will receive a grant of 5.0% of the outstanding shares of our common stock, or 180,917 shares.
As part of the reorganization transaction, all of these outstanding employee interests will be exchanged for shares of common stock of Sidoti & Company, Inc.
Employee Benefit and Share Plans
2015 Stock Incentive Plan
In connection with this offering, our board of directors will adopt, and our stockholders will approve, our 2015 Stock Incentive Plan, which we refer to as the 2015 Plan. Our 2015 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to our employees and any parent and subsidiary corporations’ employees, and for the grant of non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalent rights to our employees, directors and consultants and our parent and subsidiary corporations’ employees, directors and consultants.
Share Reserve
As of the consummation of this offering, we will have reserved for issuance pursuant to the 2015 Plan a total of 700,000 shares of common stock. Further, our 2015 Plan provides for annual increases in the number of shares available for issuance thereunder on the first business day of each fiscal year, beginning with our fiscal year following the year of this offering, equal to the least of  (a) 100,000 shares, (b) the number of shares required to cause the total number of shares which may be issued pursuant thereunder to equal ten percent (10%) of the number of shares of our common stock outstanding as of such date or (c) a lesser number of shares as determined by the administrator of the 2015 Plan.
Administration
Our board of directors or a committee of our board of directors will administer our 2015 Plan. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code the committee will consist of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code. The plan administrator will have the power to determine and interpret the terms and conditions of the awards, including the employees, directors and consultants who will receive awards, the exercise price, the number of shares subject to each such award, the vesting schedule and exercisability of the awards, the restrictions on transferability of awards and the form of consideration payable upon exercise. The plan administrator also will have the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced or outstanding awards may be surrendered or cancelled in exchange for other awards of the same type (which may have higher or lower exercise prices) or awards of a different type.
Stock Options
Our 2015 Plan allows for the grant of incentive stock options that qualify under Section 422 of the Code only to our employees and employees of any parent or subsidiary of ours. Non-qualified stock options may be granted to our employees, directors, and consultants and those of any parent or subsidiary of ours. The exercise price of all options granted under our 2015 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten (10) years, except that with respect to any employee who owns more than ten percent (10%) of the voting power of all classes of our outstanding stock or any parent or subsidiary corporation as of the grant date, the term must not exceed five (5) years, and the exercise price must equal at least one hundred ten percent (110%) of the fair market value on the grant date.

After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her option, to the extent vested, for the period of time specified in the option agreement. However, an option may not be exercised after the expiration date of its term.
Stock Appreciation Rights
Our 2015 Plan allows for the grant of stock appreciation rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The administrator will determine the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with common stock, or a combination thereof, except that the base appreciation amount for the cash or stock to be issued pursuant to the exercise of a stock appreciation right will be no less than one hundred percent (100%) of the fair market value of our common stock on the date of grant. After the continuous service of an employee, director or consultant terminates, he or she may exercise his or her stock appreciation right, to the extent vested, only to the extent provided in the stock appreciation rights agreement.
Restricted Stock Awards
Our 2015 Plan allows for the grant of restricted stock. Restricted stock awards are shares of common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The plan administrator may impose whatever conditions on vesting it determines to be appropriate. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. Restricted stock that does not vest is subject to our right of repurchase or forfeiture.
Restricted Stock Units
Our 2015 Plan allows for the grant of restricted stock units. Restricted stock units are awards that will result in payment to a recipient at the end of a specified period only if the vesting criteria established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. The administrator may set restrictions based on the achievement of specific performance goals or on the continuation of service or employment. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash, with our common stock or other securities, or a combination thereof.
Dividend Equivalent Rights
Our 2015 Plan allows for the grant of dividend equivalent rights. Dividend equivalent rights are awards that entitle the recipients to compensation measured by the dividends we pay with respect to our common stock.
Transferability of Awards
Our 2015 Plan allows for the transfer of awards under the 2015 Plan only (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the plan administrator. Only the recipient of an incentive stock option may exercise such award during his or her lifetime.
Certain Adjustments
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2015 Plan, the plan administrator will make adjustments to one or more of the number of shares of or classes of stock that are covered by outstanding awards, the exercise or purchase price of outstanding awards, the numerical stock limits contained in the 2015 Plan, and any other terms that the plan administrator determines require adjustment. In the event of our complete liquidation or dissolution, all outstanding awards will terminate immediately upon the consummation of such transaction.

Corporate Transactions and Changes in Control
Our 2015 Plan provides that in the event of a corporate transaction, as defined in the 2015 Plan, each outstanding award will terminate upon the consummation of the corporate transaction to the extent that such awards are not assumed by the acquiring or succeeding entity. Prior to or upon the consummation of a corporate transaction or a change in control, as defined in the 2015 Plan, an outstanding award may vest, in whole or in part, to the extent provided in the award agreement or as determined by the plan administrator in its discretion. The plan administrator may condition the vesting of an award upon the subsequent termination of the recipient’s service or employment within a specified period of time following the consummation of a corporate transaction or change in control. The plan administrator will not be required to treat all awards similarly in the event of a corporate transaction or change in control.
Plan Amendments and Termination
Our 2015 Plan will automatically terminate 10 years following the date it becomes effective, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2015 Plan provided such action does not impair the rights under any outstanding award unless mutually agreed to in writing by the recipient and us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below the transactions and series of similar transactions, since January 1, 2014, in which we were a participant or will be a participant, and in which:
•
the amounts involved exceeded or will exceed the lesser of  $120,000 or one percent of the average of the Company’s assets at year end for each of the last two completed fiscal years; and

•
any of our directors, executive officers, holders of more than 5% of our outstanding common stock (which we refer to as 5% stockholders) or any member of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the section titled “Executive Compensation.”

Equity-Based Compensation
Pursuant to the Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC and related award agreements, in 2002 certain of our executive officers received equity-based compensation in the form of profits interests in Sidoti Holding Company, LLC, which we refer to as employee interests. The employee interests are membership interests in Sidoti Holding Company, LLC and represent the right of the holder to share in distributions from Sidoti Holding Company, LLC to the extent that it has profits. These awards are being highlighted because as part of the reorganization transaction described in “Business — Reorganization Transaction and Corporate Structure,” the employee interests will be exchanged for common stock of Sidoti & Company, Inc.
Ms. Marie Conway was granted an employee interest equivalent to 5.0% of the profits of Sidoti Holding Company, LLC in August 2002. Mr. Lalishwar Ramgopal was granted an employee interest equivalent to 2.0% of the profits of Sidoti Holding Company, LLC in August 2002. Mr. David Gold was granted an employee interest equivalent to 0.5% of the profits of Sidoti Holding Company, LLC in August 2002. The employee interests were granted in lieu of any other equity or equity-based compensation. The awards were granted in order to foster a long-term commitment by valued executive officers and to align a large portion of our executives’ compensation with the interests of Sidoti Holding Company, LLC. There have been no equity grants since 2002.
After the reorganization transaction but before the offering, our director of trading, Gary Jacobs, pursuant to an existing arrangement with Mr. Sidoti, will receive a grant of 5.0% of the outstanding shares of our common stock, or 180,917 shares.
As part of the reorganization transaction, all of these outstanding employee interests will be exchanged for shares of common stock of Sidoti & Company, Inc.
Asset Management Agreements
In order to pursue our asset management strategy, we recently organized a hedge fund, the Sidoti Micro Cap Fund, LP (the “Partnership”). The Partnership is not our subsidiary. The general partner of the Partnership is Sidoti Micro Cap GP, LLC (the “General Partner”). The adviser to the Partnership is another newly formed entity, Sidoti Capital Management, LLC (the “Adviser”). Each of these entities was formed on June 16, 2014. Following the offering the General Partner and the Adviser will be our subsidiaries. The General Partner has not yet been capitalized. The Adviser has been capitalized with a $100 contribution from Sidoti Holding Company, LLC.
On October 3, 2014, the Adviser entered into a subadvisory agreement (the “Subadvisory Agreement”) with Liberty Park Capital Management, LLC (the “Subadviser”) to manage the investments and day-to-day operations of the Partnership. As of March 31, 2015, we had incurred approximately $190,000 in costs in connection with the formation and setup of our nascent asset management business. Approximately $135,000 of these costs are reimbursable by the Partnership. We do not expect that the Partnership will reimburse any costs until it attains unaffiliated limited partner subscriptions, at which time the costs will be repaid ratably over a 180-month period. The Partnership is currently seeded with affiliated limited partner funds for purposes of a “proof of concept” test. After the consummation of this offering, when the

Partnership commences its business by soliciting and attaining third-party funds, we expect the reimbursement of costs to begin and amounts to be drawn from all of the Partnership’s assets under management. The reimbursement of costs may be impacted by negotiations between the General Partner and future unaffiliated limited partner investors.
Investment Management Agreement
The General Partner designated the Adviser to act as the investment adviser to the Partnership. Peter Sidoti is the manager of the Adviser, and is also the manager of the General Partner. Pursuant to an investment management agreement dated October 2, 2014 between the Partnership, the General Partner and the Adviser, the Adviser is authorized to make all investment and trading decisions for the Partnership, and is authorized, in its discretion and with the approval of the General Partner, to retain one or more subadvisers to assist in such investment management decisions.
Both the Adviser and any subadviser may also act as the investment adviser to other clients and/or to other investment vehicles that may be established in the future and that may use some of the same trading strategies as the Partnership. In addition to being responsible for the management of the Partnership’s portfolio, the Adviser provides administrative services and is responsible for and pays certain overhead expenses of the Partnership as well as its own operating expenses.
Pursuant to the investment management agreement, the Adviser receives a management fee equal to 2.00% per annum of the net asset value of the Partnership, payable quarterly. Because the Partnership only has affiliated limited partners, the Adviser may exercise the discretion granted to it under the limited partnership agreement and waive the management fee. We believe such discretion to waive fees is a common feature in many asset management funds. The Adviser has exercised its discretion and waived its management fees; it has not deferred these fees. The Adviser may continue to waive the management fee, subject to the limitation indicated above, until the Partnership attains $10 million of unaffiliated limited partner subscriptions, at which time the Partnership’s obligation to pay the management fee shall be restored. The Partnership books an expense and a waiver to account for the waiving of the management fee. The Adviser recognizes revenue from management fees as earned. Management fees are paid quarterly in advance and are equal to 0.50% of the adjusted net value of the fund as of the first day of each calendar quarter.
The investment management agreement terminates automatically if the Partnership or the Adviser is dissolved and wound-up and may otherwise be terminated by any party on at least thirty days’ prior written notice or in the event of the bankruptcy or insolvency of any party thereto.
Limited Partnership Agreement
On June 16, 2014, the General Partner entered into a limited partnership agreement with the limited partners of the Partnership. Pursuant to the limited partnership agreement, the General Partner is authorized to manage the affairs of and to bind the Partnership. The General Partner is also authorized to designate one or more investment advisers for the Partnership. The limited partnership agreement indicates that the Partnership will bear, or will reimburse the General Partner for, all business expenses incurred in the organization of the Partnership. In addition, the Partnership will pay, or reimburse the General Partner for, all expenses of the Partnership not required to be borne by the General Partner or the Adviser. The Adviser must pay for the Partnership’s regular operating expenses as consideration for the management fee. Therefore, if an expense of the Partnership is not a regular operating expense, such as a clerical or utility expense, then the Partnership is responsible for that expense.
Pursuant to the limited partnership agreement, the General Partner receives an incentive allocation, payable yearly, equal to 20% of the net profits allocated to each investor after any prior losses allocated to each investor have been recouped. Because the Partnership only has affiliated limited partners, the General Partner may exercise the discretion granted to it under the limited partnership agreement and waive the incentive allocation. We believe such discretion to waive fees is a common feature in many asset management funds. The General Partner expects to waive its incentive allocation when any incentive allocation is due. It does not expect to defer the incentive allocation. The General Partner may waive the incentive allocation until the Partnership attains $10 million of unaffiliated limited partner subscriptions, at which time the Partnership’s obligation to pay the incentive allocation shall be restored. The Partnership will book an expense and a waiver to account for the waiving of the incentive allocation. The General Partner recognizes revenue from the incentive allocation as earned, which will generally be in arrears based on fiscal year performance. The incentive allocation coupled with the management fee payable to the Adviser are commonly referred to as “2 and 20,” and represent the most prevalent fee structure for a hedge fund.
Limited partners of the Partnership cannot withdraw their interests for the first year of their investment, unless the General Partner consents to the withdrawal. After the first year, limited partners can withdraw all or part of their interests on a quarterly basis, upon 60-days’ notice. The General Partner may deduct a withdrawal fee equal to 0.50% of the amount withdrawn to cover the cost thereof. If a limited partner is withdrawing up to 90% of its interests, that limited partner will be paid within 10 business days of the effectiveness of the withdrawal. If a limited partner is withdrawing more than 90% of its interests, that limited partner will be paid 90% of its interests within 10 business days of the effectiveness of the withdrawal and the balance within thirty business days following the delivery of audited financial statements of the Partnership.
The limited partnership agreement terminates if the General Partner withdraws, is liquidated or declares bankruptcy and no successor general partner is appointed by a supermajority of the holders of the capital accounts of the limited partners, if the General Partner elects to dissolve the Partnership or if a court orders the dissolution of the Partnership.
Subadvisory Agreement
The Adviser retained Liberty Park Capital Management, LLC, an investment adviser registered in the state of Texas, as subadviser (the “Subadviser”) to the Partnership to manage its investments. Pursuant to a subadvisory agreement (the “Subadvisory Agreement”) dated October 3, 2014 the Adviser will pay the Subadviser $5,000 per month and will provide the Subadviser office space, a parking space, telephone, Internet and facsimile access until the termination of the Subadvisory Agreement, which has a two-year term that can be renewed annually after the expiration of the initial term. The Subadvisory Agreement will terminate automatically if the Partnership, the Adviser or the Subadviser is dissolved and wound-up and may otherwise be terminated by any party on at least thirty days’ prior written notice or in the event of the bankruptcy or insolvency of any party thereto.
The Subadviser is responsible for all investment and portfolio operations of the Partnership and is bound to make all such decisions in the best interest of the Partnership. On a day-to-day basis, the Subadviser makes trades on behalf of the Adviser, liaises with the Partnership’s service providers (i.e., its custodian, prime broker and administrator) and, upon direction from the Adviser, processes subscription and redemption notices. The Subadviser is staffed with an experienced money manager.
Return of Contributed Capital
Immediately prior to the reorganization transaction, Peter Sidoti, our Chairman and Chief Executive Officer, and his family members will receive approximately $3.8 million, representing a return of 80% of the capital contributed by them in connection with having established Sidoti Holding Company, LLC and a distribution in cash of accumulated profits held in such capital members’ capital accounts. Following the offering, Mr. Sidoti and his family will own 45.9% of our shares.
Director and Officer Indemnification and Insurance
Effective upon the closing of the offering, we intend to enter into indemnification agreements with certain of our directors and executive officers, and we will have purchased directors’ and officers’ liability insurance. The indemnification agreements and our amended and restated certificate of incorporation and bylaws will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Description of Capital Stock — Limitations of Liability and Indemnification Matters.”
Policies and Procedures Regarding Related Party Transactions
Our board of directors reviews related party transactions for potential conflict of interest issues. Our board of directors intends to adopt a written related person transaction policy to be effective upon or prior to the completion of this offering to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us or a related person (a “related person transaction”). This policy will require that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our chief compliance officer any related person transaction. The chief compliance officer will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Director Independence
For a discussion of the independence of our directors, please see “Management — Director Independence.”

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding beneficial ownership of Sidoti & Company, Inc.’s securities on a pro forma, as converted into common stock basis, as of March 31, 2015 and as adjusted to reflect the reorganization transaction and the shares of common stock to be issued and sold in this offering by:
•
each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of Sidoti & Company, Inc.’s common stock;

•
each of Sidoti & Company, Inc.’s named executive officers;

•
each of Sidoti & Company, Inc.’s directors; and

•
all current executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised or converted within 60 days after the date of this prospectus.
Applicable percentage ownership is based on 6,915,333 shares of common stock outstanding, assuming the issuance of  (i) 3,618,333 shares of common stock to existing owners of capital member interests and employee interests in Sidoti Holding Company, LLC in the contribution and exchange that is part of our reorganization, and an employee equity grant, (ii) 3,000,000 shares that will be sold by Sidoti & Company, Inc. in the offering, and (iii) 297,000 shares that will be purchased by Stifel in a private placement.
Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed. Unless otherwise noted below, the address of each person listed on the table is c/o Sidoti & Company, Inc., 122 East 42nd Street, 4th Floor, New York, NY 10168.
	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Shares (#)	Percentage (%)	Shares (#)	Percentage (%)
5% Stockholders:
Peter T. Sidoti(1)	2,045,451	56.5%	2,045,451	29.6
Sidoti Family Trust(2)	1,129,890	31.2%	1,129,890	16.3
Gary Jacobs	180,917	5.0%	180,917	2.6
Directors and Named Executive Officers:
Peter T. Sidoti(1)	2,045,451	56.5%	2,045,451	29.6
Gary Jacobs	180,917	5.0%	180,917	2.6
Marie Conway	174,717	4.8%	174,717	2.5
Seymour G. Siegel (Director nominee)	—	*	—	*
Dr. Michael R. Cunningham (Director nominee)	—	*	—	*
John M. Gibbons (Director nominee)	—	*	—	*
All current directors and executive officers as a group (6 persons)	2,401,085

*
Less than 1%.

(1)
The shares attributed to Mr. Sidoti also include 4,516 shares of common stock owned by Mr. Sidoti’s wife, Ann Sidoti.

(2)
James Sidoti, Peter Sidoti’s brother, is the trustee of the Sidoti Family Trust, and has sole voting and dispositive power over the shares held by it.

Description of capital stock
General
The following is a summary of the rights of our common stock and preferred stock and of certain provisions of our charter, as they will be in effect upon the completion of this offering and following the reorganization transaction. For more detailed information, please see our amended and restated certificate of incorporation, which is filed as an exhibit to the registration statement of which this prospectus is a part.
Our amended and restated certificate of incorporation as in effect upon the consummation of this offering will provide for one class of common stock. In addition, our amended and restated certificate of incorporation will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
Immediately following the completion of this offering, our authorized capital stock will consist of:
•
100,000,000 shares of common stock; and

•
100,000,000 shares that are designated as preferred stock.

Immediately following the completion of this offering, we will have outstanding 6,915,333 shares of common stock, held by      stockholders of record and no shares of preferred stock will be outstanding.
Common Stock
Voting Rights
Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Subject to any rights that may be applicable to any then outstanding shares of preferred stock, holders of our common stock vote as a single class on all matters relating to the election and removal of directors and as provided by law. Holders of our common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by holders of all outstanding shares of common stock.
Dividends
Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to share equally, identically and ratably in any dividends that our board of directors may determine to issue from time to time.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of our debts and other liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our shares of common stock.
Other Rights
Our stockholders will have no preemptive, conversion or other rights to subscribe for additional shares. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock
Though we currently have no plans to issue any shares of preferred stock, upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to designate and issue up to 100,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of preferred stock, any or all of which may be greater than or senior to those granted to the holders of common stock. Though the actual effect of any such issuance on the rights of the holders of common stock will not be known until our board of directors determines the specific rights of the holders of preferred stock, the potential effects of such an issuance include:
•
diluting the voting power of the holders of common stock;

•
reducing the likelihood that holders of common stock will receive dividend payments;

•
reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and

•
delaying, deterring or preventing a change-in-control or other corporate takeover.

Registration Rights
Prior to the consummation of the offering, we will enter into a registration rights agreement with our Chairman and Chief Executive Officer, his wife, the Sidoti Family Trust dated March 1, 1999, Ms. Conway, Mr. Jacobs and certain other individuals. The registration rights agreement will provide those parties certain registration rights with respect to its shares of our common stock.
Under the registration rights provisions of the registration rights agreement:
•
after 180 days following the completion of the offering, each of these signatories will have the right to cause us to conduct up to five demand registrations, subject to certain customary restrictions;

•
once we are eligible to do so, the signatories have the right to cause us to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of our common stock; and

•
they have the right to participate as selling stockholders in certain registered offerings by us.

The registration rights agreement will also contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we will be required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. Registration rights may be transferred by the signatories, subject to certain restrictions.
The registration rights agreement will terminate on             , 2018, which is three years after the completion of this offering.
Anti-Takeover Provisions
Certificate of Incorporation
Our amended and restated certificate of incorporation to be in effect upon the completion of this offering will provide for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation will also provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, chairman of the board, chief executive officer or president (in the absence of the chief executive officer) may call a special meeting of stockholders.
Our amended and restated certificate of incorporation will require a 66 2∕3% stockholder vote for the removal of a director without cause or the rescission, alteration, amendment or repeal of the certificate of incorporation by stockholders. Our amended and restated certificate of incorporation will also require an 80% stockholder vote to amend its provisions relating to the election and classification of directors. The combination of the classification of our board of directors, the lack of cumulative voting and the supermajority stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.
These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our stock and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Section 203 of the Delaware General Corporation Law
We have elected to be subject to Section 203 of the Delaware General Corporation Law (“Section 203”), and we are prohibited from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•
before such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting shares outstanding at the time the transaction began, excluding for purposes of determining the voting shares outstanding (but not the outstanding voting shares owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting shares that are not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:
•
any merger or consolidation involving the company and the interested stockholder;

•
any sale, transfer, pledge or other disposition of 10% or more of the assets of the company involving the interested stockholder;

•
subject to certain exceptions, any transaction that results in the issuance or transfer by the company of any shares of the company to the interested stockholder;

•
any transaction involving the company that has the effect of increasing the proportionate share of the shares or any class or series of shares of the company beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the company.

In general, by reference to Section 203, an “interested stockholder” is an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status owned, 15% or more of the outstanding voting shares of the company.
Limitations of Liability and Indemnification Matters
We will have adopted provisions in our amended and restated certificate of incorporation effective immediately prior to the closing of this offering that limit or eliminate the liability of our directors for monetary damages for breach of their fiduciary duties, except for a breach of the duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, or for any transaction from which a director derived an improper personal benefit. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to of the following:
•
any breach of their duty of loyalty to us or our stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•
any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. If Delaware law is amended to authorize the further elimination or limiting of director liability, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law as so amended.
Our amended and restated certificate of incorporation, as effective immediately prior to the closing of this offering, also will provide that we shall indemnify our directors and executive officers and shall indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our amended and restated certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our amended and restated certificate of incorporation will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our amended and restated certificate of incorporation would permit indemnification.
We intend to enter into separate indemnification agreements with certain of our directors and executive officers that are, in some cases, broader than the specific indemnification provisions provided by Delaware law and our charter documents and may provide additional procedural protection. These agreements will require us, among other things, to:
•
indemnify officers and directors against certain liabilities that may arise because of their status as officers and directors;

•
advance expenses, as incurred, to officers and directors in connection with a legal proceeding subject to limited exceptions; and

•
cover officers and directors under any general or directors’ and officers’ liability insurance policy maintained by us.

We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
In addition, we will maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. We also make available standard life insurance and accidental death and disability insurance policies to our employees.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.
Exchange Listing
We have applied to list our common stock on Nasdaq under the symbol “SDTI.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our common stock and there can be no assurance that a market for our common stock will develop or be sustained after this offering. Future sales of our common stock in the public market, including shares issued upon exercise of outstanding options, or the availability of such shares for sale in the public market, could adversely affect the trading price of our common stock. As described below, only a limited number of shares will be available for sale by our existing stockholders shortly after this offering due to contractual and legal restrictions on resale. Sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the trading price of our common stock at such time and our ability to raise equity capital in the future.
Upon completion of this offering, 6,915,333 shares of common stock will be outstanding, reflecting 3,000,000 shares of common stock sold in this offering, 3,618,333 shares of common stock as a result of the contribution and exchange and an employee equity grant, and 297,000 shares that will be purchased by Stifel in a private placement. All of the shares sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), generally may be sold in the public market only in compliance with certain limitations contained in Rule 144. The remaining 3,915,333 shares of common stock will be deemed restricted securities as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act (“Rule 701”), which are summarized below. In addition, substantially all of these restricted securities will be subject to the lock-up agreements described below.
Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market as follows:
Date	Number of Shares
On the date of this prospectus	—
At various times beginning more than 180 days (subject to extension) after the date of this prospectus	3,915,333
Rule 144
In general, under Rule 144, as in effect on the date of this prospectus, a person who is one of our affiliates and has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period, beginning on the date 180 days after the date of this prospectus, a number of shares that does not exceed the greater of:
•
one percent of the number of shares of common stock then outstanding, which will equal approximately 69,153 shares immediately after the completion of this offering; or

•
the average weekly trading volume of our common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to a certain manner of sale provisions and notice requirements and to the availability of current public information about us.
In general, under Rule 144, as in effect on the date of this prospectus, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares beginning on the 181st day after the date of this prospectus without complying with the manner of sale, volume limitation or notice provisions of Rule 144 and will be subject only to the public information requirements of Rule 144. If such person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

Rule 701
Any of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, substantially all of the shares issued under Rule 701 are subject to the lock-up agreements described below and will become eligible for sale only when the lock-up period expires.
Lock-Up Agreements
We and all of our directors and officers, as well as the other holders of substantially all shares of our common stock (including securities exercisable or convertible into our common stock) outstanding immediately prior to this offering, have agreed or will agree that, without the prior written consent of W.R. Hambrecht + Co., LLC on behalf of the underwriters, during the period from the date of this prospectus and ending on the date 180 days after the date of this prospectus (as such period may be extended under certain circumstances), we and they will not, among other things:
•
offer, pledge, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, options or warrants to purchase share of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•
in our case, file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•
in the case of our directors, officers and other holders of our securities, make any demand for exercise of any rights with respect to the registration of any securities.

The foregoing restrictions shall not apply to:
•
the sale of shares of common stock pursuant to the underwriting agreement; or

•
transactions relating to shares of common stock acquired in open market transactions after the completion of this offering, or the exercise of any stock option to purchase shares of common stock pursuant to any benefit plan of the company; or

•
transfers of shares of common stock or any security directly or indirectly convertible into or exercisable or exchangeable for common stock as a bona fide gift or in connection with estate planning, including, but not limited to, dispositions to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned and dispositions from any grantor retained annuity trust established for the direct benefit of the undersigned or a member of the immediate family of the undersigned, or by will or intestacy; or

•
any transfer pursuant to a qualified domestic relations order or in connection with a divorce; or

•
shares of common stock as collateral for any loan, provided that the lender agrees in writing to be bound by the restrictions set forth in the lock-up agreement; or

•
dispositions of securities to a bona fide third party pursuant to a tender offer or any other transaction, including, without limitation, a merger, consolidation or other business combination involving a change in control of the company, provided that the per share consideration for the securities transferred will be greater than the public offering price per share in this offering; or

•
distributions of shares of common stock or any security directly or indirectly convertible into or exercisable or exchangeable for common stock to limited partners, members, stockholders or affiliates of a locked up stockholder, or to any partnership, corporation or limited liability company controlled by a locked up stockholder or by a member of the immediate family of a locked up stockholder; or

•
the establishment of a trading plan pursuant to Rule 10b 5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the lock-up period.

Moreover, in the case of transfer pursuant to bullets three and seven above, any transferee or distribution recipient must agree to be bound by the foregoing restrictions on transfer.
Stifel has agreed to execute a lock-up agreement on the same terms as the foregoing with respect to the shares it will acquire in the private placement.
See “Underwriting (Conflicts of Interest)” for additional discussion.
Registration Rights
Prior to the consummation of the offering, we will enter into a registration rights agreement with our Chairman and Chief Executive Officer, his wife, the Sidoti Family Trust dated March 1, 1999, Ms. Conway, Mr. Jacobs and certain other individuals. The registration rights agreement will provide those parties certain registration rights with respect to its shares of our common stock.
Under the registration rights provisions of the registration rights agreement:
•
after 180 days following the completion of the offering, each of these signatories will have the right to cause us to conduct up to five demand registrations, subject to certain customary restrictions;

•
once we are eligible to do so, the signatories have the right to cause us to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of our common stock; and

•
they have the right to participate in certain registered offerings by us.

The registration rights agreement will also contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, we will be required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. Registration rights may be transferred by the signatories, subject to certain restrictions.
The registration rights agreement will terminate on            , 2018, which is three years after the completion of this offering.
We have granted Stifel certain registration rights pursuant to which we have agreed to prepare and file with the SEC a registration statement on Form S-3 pursuant to Rule 415 to register the resale of the shares of our common stock we issued to Stifel in connection with the private placement. Specifically, we have agreed to use our commercially reasonable efforts to file with the SEC within 60 days after a request by Stifel and to cause such a registration statement to be declared effective by the SEC as promptly as practicable thereafter. We have also granted certain piggyback registration rights to Stifel. Stifel may only exercise these registration rights after the expiration of the lock-up period described above.
Registration Statements
We intend to file a registration statement on Form S-8 under the Securities Act covering all of the common stock subject to options outstanding or reserved for issuance under our stock plans and shares of our common stock issued upon the exercise of options by employees. We expect to file this registration statement as soon as practicable after the completion of this offering. However, the shares registered on Form S-8 will be subject to Rule 144 limitations applicable to our affiliates and will not be eligible for resale until expiration of the lock-up agreements to which they are subject.

MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the ownership and disposition of our common stock, but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is based on current provisions of the Code, final, temporary or proposed U.S Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as capital assets (within the meaning of Section 1221 of the Code).
This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. federal estate or gift tax laws or tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:
•
banks, insurance companies or other financial institutions;

•
partnerships or other pass-through entities;

•
tax-exempt organizations;

•
tax-qualified retirement plans;

•
dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
U.S. expatriates and certain former citizens or long-term residents of the United States;

•
controlled foreign corporations;

•
passive foreign investment companies;

•
persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•
persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.
If a partnership (or entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership (or member in such other entity) will generally depend upon the status of the partner and the activities of the partnership. Any partner in a collaboration holding our common stock should consult its own tax advisors.
PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder
In general, a “non-U.S. holder” is any beneficial owner of our common stock that is not a U.S. person. A “U.S. person” is any of the following:
•
an individual citizen or resident of the United States;

•
a corporation created or organized in or under the laws of the United States any state thereof or the District of Columbia (or entity treated as such for U.S. federal income tax purposes);

•
an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions on Our Common Stock
As described in the section titled “Dividend Policy,” we currently do not anticipate paying dividends on our common stock in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in our common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under the section titled “— Gain on Sale or Other Disposition of Our Common Stock” below.
Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying, under penalties of perjury, such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically.
If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on our common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from the aforementioned U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).
Such effectively connected dividends generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
A non-U.S. holder that claims exemption from withholding or the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders that do not timely provide us or our paying agent with the required certification may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty or applicability of other exemptions from withholding.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Gain on Sale or Other Disposition of Our Common Stock
Except as discussed below, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:
•
the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•
the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•
we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for our common stock and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.
Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding generally will not apply to distributions to a non-U.S. holder of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or W-8BEN-E or IRS Form W-8ECI (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act may impose a 30% withholding tax on any dividends paid and, after December 31, 2016, on the proceeds of a sale of our common stock to (i) a “foreign financial institution,” as specially defined under such rules, unless the foreign financial institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (ii) a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING
We are offering the shares of our common stock described in this prospectus through the underwriters named below. WR Hambrecht + Co., LLC is the representative of the underwriters. Subject to the terms and conditions contained in an underwriting agreement among us and the underwriters named below, each of the underwriters has severally agreed to use its best efforts to procure potential purchasers for the shares of common stock offered hereby, as listed next to its name in the following table. This offering is being undertaken on a best efforts only basis. The underwriters are not required to take or pay for any specific number or dollar amount of our common stock.
Underwriters	Number of Shares
W.R. Hambrecht + Co., LLC
Sidoti & Company, LLC

Total
The shares are being offered on a best efforts basis, subject to a minimum requirement of  $25,500,000 in gross offering proceeds. There can be no assurance that we will sell any or all of the shares to be sold pursuant to this prospectus.
On the date of this prospectus, an escrow account will be set up with J.P. Morgan Chase Bank, N.A. by American Stock Transfer & Trust Company, which will be governed by the terms of the escrow agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part. The escrow account will be open only for the three or four business-day period between the date of this prospectus and the closing date of the offering. No investor funds will be accepted before that time, or after the closing of the offering, which is also the termination date of the offering. The escrow account has been set up for the benefit of the investors, and in compliance with the requirements of Rule 15c2-4 of the Exchange Act and other applicable rules and regulations. The escrow account is a non-interest bearing account. Investors will not receive any interest on the funds deposited into escrow. All funds must be transmitted directly by wire to the specified bank account at J.P. Morgan Chase Bank, N.A. per the instructions disseminated at pricing by the underwriter. The escrow agent will not accept or handle any funds. No checks will be accepted by the escrow agent.
On the closing date, the escrow agent will notify the underwriters whether the minimum required amount, or $25,500,000, has been received. If, on the closing date, the $25,500,000 in funds have not been deposited into escrow, the offering will not proceed. All investor funds that were deposited into the escrow account will be promptly returned to investors, and the offering will terminate.
We have been advised by the representative that it makes markets in securities and intends to make a market in our common stock after this offering.
In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.
Commissions, Discounts and Expenses
Shares sold by the Company to the public will be offered at the initial offering price set forth on the cover of this prospectus. The underwriters may share commissions with one or more dealers or sub-dealers who assists in the sale of shares.
The following table shows the public offering price and underwriting discounts assuming the minimum amount is raised.
	Per Share	Assuming Minimum Proceeds Raised
Public Offering Price	$	$
Total Underwriting Discount and Commissions(1)	$	$

(1)
Includes a structuring fee of  $325,000 payable, upon the consummation of the offering, to CSCA Capital Advisors, LLC, as compensation for certain financial advisory services preparatory to the offering, including, but not limited to, analysis of financing strategies and preparation of financial models and pro forma financial statements.

Certain expenses of the offering that are payable by us to the underwriters are estimated to be up to $5,000 (excluding underwriting discounts and commissions and the structuring fee).
We have agreed to indemnify the underwriters against liabilities that result from any material misstatement or omission contained in any material provided to investors in connection with this offering, including this prospectus, or contribute to payments the underwriters may be required to make in respect of those liabilities.
No Sales of Similar Securities
We and all of our directors and officers, as well as the other holders of substantially all shares of our common stock (including securities exercisable or convertible into our common stock) outstanding entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons agree not to, without the prior written approval of the representative, offer, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 180 days after the date of the final prospectus relating to this offering. At any time, the representative may, in its sole discretion, release some or all of the securities from these lock-up agreements.
Nasdaq Listing
We have applied to have our common stock listed on Nasdaq under the symbol “SDTI.”
Price Stabilization; Short Positions
Given that this is a best efforts offering, the underwriters will not engage in traditional stabilizing transactions, other than passive market making.
Determination of Offering Price
Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representative of the underwriters. The principal factors to be considered in determining the initial public offering price will include:
•
the information set forth in this prospectus and otherwise available to the representative;

•
our history and prospects and the history of and prospects for the industry in which we compete;

•
our past and present financial performance;

•
our prospects for future earnings and the present state of our development;

•
the general condition of the securities markets at the time of this offering;

•
the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•
other factors deemed relevant by the underwriters and us.

Additional Information
The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Conflicts of Interest
Sidoti & Company, Inc. controls Sidoti & Company, LLC, a participating underwriter in this offering. Therefore, Sidoti & Company, LLC is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121(f)(5)(B). In addition, Sidoti & Company, Inc. and other affiliates of Sidoti & Company, LLC will be deemed to receive more than 5% of net offering proceeds and will have a “conflict of interest” pursuant to FINRA Rule 5121(f)(5)(C)(ii). This offering is being made in compliance with the requirements of FINRA Rule 5121. Since Sidoti & Company, LLC is not primarily responsible for managing this offering, a qualified independent underwriter is not required. Sidoti & Company, LLC will not confirm sales to discretionary accounts without the prior written approval of the customer.
Immediately prior to the reorganization transaction, Peter Sidoti, our Chairman and Chief Executive Officer, and his family members will receive approximately $3.8 million, representing a return of 80% of the capital contributed by them in connection with having established Sidoti Holding Company, LLC and a distribution in cash of accumulated profits held in such capital members’ capital accounts. This will occur even if we sell only the minimum amount of securities offered.
Selling Restrictions
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:
(a)
to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of  (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)
to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)
in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (“FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA (“Section 275”) or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275; (2) where no consideration is given for the transfer; or (3) by operation of law.
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS
The validity of our common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Rimon P.C., San Francisco, California.
EXPERTS
KPMG LLP, independent registered public accounting firm, has audited the consolidated financial statements of Sidoti Holding Company, LLC as of December 31, 2013 and 2014 and for each of the two years in the period ended December 31, 2014, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on KPMG LLP’s report, given on their authority as experts in accounting and auditing.
WithumSmith+Brown, PC, independent registered public accounting firm, has audited the financial statements of Sidoti Micro Cap Fund, LP as of December 31, 2014 and for the period from October 28, 2014 to December 31, 2014, as set forth in their report included in this registration statement.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

Sidoti Holding Company, LLC and subsidiaries

Report of Independent Registered Public Accounting Firm
The Members
Sidoti Holding Company, LLC:
We have audited the accompanying consolidated statements of financial condition of Sidoti Holding Company, LLC and subsidiaries (the Company) as of December 31, 2013 and 2014, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Sidoti Micro Cap Fund, LP, a consolidated entity, which statements reflect total assets constituting 17.2 percent in 2014 of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Sidoti Micro Cap Fund, LP, is based solely on the report of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sidoti Holding Company, LLC and subsidiaries as of December 31, 2013 and 2014, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.
(signed) KPMG LLP
Roseland, New Jersey
May 4, 2015

Report of Independent Registered Public Accounting Firm
Management and Partners of
Sidoti Micro Cap Fund, L.P.
We have audited the accompanying statements of assets, liabilities and partners’ capital, and the condensed schedule of investments of Sidoti Micro Cap Fund, L.P. as of December 31, 2014, and the related statements of operations, changes in partners’ capital and cash flows for the period from October 28, 2014 (commencement of operations) through December 31, 2014. These financial statements are the responsibility of Sidoti Micro Cap Fund, L.P. management.
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sidoti Micro Cap Fund, L.P. as of December 31, 2014, and the results of its operations, changes in partners’ capital and cash flows for the period from October 28, 2014 (commencement of operations) through December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.
/s/ WithumSmith+Brown, P.C.
March 27, 2015
New York, New York

Sidoti Holding Company, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
	At December 31,
	2013	2014
Assets:
Current Assets
Cash and cash equivalents	$7,367,571	$6,486,016
Receivable from clearing brokers	2,015,739	1,805,153
Investment in securities at fair value (Fund)	—	2,073,942
Investment banking fees receivable	418,887	6,000
Research fees receivable	398,391	464,882
Prepaid expenses and other assets	285,842	384,746
Total Current Assets	10,486,430	11,220,739
Non-Current Assets
Property and equipment, net	121,618	280,844
Security deposits	137,365	572,489
Total Non-Current Assets	258,983	853,333
Total Assets	$10,745,413	$12,074,072
Liabilities:
Current Liabilities
Bonuses payable	$3,150,000	$2,500,000
Commissions payable	541,336	293,771
Payables to clearing brokers (Fund)	—	140,594
Payables to clearing brokers	1,692	28,760
Accounts payable and accrued expenses	829,449	891,790
Accrued expenses (Fund)	—	45,506
Total Current Liabilities	4,522,477	3,900,421
Non-Controlling Interest	—	1,871,521
Members’ Equity:
Capital members’ interests	5,421,915	5,430,540
Employee members’ interests	801,021	871,590
Total Members’ Equity	6,222,936	6,302,130
Total Liabilities, Non-Controlling Interest and Members’ Equity	$10,745,413	$12,074,072

The accompanying notes are an integral part of these consolidated financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Years Ended December 31,
	2013	2014
Revenues
Commissions	$19,467,968	$17,763,717
Research income	8,070,258	6,233,625
Investment banking income	1,654,058	734,174
Seminar and conference fee income	882,960	661,052
Net realized and unrealized gain	—	—
Other income	211,464	131,558
Total revenues	30,286,708	25,524,126
Expenses
Employee compensation and benefits	22,578,681	17,374,814
Floor brokerage, exchange and clearance fees	1,467,156	1,519,830
Occupancy	1,455,454	1,673,376
Seminar and conferences	1,034,623	1,116,126
Travel and entertainment	1,179,410	1,090,423
Quotes and research	484,684	500,739
Communications and data processing	184,010	162,964
Net realized and unrealized loss (Fund)	—	65,910
Other expenses	1,017,014	1,274,799
Total expenses	29,401,032	24,778,981
Net income before local income taxes	885,676	745,145
Local income taxes	59,994	43,401
Net income	825,682	701,744
Net loss attributable to non-controlling interest	—	(128,479)
Net income attributable to controlling interest	$825,682	$830,223

The accompanying notes are an integral part of these consolidated financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
	Years Ended December 31,
	2013			2014
	Capital Members’ Interests	Employees Members’ Interests	Total Equity	Capital Members’ Interests	Employee Members’ Interests	Total Equity	Non- controlling Interest
Members’ equity, beginning of year	$5,467,374	$730,838	$6,198,212	$5,421,915	$801,021	$6,222,936	$—
Capital contribution						—	2,000,000
Members’ distribution	(800,958)	—	(800,958)	(751,029)	—	(751,029)	—
Net income (loss)	755,499	70,183	825,682	759,654	70,569	830,223	(128,479)
Members’ equity, end of year	$5,421,915	$801,021	$6,222,936	$5,430,540	$871,590	$6,302,130	$1,871,521

The accompanying notes are an integral part of these consolidated financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
	2013	2014
Cash flows from operating activities
Net income	$825,682	$701,744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Purchase of investments	—	(2,275,669)
Net realized loss from investment transactions	—	10,828
Net unrealized loss from investment transactions	—	58,595
Proceeds from sale of investments	—	132,304
Depreciation and amortization	134,665	77,026
Changes in operating assets and liabilities:
Receivable from clearing brokers	(31,012)	210,586
Investment banking fees receivable	(339,390)	412,887
Research fees receivable	(35,491)	(66,491)
Prepaid expenses and other assets	23,853	(98,904)
Loss on disposal of property and equipment	—	14,135
Bonuses payable	874,000	(650,000)
Commissions payable	104,931	(247,565)
Payables to clearing brokers	(9,468)	127,068
Payables to clearing brokers (Fund)	—	140,594
Accounts payable and accrued expenses	(465,877)	162,341
Accrued expenses (Fund)	—	45,506
Net cash provided by (used in) operating activities	1,081,893	(1,445,015)
Cash flows from investing activities
Payments for security deposits	—	(435,124)
Purchases of property and equipment	(101,117)	(250,387)
Net cash used in investing activities	(101,117)	(685,511)
Cash flows from financing activities
Capital members’ interest distribution	(800,958)	(751,029)
Capital contributions of non-controlling interest	—	2,000,000
Net cash (used in) provided by financing activities	(800,958)	1,248,971
Net increase (decrease) in cash and cash equivalents	179,818	(881,555)
Cash and cash equivalents, beginning of period	7,187,753	7,367,571
Cash and cash equivalents, end of period	$7,367,571	$6,486,016
Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$62,368	$32,240

The accompanying notes are an integral part of these consolidated financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013
1.
Nature of business and summary of significant accounting policies

Nature of Business and Principles of Consolidation
The consolidated financial statements include the accounts of Sidoti Holding Company LLC, a Delaware limited liability company (the “Holding Company”), its subsidiaries, Sidoti & Company, LLC, a Delaware limited liability company (the “Broker-Dealer”), Sidoti Micro Cap GP, LLC, a Delaware limited liability company (the “General Partner”), Sidoti Capital Management, LLC, a Delaware limited liability company (the “Investment Manager”), and Sidoti Micro Cap Fund, LP, a Delaware limited partnership (the “Fund”) (collectively, the Holding Company, the Broker-Dealer, the General Partner, the Investment Manager and the Fund are referred to as the “Company”). The Holding Company is the sole member of the Broker-Dealer, the General Partner and the Investment Manager. The General Partner is the general partner of the Fund and is deemed to have a controlling financial interest of the Fund. All intercompany accounts and transactions have been eliminated. Just prior to the intended initial public offering (the “IPO”) the members of the Holding Company shall participate in a contribution and exchange of all of the outstanding capital member interests and employee member interests of the Holding Company for shares of common stock of Sidoti & Company, Inc., a Delaware corporation formed on June 18, 2014 (the “NewCo”).
The Broker-Dealer is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and a Financial Industry Regulatory Authority (“FINRA”) member firm that performs financial research and analysis, acts as a broker-dealer of securities and engages in investment and financing activities. In addition, the Broker-Dealer is a member of the Ontario Securities Commission. The Broker-Dealer operates as an introducing broker and does not hold funds or securities for, or owe money or securities to customers, and does not carry accounts for customers. All customer transactions are cleared through the Broker-Dealer’s clearing broker on a fully-disclosed basis.
The Fund was formed on June 16, 2014 and commenced operations on October, 28, 2014. The Fund was organized for the purposes of trading and investing in a managed portfolio of securities. The Fund is managed by the General Partner and the Investment Manager.
Basis of Presentation
The consolidated financial statements include the accounts of Sidoti Holding Company, LLC, including its wholly-owned subsidiaries, the Broker-Dealer, the General Partner and the Investment Manager, and of the Fund. Assets and liabilities of the Fund have been identified on the consolidated statements of financial condition as “(Fund)” and are restricted for the benefit of the Fund investors. Non-controlling interest relates to limited partner interests in the Fund, and are reported as a “mezzanine” item between liabilities and members’ equity on the consolidated statements of financial condition. All intercompany accounts and transactions have been eliminated.
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Fund is considered an investment company under U.S. GAAP and follows the specialized accounting and reporting guidance in the Financial Accounting Standards Board Accounting Standards Codification 946, Financial Services — Investment Companies.
Cash and Cash Equivalents
The Company considers investments in money market accounts to be cash equivalents.
Property and Equipment
Property and equipment is stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives as follows:

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

1.
Nature of business and summary of significant accounting policies (continued)

Asset	Estimated Useful Life
Office equipment and computer software	3 – 5 years
Furniture and fixtures	7 years
Leasehold improvements	Lease term
Revenue and Expense Recognition from Securities Transactions
Securities transactions and the related revenues and expenses are recorded on a trade-date basis by the Broker-Dealer.
Revenue Recognition from Research Income
The Broker-Dealer records income from research services at the time there is persuasive evidence of an arrangement, the services have been rendered, the revenue is fixed or determinable and collectability is reasonably assured. The Broker-Dealer currently generates revenues from research activities through three types of arrangements. First, a client may issue a cash payment directly to the Broker-Dealer for access to research. Second, the Broker-Dealer has entered into third-party arrangements in which institutional clients execute trades with a limited number of brokers and instructs those brokers to issue a cash payment to the Broker-Dealer. In these arrangements, the amount of the fee is determined by the client on a case by case basis, agreed to by the Broker-Dealer and an invoice is sent to the payor. For the first and second types of arrangements, revenue is recognized and an invoice is sent once an arrangement exists, access to research has been provided, a specific amount is fixed or determined, and collectability is reasonably assured. None of these arrangements obligate clients to a fixed amount of fees for research, either through trading commissions or direct or indirect cash payments, nor do they obligate the Broker-Dealer to provide a fixed quantity of research or execute a fixed number of trades. Furthermore, the Broker-Dealer is not obligated under any arrangement to make commission payments to third parties on behalf of clients. The third source is revenue from alpha capture arrangements in which the Broker-Dealer participates. Revenue from these transactions are determined by the alpha capture sponsor and recognized upon receipt.
Revenue Recognition from Investment Banking
Investment banking revenues include fees arising from securities offerings in which the Broker-Dealer acts as an underwriter or agent. These revenues are recorded in accordance with the terms of the investment banking agreements. Investment banking revenues are recognized when the offering is deemed complete and is presented net of estimated related expenses. On final settlement, typically 90 days from the trade date of the transaction, the Broker-Dealer adjusts these amounts to reflect the actual transaction-related expenses and resulting investment banking fee.
Revenue Recognition from Management Fees and Incentive Fees
The Fund has entered into an investment management agreement with the General Partner and Investment Manager which requires the Fund to pay a management fee of 2% per annum of the net asset value of the Fund, which shall be due and payable in advance, in quarterly installments of 0.50% on the first business day of each quarter to the Investment Manager. Revenue from management fees are recognized as earned. Because the Fund only has affiliated limited partners, the Investment Manager may exercise the discretion granted to it under the limited partnership agreement and waive the management fee. The Investment Manager may waive the management fee until the Fund attains $10 million in unaffiliated limited partner subscriptions, at which time the Fund’s obligation to pay the management fee shall be restored. In addition, pursuant to the limited partnership agreement by and between the General Partner and the limited partners of the Fund, the General Partner is entitled to an incentive allocation. Revenue

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

1.
Nature of business and summary of significant accounting policies (continued)

from incentive fees are recognized as earned which will generally be in arrears based on fiscal year performance and be equal to 20% of the net profits allocated to each investor after any prior losses allocated to each investor have been recouped, subject to other terms and conditions as defined in the Fund’s limited partnership agreement. Because the Fund only has affiliated limited partners, the General Partner may exercise the discretion granted to it under the limited partnership agreement and waive the incentive allocation. The General Partner may waive the incentive allocation until the Fund attains $10 million in unaffiliated limited partner subscriptions, at which time the Fund’s obligation to pay the incentive allocation shall be restored.
Revenue Recognition from Seminar and Conference Income
Seminar and conference income is recognized when earned on the books of the Broker-Dealer. Advances received which are related to seminar and conference income are deferred until earned.
Gains and Losses, at fair value
All gains and losses (unrealized and realized) from the Fund’s securities that are classified as investments at fair value in the consolidated statements of financial condition are recorded as other income or expenses in the consolidated statements of operations.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Receivable and Payables from Clearing Brokers
The Broker-Dealer clears customer transactions through another broker-dealer (clearing broker) on a fully-disclosed basis. At December 31, 2013 and 2014, the receivable from clearing brokers consisted mainly of commissions related to securities transactions.
Payable to clearing brokers includes cash balances held with a broker, receivables and payables from unsettled trades for the Fund and margin borrowings. The Fund is subject to interest on margin accounts.
In the normal course of business, substantially all of the Fund’s securities transactions, money balances, and security positions are transacted with the Fund’s broker — Wells Fargo Prime Services, LLC. Accounts with Wells Fargo Prime Services, LLC are cleared by J.P. Morgan Clearing Corp.
Research Fees Receivable
Research fees receivable is primarily comprised of receivables from the Broker-Dealer’s research transactions.
Investment Banking Fees Receivable
The Broker-Dealer carries its investment banking fees receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Broker-Dealer evaluates its investment banking fees receivable and establishes an allowance for doubtful accounts, if necessary, based on a history of past write-offs and collections and current credit conditions. At December 31, 2013 and 2014 investment banking fees receivable is from four syndicate managers and one syndicate manager, respectively. No allowance for doubtful accounts was required at December 31, 2013 and 2014.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

1.
Nature of business and summary of significant accounting policies (continued)

Investments in securities, at fair value
The Fund utilizes various methods to measure the fair value of most of its investments on a recurring basis. U.S. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities that the Fund has the ability to access.

Level 2 —
Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Level 3 —
Unobservable inputs for the asset or liability, to the extent relevant observable inputs are not available, representing the Fund’s own assumption about the assumption a market participant would use in valuing the asset or liability, and would be based on the best information available.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgement. Accordingly, the degree of judgement exercised in determining fair value is greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
Investments in securities are valued at the last quoted price on the principle exchange or market where they trade. The Fund may invest in securities that are not actively or frequently traded, and for which public information can be minimal or not available. When market quotations are not readily available, including circumstances under which it is determined that sale or bid prices are not reflective of a security’s market value, portfolio securities are valued at their fair value as determined in good faith under procedures established by and under the general supervision of the Investment Manager in accordance with GAAP. The resulting unrealized gains and losses are reflected in the statement of operations. Realized gains and losses from securities transactions are determined on the basis of identified cost.
Foreign Currency Translation
The accounting records of the Fund are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the prevailing rates of exchange at period-end. Purchases and sales of securities, income receipts and expense payments are translated into U.S. dollars at the prevailing exchange rate on the respective dates of the transactions.
Net gains and losses on foreign currency transactions result from the disposition of foreign currencies, currency gains and losses realized between the trade and settlement dates on securities transactions, and the difference between the amount of net investment income accrued and the U.S. dollar amount actually received. Further, the effects of the changes in foreign currency exchange rates on investments in securities are not segregated in the statement of operations from the effects of changes in market prices of those securities, but are included with the net realized gain from investment transactions.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

1.
Nature of business and summary of significant accounting policies (continued)

Security Transactions and Investment Income
The Fund records its securities transactions on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is accrued as it is earned.
Income Taxes
The Company is a limited liability company and, therefore, does not record a provision for federal and state income taxes. Accordingly, the Company’s members report their income or loss on their personal income tax returns. The Company is subject to New York City unincorporated business tax (“UBT”). The UBT is calculated using currently enacted laws and rates and is reflected on the statements of operations of the Company in accordance with GAAP. At December 31, 2013 and 2014 the Company recorded UBT expense of approximately $60,000, and $43,000, respectively, which is included in the consolidated statements of operations.
The Company follows an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax asset and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.
The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s consolidated financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate. Accrued interest and penalties related to income tax matters are classified as a component of income tax expense.
In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.
The Company files its income tax returns in the U.S. federal and various state and local jurisdictions. Generally, the Company is no longer subject to income tax examinations by major taxing authorities for years before 2009. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
No provision for federal or state income taxes has been made for the Fund since the Fund is a pass through entity treated as a partnership for U.S. tax purposes. Accordingly each partner is liable for the taxes on their respective share of the Fund’s income tax or loss. In certain non-U.S. jurisdictions, the Fund may be subject to an entity level tax on capital gains and other capital transactions.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

1.
Nature of business and summary of significant accounting policies (continued)

In accordance with U.S. GAAP, the Fund recognizes the tax benefits of certain tax positions only when the position is “more likely than not” to be sustained assuming examination by federal tax authorities. As of and during the year ended December 31, 2014, the Investment Manager has analyzed the Fund’s tax positions taken on the federal partnership tax returns and concluded the Fund did not require a provision or liability for any uncertain tax positions. The Fund’s open tax year (2014) is subject to examination by the Internal Revenue Service and other taxing authorities.
Withholding Taxes
Dividends from non-U.S. sources received by the Fund may be subject to non-U.S. withholding taxes at rates ranging up to 35%. Such withholding taxes may be reduced or eliminated under the terms of applicable U.S. income tax treaties. At December 31, 2014, the Fund had no withholding taxes.
Income Allocation
The Fund allocates net income or loss to partners using the partners’ pro rata capital balances after reflecting capital contributions and withdrawals.
Recent Accounting Pronouncements
In February 2015, the FASB issued ASU 2015-02 which amends the consolidation requirements and significantly changes the consolidation analysis required under U.S. GAAP. The amendments are expected to result in the deconsolidation of many entities, and the Company will need to reevaluate all its previous consolidation conclusions. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted (including during an interim period), provided that the guidance is applied as of the beginning of the annual period containing the adoption date. The Company does not expect these amendments to have a material effect on its financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.
2.
Net capital requirement

The Broker-Dealer, as a member of FINRA, is subject to the SEC Uniform Net Capital Rule 15c3-1. This Rule requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 and that equity capital may not be withdrawn or cash distributions paid if the resulting net capital ratio would exceed 10 to 1. At December 31, 2013 and 2014, the Broker-Dealer’s net capital was approximately $4,856,000 and $4,481,000, which was approximately $4,554,000 and $4,236,000 in excess of its minimum requirement of approximately $302,000 and $245,000, respectively.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

3.
Fair value measurements

The following table summarizes the inputs used to value the Fund’s assets measured at fair value as of December 31, 2014.
	Level 1	Level 2	Level 3	Total
Assets
Investments in securities, at fair value Common stock	$2,073,942	$—	$—	$2,073,942
Total	$2,073,942	$—	$—	$2,073,942

All transfers are recognized by the Fund at the end of each reporting period. There were no transfers into and out of each level of the fair value hierarchy during the period from October 28, 2014 (commencement of operations) through December 31, 2014.
4.
Commitments and contingencies

Operating Leases
The Broker-Dealer is obligated under various operating lease agreements for their office locations and database management systems, which expire through November 2017. The office leases contain escalation clauses based on increased costs incurred by the landlord. Rent expense and data expenses under these agreements for the years ended December 31, 2013 and 2014 was approximately $1,204,000 and $1,553,000, respectively.
The approximate future minimum annual rental commitments under the terms of the leases, as of December 31, 2014, are approximately as follows:
Year ending December 31,
2015	1,117,000
2016	1,127,000
2017	303,000
$2,547,000

Borrowings
In February 2013, the Broker-Dealer entered into a line of credit financing agreement with its bank that was originally supposed to terminate in April 2014. The Broker-Dealer amended the agreement with the bank in March 2014 to extend the expiration date until May 2015. The Broker-Dealer has since amended the agreement again to extend the expiration date until May 2016. The agreement provided the Broker-Dealer with a secured revolving credit loan in the aggregate principal of  $2,000,000. The line of credit is secured by substantially all of the assets of the Broker-Dealer, a guarantee from the Holding Company and a personal guarantee from Peter Sidoti. The loan bears interest at a minimum of 4%. As of December 31, 2013 and 2014 the Broker-Dealer had no borrowings under this financing agreement.
5.
Off-balance sheet risk and concentrations of credit risk

Pursuant to its clearing agreements, the Broker-Dealer introduces all of its securities transactions to its clearing broker on a fully-disclosed basis. At December 31, 2013 and 2014, the receivables from the clearing brokers represent commissions receivable earned as an introducing broker for the transactions of its customers. Under certain conditions, as defined in the clearing agreements, the Broker-Dealer has agreed to indemnify the clearing brokers for losses, if any, which the clearing brokers may sustain from carrying

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

5.
Off-balance sheet risk and concentrations of credit risk (continued)

securities transactions introduced by the Broker-Dealer and must maintain, at all times, a clearing deposit of not less than $165,000. In accordance with industry practice and regulatory requirements, the Broker-Dealer and the clearing brokers monitor collateral in the securities transactions introduced by the Broker-Dealer.
In the normal course of business, the Broker-Dealer’s customer activities involve the execution and settlement of various customer securities transactions. These activities may expose the Broker-Dealer to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Broker-Dealer has to purchase or sell the financial instrument underlying the contract at a loss.
The Company maintains its cash balances in financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $250,000. These balances may, at times, exceed federally insured limits.
The Fund is subject to concentration risk by holding positions in issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Securities’ prices of issuers in emerging markets may have more market risk and be more volatile than those of established markets.
6.
Property and equipment

Details of property and equipment at December 31, 2013 and 2014 are as follows:
	2013	2014
Office equipment	$1,296,229	$1,325,978
Furniture and fixtures	113,219	213,380
Computer software	339,967	342,386
Leasehold improvements	358,004	451,135
	2,107,419	2,332,879
Less accumulated depreciation and amortization	1,985,801	2,052,035
	$121,618	$280,844

For the years ended December 31, 2013 and 2014, depreciation and amortization expenses were approximately $135,000 and $77,000, respectively.
7.
Exemption from Rule 15c3-3

The Broker-Dealer is exempt from the SEC Rule 15c3-3 pursuant to the exemptive provisions of sub-paragraph (k)(2)(ii) and, therefore, is not required to maintain a “Special Reserve Bank Account for the Exclusive Benefit of Customers.”
8.
Retirement plan

The Broker-Dealer has a retirement plan (the “Plan”) under Section 401(k) of the Internal Revenue Code, which covers all eligible employees. The Plan provides for voluntary deductions of up to 60% of the employee’s salary, subject to Internal Revenue Code limitations. In addition, the Company can elect to make discretionary contributions to the Plan. For the years ended December 31, 2013 and 2014 the Company elected not to make a contribution.
9.
Members’ equity

The Holding Company’s capital stock consists of two classes of members’ equity, capital members’ interests and employee members’ interests. Capital members’ interests holders are entitled to voting rights and share in profit and losses of the Company in an amount equal to their participating percentage, among other rights and privileges, as defined by the Third Amended and Restated Operating Agreement (the “Operating Agreement”).

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014 AND 2013

9.
Members’ equity (continued)

Employee members’ interests were granted to key employees on January 2002, which entitled the holders to certain liquidation preferences, a share of the profits and losses equal to their participation percentage and certain other rights and privileges as defined in the Operating Agreement.
Employee members are not permitted to sell, assign, transfer, pledge or otherwise encumber any interest in these employee interests. The Holding Company, in its sole discretion, may repurchase any amount of the employee interests held by a participant upon his/her termination other than for cause. As of December 31, 2013 and 2014, members’ equity includes employee interests of 8.5% in participating percentage.
10.
Related party transactions

For the year ended December 31, 2014, the Adviser waived $6,667 of management fees and the General Partner was not owed any incentive allocation.
11.
Subsequent events

From January 1, 2015 through the date of this report, the Company has distributed $621,000 in equity capital to two capital members.

Sidoti Holding Company, LLC and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
	March 31, 2015	December 31, 2014
	(Unaudited)
Assets:
Current Assets
Cash and cash equivalents	$4,225,787	$6,486,016
Receivable from clearing brokers	1,546,710	1,805,153
Investment in securities at fair value (Fund)	2,208,915	2,073,942
Investment banking fees receivable	70,000	6,000
Research fees receivable	274,393	464,882
Prepaid expenses and other assets	413,405	384,746
Total Current Assets	8,739,210	11,220,739
Non-Current Assets
Property and equipment, net	267,252	280,844
Security deposits	530,241	572,489
Total Non-Current Assets	797,493	853,333
Total Assets	$9,536,703	$12,074,072
Liabilities:
Current Liabilities
Bonuses payable	—	$2,500,000
Commissions payable	320,310	293,771
Payables to clearing brokers (Fund)	256,506	140,594
Payables to clearing brokers	485	28,760
Accounts payable and accrued expenses	1,351,030	891,790
Accrured expenses (Fund)	20,894	45,506
Total Current Liabilities	1,949,225	3,900,421
Non-Controlling Interest	1,869,321	1,871,521
Members’ Equity:
Capital members’ interests	4,843,419	5,430,540
Employee members’ interests	874,738	871,590
Total Members’ Equity	5,718,157	6,302,130
Total Liabilities, Non-Controlling Interest and Members’ Equity	$9,536,703	$12,074,072

The accompanying notes are an integral part of these consolidated financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended March 31,
	2014	2015
	(Unaudited)
Revenues:
Commissions	$4,915,810	$3,394,222
Research income	1,997,524	1,674,304
Investment banking income	268,642	168,901
Seminar and conference fee income	355,980	—
Net realized and unrealized gain (Fund)	—	19,588
Other income	68,932	58,826
Total revenues	7,606,888	5,315,841
Expenses:
Employee compensation and benefits	4,878,219	3,108,470
Floor brokerage, exchange and clearance fees	396,318	365,442
Occupancy	339,533	405,885
Seminar and conferences	947,371	794,213
Travel and entertainment	288,982	161,925
Quotes and research	131,375	111,358
Communications and data processing	36,437	40,489
Net realized and unrealized loss (Fund)	—	—
Other expenses	397,748	282,070
Total expenses	7,415,983	5,269,852
Net income before local income taxes	190,905	45,989
Local income taxes	9,916	11,162
Net income	180,989	34,827
Net loss attributable to non-controlling interests	—	(2,200)
Net income attributable to controlling interest	$180,989	$37,027

The accompanying notes are an integral part of these consolidated financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
	Three Months Ended March 31,
	2014			2015
	Capital Members’ Interests	Employee Members’ Interests	Total Equity	Capital Members’ Interests	Employee Members’ Interests	Total Equity	Non- controlling Interest
	(Unaudited)
Members’ equity, beginning of year	$5,421,915	$801,021	$6,222,936	$5,430,540	$871,590	$6,302,130	$1,871,521
Capital contribution	—	—	—			—	—
Members’ distribution	(128,122)	—	(128,122)	(621,000)	—	(621,000)	—
Net income (loss)	165,605	15,384	180,989	33,880	3,147	37,027	(2,200)
Members’ equity, end of year	$5,459,398	$816,405	$6,275,803	$4,843,420	$874,737	$5,718,157	$1,869,321

The accompanying notes are an integral part of these consolidated financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31,
	2014	2015
	(Unaudited)
Cash flows from operating activities
Net income	$180,989	$34,827
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Purchase of investments	—	(1,243,099)
Net realized loss from investment transactions	—	117,184
Net unrealized loss from investment transactions	—	(133,808)
Proceeds from sale of investments	—	1,124,750
Depreciation and amortization	18,844	27,022
Changes in operating assets and liabilities:
Receivables from clearing brokers	(373,952)	258,443
Investment banking fees receivable	256,501	(64,000)
Research fees receivable	29,730	190,489
Prepaid expenses and other assets	(21,289)	(28,659)
Bonuses payable	(2,600,000)	(2,500,000)
Commissions payable	(88,216)	26,539
Payables to clearing brokers (Fund)	—	115,912
Payables to clearing brokers	223,087	(28,275)
Accounts payable and accrued expenses	771,301	459,240
Accrued expenses (Fund)	—	(24,612)
Net cash used in operating activities	(1,603,005)	(1,668,047)
Cash flows from investing activities
Payments for security deposit	—	42,248
Purchases of property and equipment	—	(13,430)
Net cash used in investing activities	—	28,818
Cash flows from financing activities
Capital members’ interest distribution	(128,122)	(621,000)
Capital contributions of non-contolling interest	—	—
Net cash used in financing activities	(128,122)	(621,000)
Net decrease in cash and cash equivalents	(1,731,127)	(2,260,229)
Cash and cash equivalents, beginnning of period	7,833,448	6,471,881
Cash and cash equivalents, end of period	$6,102,321	$4,211,652
Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$—	$11,161

The accompanying notes are an integral part of these consolidated financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
1.
Nature of business and summary of significant accounting policies

Nature of Business and Principles of Consolidation
The consolidated financial statements include the accounts of Sidoti Holding Company, LLC, a Delaware limited liability company (the “Holding Company”), its subsidiaries, Sidoti & Company, LLC, a Delaware limited liability company (the “Broker-Dealer”), Sidoti Micro Cap GP, LLC, a Delaware limited liability company (the “General Partner”), Sidoti Capital Management, LLC, a Delaware limited liability company (the “Investment Manager”), and Sidoti Micro Cap Fund, LP, a Delaware limited partnership (the “Fund’) (collectively, the Holding Company, the Broker-Dealer, the General Partner, the Investment Manager and the Fund are referred to as the “Company”). The Holding Company is the sole member of the Broker-Dealer, the General Partner and the Investment Manager. The General Partner is the general partner of the Fund and is deemed to have a controlling financial interest of the Fund. All intercompany accounts and transactions have been eliminated. Just prior to the intended initial public offering (the “IPO”) the members of the Holding Company shall participate in a contribution and exchange of all of the outstanding capital member interests and employee member interests of the Holding Company for shares of common stock of Sidoti & Company, Inc., a Delaware corporation formed on June 18, 2014 (the “NewCo”).
The Broker-Dealer is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and a Financial Industry Regulatory Authority (“FINRA”) member firm that performs financial research and analysis, acts as a broker-dealer of securities and engages in investment and financing activities. In addition, the Broker-Dealer is a member of the Ontario Securities Commission. The Broker-Dealer operates as an introducing broker and does not hold funds or securities for, or owe money or securities to customers, and does not carry accounts for customers. All customer transactions are cleared through the Broker-Dealer’s clearing broker on a fully-disclosed basis.
The Fund was formed on June 16, 2014 and commenced operations on October 28, 2014. The Fund was organized for the purposes of trading and investing in a managed portfolio of securities. The Fund is managed by the General Partner and the Investment Manager.
Basis of Presentation
The consolidated financial statements include the accounts of the Holding Company, including its wholly-owned subsidiaries, the Broker-Dealer, the General Partner and the Investment Manager, and of the Fund. Non-controlling interest relates to the limited partners’ interests in the Fund, and are reported as a “mezzanine” item between liabilities and members’ equity on the consolidated statements of financial condition. All material intercompany accounts and transactions have been eliminated.
The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Fund is considered an investment company under U.S. GAAP and follows the specialized accounting and reporting guidance in the Financial Accounting Standards Board Accounting Standards Codification 946, Financial Services — Investment Companies.
Cash and Cash Equivalents
The Company considers investments in money market accounts to be cash equivalents.
Property and Equipment
Property and equipment is stated at cost, less accumulated depreciation and amortization. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives as follows:

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.
Nature of business and summary of significant accounting policies (continued)

Asset	Estimated Useful Life
Office equipment and computer software	3 – 5 years
Furniture and fixtures	7 years
Leasehold improvements	Lease term
Revenue and Expense Recognition from Securities Transactions
Securities transactions and the related revenues and expenses are recorded on the trade-date basis by the Broker-Dealer.
Revenue Recognition from Research Income
The Broker-Dealer records income from research services at the time there is persuasive evidence of an arrangement, the services have been rendered, the revenue is fixed or determinable and collectability is reasonably assured. The Broker-Dealer currently generates revenues from research activities through three types of arrangements. First, a client may issue a cash payment directly to the Broker-Dealer for access to research. Second, the Broker-Dealer has entered into third-party arrangements in which institutional clients execute trades with a limited number of brokers and instructs those brokers to issue a cash payment to the Broker-Dealer. In these arrangements, the amount of the fee is determined by the client on a case by case basis, agreed to by the Broker-Dealer and an invoice is sent to the payor. For the first and second types of arrangements, revenue is recognized and an invoice is sent once an arrangement exists, access to research has been provided, a specific amount is fixed or determined, and collectability is reasonably assured. None of these arrangements obligate clients to a fixed amount of fees for research, either through trading commissions or direct or indirect cash payments, nor do they obligate the Broker-Dealer to provide a fixed quantity of research or execute a fixed number of trades. Furthermore, the Broker-Dealer is not obligated under any arrangement to make commission payments to third parties on behalf of clients. The third source is revenue from alpha capture arrangements in which the Broker-Dealer participates. Revenue from these transactions are determined by the alpha capture sponsor and recognized upon receipt.
Revenue Recognition from Investment Banking
Investment banking revenues include fees arising from securities offerings in which the Broker-Dealer acts as an underwriter or agent. These revenues are recorded in accordance with the terms of the investment banking agreements. Investment banking revenues are recognized when the offering is deemed complete and is presented net of estimated related expenses. On final settlement, typically 90 days from the trade date of the transaction, the Broker-Dealer adjusts these amounts to reflect the actual transaction-related expenses and resulting investment banking fee.
Revenue Recognition from Management Fees and Incentive Fees
The Fund has entered into an investment management agreement with the General Partner and Investment Manager which requires the Fund to pay a management fee of 2% per annum of the net asset value of the Fund, which shall be due and payable in advance, in quarterly installments of 0.50% on the first business day of each quarter to the Investment Manager. Revenue from management fees are recognized as earned. Because the Fund only has affiliated limited partners, the Investment Manager may exercise the discretion granted to it under the limited partnership agreement and waive the management fee. The Investment Manager may waive the management fee until the Fund attains $10 million in unaffiliated limited partner subscriptions, at which time the Fund’s obligation to pay the management fee shall be restored. In addition, pursuant to the limited partnership agreement by and between the General Partner and the limited partners of the Fund, the General Partner is entitled to an incentive allocation. Revenue

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.
Nature of business and summary of significant accounting policies (continued)

from incentive fees are recognized as earned which will generally be in arrears based on fiscal year performance and be equal to 20% of the net profits allocated to each investor after any prior losses allocated to each investor has been recouped, subject to other terms and conditions as defined in the Fund’s limited partnership agreement. Because the Fund only has affiliated limited partners, the General Partner may exercise the discretion granted to it under the limited partnership agreement and waive the incentive allocation. The General Partner may waive the incentive allocation until the Fund attains $10 million in unaffiliated limited partner subscriptions, at which time the Fund’s obligation to pay the incentive fee shall be restored.
Revenue Recognition from Seminar and Conference Income
Seminar and conference income is recognized when earned on the books of the Broker-Dealer. Advances received which are related to seminar and conference income are deferred until earned.
Gains and Losses, at fair value
All gains and losses (unrealized and realized) from the Fund’s securities that are classified as investments at fair value in the consolidated statements of financial condition are recorded as other income or expenses in the consolidated statements of operations.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Receivable and Payables from Clearing Brokers
The Broker-Dealer clears customer transactions through another broker-dealer (clearing broker) on a fully-disclosed basis. At March 31, 2015 and December 31, 2014, the receivable from clearing brokers consisted mainly of commissions related to securities transactions.
Payable to clearing brokers includes cash balances held with a broker, receivables and payables from unsettled trades for the Fund and margin borrowings. The Fund is subject to interest on margin accounts.
In the normal course of business, substantially all of the Fund’s securities transactions, money balances, and security positions are transacted with the Fund’s broker — Wells Fargo Prime Services, LLC. Accounts with Wells Fargo Prime Services, LLC are cleared by J.P. Morgan Clearing Corp.
Research Fees Receivable
Research fees receivable is primarily comprised of receivables from the Broker-Dealer’s research transactions.
Investment Banking Fees Receivable
The Broker-Dealer carries its investment banking fees receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Broker-Dealer evaluates its investment banking fees receivable and establishes an allowance for doubtful accounts, if necessary, based on a history of past write-offs and collections and current credit conditions. At March 31, 2015 and December 31, 2014, investment banking fees receivable are from one syndicate manager for both respective periods. No allowance for doubtful accounts was required during the periods noted on the financial statements.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.
Nature of business and summary of significant accounting policies (continued)

Investments in securities, at fair value
The Fund utilizes various methods to measure the fair value of most of its investments on a recurring basis. U.S. GAAP establishes a hierarchy that prioritizes inputs to valuation methods. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities that the Fund has the ability to access.

Level 2 —
Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Level 3 —
Unobservable inputs for the asset or liability, to the extent relevant observable inputs are not available, representing the Fund’s own assumption about the assumption a market participant would use in valuing the asset or liability, and would be based on the best information available.

The availability of observable inputs can vary from security to security and is affected by a wide variety of factors, including, for example, the type of security, whether the security is new and not yet established in the marketplace, the liquidity of markets, and other characteristics particular to the security. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgement. Accordingly, the degree of judgement exercised in determining fair value is greatest for instruments categorized in Level 3.
The inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within the fair value measurement falls in its entirety is determined based on the lowest level input that is significant to the fair value measurement in its entirety.
Investments in securities are valued at the last quoted price on the principle exchange or market where they trade. The Fund may invest in securities that are not actively or frequently traded, and for which public information can be minimal or not available. When market quotations are not readily available, including circumstances under which it is determined that sale or bid prices are not reflective of a security’s market value, portfolio securities are valued at their fair value as determined in good faith under procedures established by and under the general supervision of the Investment Manager in accordance with GAAP. The resulting unrealized gains and losses are reflected in the statement of operations. Realized gains and losses from securities transactions are determined on the basis of identified cost.
Foreign Currency Translation
The accounting records of the Fund are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the prevailing rates of exchange at period-end. Purchases and sales of securities, income receipts and expense payments are translated into U.S. dollars at the prevailing exchange rate on the respective dates of the transactions.
Net gains and losses on foreign currency transactions result from the disposition of foreign currencies, currency gains and losses realized between the trade and settlement dates on securities transactions, and the difference between the amount of net investment income accrued and the U.S. dollar amount actually received. Further, the effects of the changes in foreign currency exchange rates on investments in securities are not segregated in the statement of operations from the effects of changes in market prices of those securities, but are included with the net realized gain from investment transactions.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.
Nature of business and summary of significant accounting policies (continued)

Security Transactions and Investment Income
The Fund records its securities transactions on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is accrued as it is earned.
Income Taxes
The Company is a limited liability company and, therefore, does not record a provision for federal and state income taxes. Accordingly, the Company’s members report their income or loss on their personal income tax returns. The Company is subject to New York City unincorporated business tax (“UBT”). The UBT is calculated using currently enacted laws and rates and is reflected on the statements of operations of the Company in accordance with GAAP. At March 31, 2015 and March 31, 2014, the Company recorded UBT expense of approximately $11,000, and $10,000, respectively, which is included in the consolidated statements of operations.
The Company follows an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax asset and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.
The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items and the probability of sustaining uncertain tax positions. The benefits of uncertain tax positions are recorded in the Company’s consolidated financial statements only after determining a more-likely-than-not probability that the uncertain tax positions will withstand challenge, if any, from tax authorities. When facts and circumstances change, the Company reassesses these probabilities and records any changes in the consolidated financial statements as appropriate. Accrued interest and penalties related to income tax matters are classified as a component of income tax expense.
In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. Management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.
The Company files its income tax returns in the U.S. federal and various state and local jurisdictions. Generally, the Company is no longer subject to income tax examinations by major taxing authorities for years before 2009. Any potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, state and local tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
No provision for federal or state income taxes has been made for the Fund since the Fund is a pass through entity treated as a partnership for U.S. tax purposes. Accordingly each partner is liable for the taxes on their respective share of the Fund’s income tax or loss. In certain non-U.S. jurisdictions, the Fund may be subject to an entity level tax on capital gains and other capital transactions.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.
Nature of business and summary of significant accounting policies (continued)

In accordance with U.S. GAAP, the Fund recognizes the tax benefits of certain tax positions only when the position is “more likely than not” to be sustained assuming examination by federal tax authorities. As of and during the period ended March 31, 2015 and the year ended December 31, 2014, the Investment Manager has analyzed the Fund’s tax positions taken on the federal partnership tax returns and concluded the Fund did not require a provision or liability for any uncertain tax positions. The Fund’s open tax year (2014) is subject to examination by the Internal Revenue Service and other taxing authorities.
Withholding Taxes
Dividends from non-U.S. sources received by the Fund may be subject to non-U.S. withholding taxes at rates ranging up to 35%. Such withholding taxes may be reduced or eliminated under the terms of applicable U.S. income tax treaties. At March 31, 2015 and December 31, 2014, the Fund had no withholding taxes.
Income Allocation
The Fund allocates net income or loss to partners using the partners’ pro rata capital balances after reflecting capital contributions and withdrawals.
Recent Accounting Pronouncements
In February 2015, the FASB issued ASU 2015-02 which amends the consolidation requirements and significantly changes the consolidation analysis required under U.S. GAAP. The amendments are expected to result in the deconsolidation of many entities, and the Company will need to reevaluate all its previous consolidation conclusions. The amendments will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted (including during an interim period), provided that the guidance is applied as of the beginning of the annual period containing the adoption date. The Company does not expect these amendments to have a material effect on its financial statements.
Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.
2.
Net capital requirement

The Broker-Dealer, as a member of FINRA, is subject to the SEC Uniform Net Capital Rule 15c3-1. This Rule requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1 and that equity capital may not be withdrawn or cash distributions paid if the resulting net capital ratio would exceed 10 to 1. At March 31, 2015 and December 31, 2014, the Broker-Dealer’s net capital was approximately $4,012,000 and $4,481,000, which was approximately $3,902,000 and $4,236,000 in excess of its minimum requirement of approximately $110,000 and $245,000, respectively.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

3.
Fair value measurements

The following table summarizes the inputs used to value the Fund’s assets measured at fair value as of March 31, 2015 and December 31, 2014:
	March 31, 2015
	Level 1	Level 2	Level 3	Total
Assets
Investments in securities, at fair value Comon stock	$2,208,915	$—	$—	$2,208,915
Total	$2,208,915	$—	$—	$2,208,915

	December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets
Investments in securities, at fair value Comon stock	$2,073,942	$—	$—	$2,073,942
Total	$2,073,942	$—	$—	$2,073,942

All transfers are recognized by the Fund at the end of each reporting period. There were no transfers into and out of each level of the fair value hierarchy during the three months ended March 31, 2015 and the period from October 28, 2014 (commencement of operations) through December 31, 2014.
4.
Commitments and Contingencies

Operating Leases
The Broker-Dealer is obligated under various operating lease agreements for their office locations and database management systems, which expire through November 2017. The office leases contain escalation clauses based on increased costs incurred by the landlord. Rent expense and data expenses under these agreements for the three months ended March 31, 2015 and 2014 was approximately $358,000 and $224,000, respectively.
The approximate future minimum annual rental commitments under the terms of the leases, as of March 31, 2015, are approximately as follows:
Nine months ending December 31, 2015	$835,000
Year ending December 31, 2016	1,127,000
Year ending December 31, 2017	303,000
$2,265,000

Borrowings
In February 2013, the Broker-Dealer entered into a line of credit financing agreement with its bank that was originally supposed to terminate in April 2014. The Broker-Dealer amended the agreement with the bank in March 2014 to extend the expiration date until May 2015. The Broker-Dealer has since amended again to extend the expiration date until May 2016. The agreement provided the Broker-Dealer with a secured revolving credit loan in the aggregate principal of  $2,000,000. The line of credit is secured by substantially all of the assets of the Broker-Dealer, a guarantee from the Holding Company and a personal guarantee from Peter Sidoti. The loan bears interest at a minimum of 4%. As of March 31, 2015 and December 31, 2014, the Broker-Dealer had no borrowings under this financing agreement.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

5.
Off-balance sheet risk and concentrations of credit risk

Pursuant to its clearing agreements, the Broker-Dealer introduces all of its securities transactions to its clearing broker on a fully-disclosed basis. At March 31, 2015 and December 31, 2014, the receivables from the clearing brokers represent commissions receivable earned as an introducing broker for the transactions of its customers. Under certain conditions, as defined in the clearing agreements, the Broker-Dealer has agreed to indemnify the clearing brokers for losses, if any, which the clearing brokers may sustain from carrying securities transactions introduced by the Broker-Dealer and must maintain, at all times, a clearing deposit of not less than $165,000. In accordance with industry practice and regulatory requirements, the Broker-Dealer and the clearing brokers monitor collateral in the securities transactions introduced by the Broker-Dealer.
In the normal course of business, the Broker-Dealer’s customer activities involve the execution and settlement of various customer securities transactions. These activities may expose the Broker-Dealer to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Broker-Dealer has to purchase or sell the financial instrument underlying the contract at a loss.
The Company maintains its cash balances in financial institutions. These balances are insured by the Federal Deposit Insurance Corporation up to $250,000. These balances may, at times, exceed federally insured limits.
The Fund is subject to concentration risk by holding positions in issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Securities’ prices of issuers in emerging markets may have more market risk and be more volatile than those of established markets.
6.
Property and equipment

Details of property and equipment at March 31, 2015 and December 31, 2014 are as follows:
	March 31, 2015	December 31, 2014
Office equipment	$1,327,658	$1,325,978
Furniture and fixtures	213,380	213,380
Computer software	342,386	342,386
Leasehold improvements	462,885	451,135
	2,346,309	2,332,879
Less accumulated depreciation and amortization	2,079,057	2,052,035
	$267,252	$280,844

For the three months ended March 31, 2015 and 2014, depreciation and amortization expenses were approximately $27,000 and $19,000, respectively.
7.
Exemption from Rule 15c3-3

The Broker-Dealer is exempt from the SEC Rule 15c3-3 pursuant to the exemptive provisions of sub-paragraph (k)(2)(ii) and, therefore, is not required to maintain a “Special Reserve Bank Account for the Exclusive Benefit of Customers.”
8.
Retirement plan

The Broker-Dealer has a retirement plan (the “Plan”) under Section 401(k) of the Internal Revenue Code, which covers all eligible employees. The Plan provides for voluntary deductions of up to 60% of the employee’s salary, subject to Internal Revenue Code limitations. In addition, the Company can elect to make discretionary contributions to the Plan. For the three months ended March 31, 2015 and 2014 the Company elected not to make a contribution.

SIDOTI HOLDING COMPANY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

9.
Members’ Equity

The Holding Company’s capital stock consists of two classes of members’ equity, capital members’ interests and employee members’ interests. Capital members’ interest holders are entitled to voting rights and share in profit and losses of the Company in an amount equal to their participating percentage, among other rights and privileges, as defined by the Third Amended and Restated Operating Agreement (the “Operating Agreement”).
Employee members’ interests were granted to key employees on January 2002, which entitled the holders to certain liquidation preferences, a share of the profits and losses equal to their participation percentage and certain other rights and privileges as defined in the Operating Agreement.
Employee members are not permitted to sell, assign, transfer, pledge or otherwise encumber any interest in these employee interests. The Holding Company, in its sole discretion, may repurchase any amount of the employee interests held by a participant upon his/her termination other than for cause. As of March 31, 2015 and December 31, 2014, members’ equity includes employee members’ interests of 8.5% in participating percentage.
10.
Related party transactions

For the three months ended March 31, 2015, the Adviser waived $9,358 of management fees and the General Partner was not owed any incentive allocation.
11.
Subsequent events

Since April 1, 2015 the Company has distributed $25,000 in equity capital to one capital member and bought back the employee interest of 1% from an employee member for approximately $100,000.

3,000,000 Shares
Sidoti & Company, Inc.
Common Stock

Sidoti & Company, LLC

Through and including             , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.    Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.
Amount to be paid
SEC Registration Fee	$4,067
FINRA Filing Fee	5,750
Nasdaq Listing Fee	50,000
Legal Fees and Expenses	950,000
Accounting Fees and Expenses	132,500
Printing and Engraving Expenses	150,000
Blue Sky Fees and Expenses	2,500
Transfer Agent and Registrar Fees	4,800
Miscellaneous Expenses	50,383
Total	$1,350,000
Item 14.    Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful share purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Our amended and restated certificate of incorporation to be in effect upon completion of this offering will provide for this elimination or limitation of liability.
Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.
Our bylaws and amended and restated certificate of incorporation to be in effect prior to the completion of this offering will provide for the indemnification of directors to the fullest extent permissible under Delaware law.
Our bylaws to be in effect prior to the completion of this offering will provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

In addition, effective upon the completion of this offering, we will have entered into separate indemnification agreements with each of our executive officers and directors, a form of which will be filed as Exhibit 10.4 hereto. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.
The underwriting agreement (filed as Exhibit 1.1 hereto) provides for indemnification by the underwriters of us for certain liabilities arising under the Securities Act.
Prior to the completion of this offering, we will have purchased and intend to maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.
Item 15.    Recent Sales of Unregistered Securities
None.
Item 16.    Exhibits and Financial Statement Schedules
(a)    Exhibits
Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement.
2.1†	Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC.
2.2†	Operating Agreement of Sidoti & Company, LLC.
2.2.1†	First Amendment to Sidoti & Company, LLC Operating Agreement.
2.3†	Sidoti Micro Cap GP, LLC Limited Liability Company Agreement.
2.4†	Sidoti Capital Management, LLC Limited Liability Company Agreement.
3.1**	Certificate of Incorporation of the Registrant.
3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon completion of this offering.
3.3†	Form of Bylaws of the Registrant, to be effective upon completion of this offering.
5.1*	Opinion of Morrison & Foerster LLP.
10.1†	Sublease Agreement dated June 5, 2014 by and between Federal Home Loan Mortgage Corporation and Sidoti & Company, LLC.
10.2†	Fully Disclosed Clearing Agreement dated May 30, 2012 between Sidoti & Company, LLC and ConvergEx Execution Solutions LLC.
10.3†	License Agreement dated March 16, 2012 between Sidoti & Company, LLC and FlexTrade Technologies, LLC.
10.4**	Form of Indemnification Agreement.
10.5†	Loan and Security Agreement dated February 28, 2013 between Sidoti & Company, LLC and TD Bank, N.A.
10.6†	Form of Registration Rights Agreement.
10.7†	Form of Contribution and Exchange Agreement.
10.8†	Form of 2015 Stock Incentive Plan.
10.9†	Form of Escrow Agreement.
10.10†	Subscription Agreement dated January 9, 2015 between the Registrant and Stifel Venture Corp.
10.11†	Registration Rights Agreement dated January 9, 2015 between the Registrant and Stifel Venture Corp.

Exhibit Number	Description of Exhibit
10.12†	Master Letter of Credit Agreement dated June 12, 2014 between Sidoti & Company, LLC and TD Bank, N.A.
10.13†	Investment Management Agreement dated October 2, 2014 between the Partnership, the General Partner and the Adviser.
10.14†	Subadvisory Agreement dated October 3, 2014 between the Adviser and the Subadviser.
10.15†	General Partner Fee Waiver dated January 13, 2015.
10.16†	Adviser Fee Waiver dated May 1, 2015.
16.1†	Letter from Rothstein Kass & Company, P.C. to the Securities and Exchange Commission, dated December 4, 2014.
21.1†	Subsidiary List.
23.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Morrision & Foerster LLP (included in exhibit 5.1).
23.3†	Consent of Seymour G. Siegel to being named as a director nominee.
23.4†	Consent of Dr. Michael R. Cunningham to being named as a director nominee.
23.5†	Consent of John M. Gibbons to being named as a director nominee.
23.6**	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm.
24.1†	Power of Attorney (included on the signature page hereto).

†    Previously filed.
*    To be filed by amendment.
**    Filed herewith.
(b)    Financial Statement Schedules
Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.
Item 17.    Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
For the purpose of determining liability under the Securities Act, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures
Pursuant to the requirements of the Securities Act, we have duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 18th day of June, 2015.
SIDOTI & COMPANY, INC.
/s/ Peter T. Sidoti
Name: Peter T. Sidoti Title: Chairman and Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter T. Sidoti and Marie Conway, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Peter T. Sidoti Peter T. Sidoti	Chairman and Chief Executive Officer	June 18, 2015
/s/ Marie Conway Marie Conway	Director and President	June 18, 2015
/s/ Andrea Martens Andrea Martens	Chief Financial Officer and Principal Accounting Officer	June 18, 2015

EXHIBIT INDEX
Exhibit Number	Description of Exhibit
1.1**	Form of Underwriting Agreement.
2.1†	Third Amended and Restated Operating Agreement of Sidoti Holding Company, LLC.
2.2†	Operating Agreement of Sidoti & Company, LLC.
2.2.1†	First Amendment to Sidoti & Company, LLC Operating Agreement.
2.3†	Sidoti Micro Cap GP, LLC Limited Liability Company Agreement.
2.4†	Sidoti Capital Management, LLC Limited Liability Company Agreement.
3.1**	Certificate of Incorporation of the Registrant.
3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon completion of this offering.
3.3†	Form of Bylaws of the Registrant, to be effective upon completion of this offering.
5.1*	Opinion of Morrison & Foerster LLP.
10.1†	Sublease Agreement dated June 5, 2014 by and between Federal Home Loan Mortgage Corporation and Sidoti & Company, LLC.
10.2†	Fully Disclosed Clearing Agreement dated May 30, 2012 between Sidoti & Company, LLC and ConvergEx Execution Solutions LLC.
10.3†	License Agreement dated March 16, 2012 between Sidoti & Company, LLC and FlexTrade Technologies, LLC.
10.4**	Form of Indemnification Agreement.
10.5†	Loan and Security Agreement dated February 28, 2013 between Sidoti & Company, LLC and TD Bank, N.A.
10.6†	Form of Registration Rights Agreement.
10.7†	Form of Contribution and Exchange Agreement.
10.8†	Form of 2015 Stock Incentive Plan.
10.9†	Form of Escrow Agreement.
10.10†	Subscription Agreement dated January 9, 2015 between the Registrant and Stifel Venture Corp.
10.11†	Registration Rights Agreement dated January 9, 2015 between the Registrant and Stifel Venture Corp.
10.12†	Master Letter of Credit Agreement dated June 12, 2014 between Sidoti & Company, LLC and TD Bank, N.A.
10.13†	Investment Management Agreement dated October 2, 2014 between the Partnership, the General Partner and the Adviser.
10.14†	Subadvisory Agreement dated October 3, 2014 between the Adviser and the Subadviser.
10.15†	General Partner Fee Waiver dated January 13, 2015.
10.16†	Adviser Fee Waiver dated May 1, 2015.
16.1†	Letter from Rothstein Kass & Company, P.C. to the Securities and Exchange Commission, dated December 4, 2014.
21.1†	Subsidiary List.
23.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Morrison & Foerster (included in exhibit 5.1).
23.3†	Consent of Seymour G. Siegel to being named as a director nominee.
23.4†	Consent of Dr. Michael R. Cunningham to being named as a director nominee.
23.5†	Consent of John M. Gibbons to being named as a director nominee.
23.6**	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm.
24.1†	Power of Attorney (included on the signature page hereto).

†    Previously filed.
*    To be filed by amendment.
**    Filed herewith.